UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ARUBA NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:

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April 3, 2015

To the stockholders of Aruba Networks, Inc.:

You are cordially invited to attend a special meeting of stockholders, which we refer to as the “Special Meeting”, of Aruba Networks, Inc., a Delaware corporation, which we refer to as “Aruba”, the “Company”, “we”, “us”, or “our”, to be held on May 1, 2015, at 9:00 a.m., Pacific time, at our principal executive offices at 1344 Crossman Avenue, Sunnyvale, California 94089.

At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, as it may be amended from time to time, which we refer to as the “Merger Agreement”, dated March 2, 2015, by and among Aruba, Hewlett-Packard Company, which we refer to as “HP” or “Parent”, and Aspen Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of HP, which we refer to as “Merger Sub”, and the transactions contemplated by the Merger Agreement (as defined below). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Aruba, which we refer to as the “Merger”, and Aruba will become a wholly owned subsidiary of HP. At the Special Meeting, you will also be asked to consider and vote on a non-binding, advisory proposal to approve certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger.

If the Merger is completed, you will be entitled to receive $24.67 in cash, without interest, for each share of common stock of Aruba that you own (unless you have properly exercised your appraisal rights), which represents a premium of approximately (i) 44% from the average closing price of Aruba’s common stock in the 30 calendar day period prior to February 24, 2015, the last trading day prior to the date when specific rumors were reported publicly that Aruba and HP were negotiating an acquisition transaction and (ii) 34% from the unaffected closing price of Aruba’s common stock on February 24, 2015.

The Board of Directors of Aruba, which we refer to as the “Board of Directors”, after considering the factors more fully described in the enclosed proxy statement, has unanimously (1) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to and in the best interests of Aruba’s stockholders; (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby; (3) directed that the Merger Agreement be submitted to the stockholders of Aruba for adoption; and (4) resolved to recommend that Aruba stockholders vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby. The Board of Directors recommends that you vote (1) “FOR” the adoption of the Merger Agreement and the transactions contemplated thereby; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement and the transactions contemplated thereby, without your instructions.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement and the transactions contemplated thereby is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock of Aruba.

If you have any questions or need assistance voting your shares, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: (888) 750-5834

Banks & Brokers May Call Collect: (212) 750-5833

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Dominic P. Orr

President, Chief Executive Officer and

Chairman of the Board of Directors

The accompanying proxy statement is dated April 3, 2015 and, together with the enclosed form of proxy card, is first being mailed to stockholders of Aruba on or about April 3, 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby, including the proposed Merger, or passed upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held May 1, 2015

Notice is hereby given that a special meeting of stockholders, which we refer to as the “Special Meeting”, of Aruba Networks, Inc., a Delaware corporation, which we refer to as “Aruba”, the “Company”, “we”, “us”, or “our”, will be held on May 1, 2015, at 9:00 a.m., Pacific time, at our principal executive offices at 1344 Crossman Avenue, Sunnyvale, California 94089, for the following purposes:

1. To consider and vote on the proposal to adopt the Agreement and Plan of Merger, as it may be amended from time to time, which we refer to as the “Merger Agreement”, dated March 2, 2015, by and among Aruba, Hewlett-Packard Company, which we refer to as “HP” or “Parent”, and Aspen Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of HP, which we refer to as “Merger Sub”, and the transactions contemplated thereby. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Aruba, which we refer to as the “Merger”, and Aruba will become a wholly owned subsidiary of HP;

2. To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting;

3. To consider and vote on the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger; and

4. To transact any other business that may properly come before the Special Meeting or any adjournment, postponement or other delay of the Special Meeting.

Only stockholders of record as of the close of business on April 2, 2015 are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement and the transactions contemplated thereby; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone.

If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement and the transactions contemplated thereby, without your instructions.

By the Order of the Board of Directors,

Dominic P. Orr

President, Chief Executive Officer and

Chairman of the Board of Directors

Dated: April 3, 2015

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ARE A STOCKHOLDER OF RECORD, YOU MAY REVOKE YOUR PROXY OR CHANGE YOUR VOTE AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement and the transactions contemplated thereby, without your instructions.

If you are a stockholder of record, voting in person by ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.

If you fail to (1) return your proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the Special Meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and the transactions contemplated thereby, but will have no effect on the other two proposals.

We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: (888) 750-5834

Banks & Brokers May Call Collect: (212) 750-5833

i

(continued)

ii

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Aspen Acquisition Sub, Inc. with and into Aruba Networks, Inc., which we refer to as the “Merger”, and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the section of this proxy statement captioned “Where You Can Find More Information”. The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Except as otherwise specifically noted in this proxy statement, “Aruba”, the “Company”, “we”, “our”, “us” and similar words refer to Aruba Networks, Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Hewlett-Packard Company as “HP” and Aspen Acquisition Sub, Inc. as “Merger Sub”. In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated March 2, 2015, by and among Aruba, HP and Merger Sub, as it may be amended from time to time, as the “Merger Agreement”.

Parties Involved in the Merger (Page 37)

Aruba Networks, Inc.

Aruba is a leading global provider of enterprise mobility solutions. Aruba develops, markets and sells products and services that help solve its customers’ secure mobility requirements through its Mobility-Defined Networks, a network architecture designed to automatically optimize infrastructure-wide performance and trigger security actions that previously required manual intervention by information technology, which we refer to as “IT”, departments. Aruba Mobility-Defined Networks are comprised of the following three major components: Aruba’s mobility-centric network infrastructure, Aruba’s ClearPass Access Management System, and Aruba’s mobility applications. Aruba’s goal is to provide simplified, dependable solutions that enable IT departments to quickly, securely and cost-effectively meet their mobility and bring-your-own-device needs. Aruba’s Mobility-Defined Networks are designed for the all-wireless workplace and an increasingly mobile universe of end-users, who Aruba refers to as GenMobile, who rely on mobile devices for nearly every aspect of their work life and personal communication. Aruba derives its revenue primarily from sales of Mobility Controllers with ArubaOS operating system software, controller-less and controller-managed wireless access points, value-added security software modules, access management system solutions, multi-vendor management software, mobility management solutions and other software, Mobility Access Switches, and support and professional services. Aruba has offices in the Americas, Europe, the Middle East and the Asia Pacific regions and employs staff around the world.

Aruba’s common stock is listed on The NASDAQ Global Select Market, which we refer to as “NASDAQ”, under the symbol “ARUN”.

Aruba’s principal executive office is located at 1344 Crossman Avenue, Sunnyvale, California 94089 and its telephone number is (408) 227-4500.

Hewlett-Packard Company

HP, a corporation organized under the laws of the State of Delaware, is a leading global provider of products, technologies, software, solutions and services to individual consumers, small- and medium-sized businesses and large enterprises, including customers in the government, health and education sectors.

HP’s principal executive office is located at 3000 Hanover Street, Palo Alto, California 94304 and its telephone number is (650) 857-1501.

Aspen Acquisition Sub, Inc.

Aspen Acquisition Sub, Inc. is a wholly owned direct subsidiary of HP and was formed on February 25, 2015, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

Aspen Acquisition Sub, Inc.’s principal executive office is located at 3000 Hanover Street, Palo Alto, California 94304 and its telephone number is (650) 857-1501.

The Merger and the Merger Consideration (Page 76)

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into Aruba, and Aruba will continue as the surviving corporation and as a wholly owned subsidiary of HP, which we refer to as the “Surviving Corporation”. As a result of the Merger, Aruba will cease to be a publicly traded company and all outstanding shares of Aruba stock will be canceled and converted into the right to receive $24.67 per share in cash, without interest and less any applicable withholding taxes, which we refer to as the “Merger Consideration”, except for (i) any shares held in the treasury of Aruba or owned, directly or indirectly, by HP or Merger Sub, and (ii) any shares owned by stockholders who are entitled to and who properly exercise appraisal rights under the Delaware General Corporation Law, which we refer to as the “DGCL”, and you will no longer own any shares of the capital stock of the Surviving Corporation.

After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by Delaware law, as described below in the section of this proxy statement captioned “The Merger — Appraisal Rights”).

If the Merger is completed and your shares of our common stock are held in book-entry form, the paying agent (as defined in the section of this proxy statement captioned “The Merger Agreement — Exchange and Payment Procedures”) will issue and deliver to you a check or wire transfer for your shares without any further action on your part. If you are a stockholder of record with your shares held in certificate form, you will receive a letter of transmittal with instructions on how to send your shares of our common stock to the paying agent in connection with the Merger. The paying agent will issue and deliver to you a check or wire transfer for your shares after you comply with these instructions. Please do not send your stock certificates with your proxy card. See the section in this proxy statement captioned “The Merger Agreement — Exchange and Payment Procedures”.

If your shares are held in “street name” by your broker, bank, or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your shares held in “street name”.

Material U.S. Federal Income Tax Consequences of the Merger (Page 70)

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of our common stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger.

A Non-U.S. Holder (as defined in this proxy statement in the section captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger, unless such Non-U.S. Holder has certain connections to the United States.

For more information, see the section of this proxy statement captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.” Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. Federal non-income tax laws or the laws of any state, local or foreign taxing jurisdiction.

Treatment of Equity Incentives (Page 78)

As a result of the Merger, the treatment of Aruba’s equity awards that are outstanding immediately prior to the time at which the Merger will become effective, which we refer to as the “Effective Time”, will be as follows:

Options

At the Effective Time, each option to purchase shares of our common stock, granted under the Company’s 2002 Stock Plan, 2007 Equity Incentive Plan, and the AirWave Wireless, Inc. 2000 Stock Plan, which we refer to collectively as the “Company Stock Plans”, that is unvested and outstanding immediately prior to the Effective Time and is held by a person providing services to us immediately prior to the Effective Time will be converted into and become an option with respect to HP common stock and HP will assume each unvested option to purchase shares of our common stock in accordance with the terms of the applicable Company Stock Plan and the terms of the applicable stock option agreement, except that from and after the Effective Time, (i) HP and its compensation committee will be substituted for the Company and the compensation committee of Aruba’s Board of Directors administering such Company Stock Plans; (ii) each unvested option assumed by Parent may be exercised solely for HP common stock (or cash, if permitted under the terms of the applicable unvested option or required under applicable law); (iii) the number of shares of HP common stock subject to the unvested option will be equal to the number of shares of our common stock subject to the option immediately prior to the Effective Time multiplied by the Exchange Ratio (as described below), rounded down to the nearest whole share; and (iv) the per share exercise price for each such option will be adjusted by dividing the per share exercise price under each such unvested option by the Exchange Ratio and rounding up to the nearest cent. However, any unvested, unexercised and outstanding options to purchase our common stock immediately prior to the Effective Time that have a per share exercise price greater than $24.67 will not be assumed by HP and will automatically terminate as of the Effective Time. As used herein, “Exchange Ratio” means the quotient obtained by dividing (x) $24.67 by (y) the average closing sale price of one share of HP common stock as reported on the New York Stock Exchange for the five consecutive trading days immediately preceding (but not including) the date on which the Merger is consummated, which we refer to as the “Parent Closing Price”.

At the Effective Time, each option to purchase shares of our common stock granted under any Company Stock Plan that is vested and outstanding immediately prior to the Effective Time will be cancelled and each former holder of any such cancelled vested option will be entitled to receive an amount in cash (without interest and subject to any applicable withholdings or other taxes, or other amounts as required by law) equal to the product of (1) the total number of outstanding shares of our common stock subject to such vested option as of the Effective Time and (2) the amount, if any, by which $24.67 exceeds the exercise price per share of common stock underlying such stock option. Each option with an exercise price per share equal to or greater than $24.67 per share will be cancelled without any cash payment.

Restricted Stock Units

At the Effective Time, each award of unvested restricted stock units (including each market stock unit), which we refer to as the “Restricted Stock Units”, granted under any Company Stock Plan that is outstanding immediately prior to the Effective Time and is held by a person providing services to us immediately prior to the Effective Time (other than those Restricted Stock Units that will become vested as a result of the consummation of the Merger) will be converted into and become rights with respect to shares of HP common stock and HP will assume the Restricted Stock Units in accordance with the terms of the Company Stock Plans and/or restricted stock unit agreement, as applicable, except that from and after the Effective Time (i) HP and its compensation committee will be substituted for the Company and the compensation committee of Aruba’s Board of Directors administering such Company Stock Plans; (ii) the Restricted Stock Units assumed by HP will represent the right to receive shares of HP common stock (or cash, if permitted under the terms of the applicable Restricted Stock Units or as required by law) upon settlement of the Restricted Stock Units promptly after vesting (except to the extent the terms of the applicable Restricted Stock Unit provide for deferred settlement, in which case settlement will be in accordance with the specified terms); and (iii) the number of shares of HP common stock subject to the Restricted Stock Units will equal the number of shares of our common stock subject to the applicable Restricted Stock Units immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, and HP will convert any remaining fractional share into the right to receive cash based on the Parent Closing Price.

Pursuant to the individual market stock unit agreements, at the Effective Time, the (i) number of earned market stock units will be determined by shortening the performance period to end upon the Effective Time, which we refer to as the “Earned MSUs”, and (ii) a participant will vest in the number of Earned MSUs equal to (A)(1) the number of fully completed calendar months that have elapsed from the commencement of the performance period set forth in the market stock unit agreements through the Effective Time, divided by (2) the total number of months in the original performance period (notwithstanding the Merger), multiplied by (B) the Earned MSUs, with the result rounded down to the nearest whole share. The Earned MSUs that vest at the Effective Time will receive the Merger Consideration. The Earned MSUs that do not vest under the individual market stock unit agreements at the Effective Time will be converted into Restricted Stock Units of HP at the Effective Time (with the adjustments described in the paragraph above) and will vest in equal quarterly installments at the end of each three month period following the Effective Time, with the number of quarterly vesting dates equal to (i)(A) the total number of months in the original performance period set forth in the market stock unit agreement (notwithstanding the Merger) less (B) the number of fully completed calendar months that have elapsed from the commencement of the performance period through the Effective Time, divided by (ii) three (rounded down to the nearest whole number). However, 100% of the Earned MSUs that are unvested as of the last day of the original performance period will vest on the last day of the original performance period, unless vested earlier. The market stock units that do not become Earned MSUs will be forfeited at the Effective Time.

Conditions to the Merger (Page 94)

Each party’s obligation to consummate the Merger is subject to the satisfaction or waiver of the following conditions at or prior to the Effective Time:

•	the Merger Agreement shall have been adopted by the holders of at least a majority of our outstanding common stock, which we refer to as the “Company Stockholder Approval”;

•	the required antitrust approvals pursuant to the HSR Act and the antitrust laws of certain other countries will have been obtained, waived, or made, as applicable, and the respective waiting periods required in connection with such required antitrust approvals will have expired or terminated; and

•	no order, injunction, ruling or other legal restraint and no provision of law will prohibit or make illegal the consummation of the Merger.

In addition, the obligations of HP and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•	Aruba’s representations and warranties in the Merger Agreement regarding its organization, standing, the absence of conflict with Aruba’s certificate of incorporation or bylaws, the absence of a Material Adverse Effect on Aruba, authority and board approval, absence of contracts that contain confidentiality or standstill obligations, in connection with the evaluation of any Acquisition Proposals, inapplicability of state anti-takeover laws, the absence of a stockholder rights plan, payment of fees to brokers in connection with the Merger Agreement, and the receipt of a fairness opinion from Qatalyst Partners LP, which we refer to as “Qatalyst Partners”, will be true and correct as of the date of the Merger Agreement and as of the closing date as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•	Aruba’s representations and warranties in the Merger Agreement regarding Aruba’s capitalization will be true and correct as of the date of the Merger Agreement and as of the closing date as if made on such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies which (A) would not increase the aggregate Merger Consideration payable in the Merger by more than a de minimis amount and (B) are otherwise not material;

•	Aruba’s representations and warranties in the Merger Agreement regarding its subsidiaries and affiliates will be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date as if made on such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•	each of the remaining representations and warranties of Aruba set forth in the Merger Agreement will be true and correct (disregarding all materiality and Material Adverse Effect qualifications contained in such representations and warranties) as of the date of the Merger Agreement and as of the closing date as if made on such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for any failure to be so true and correct which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect;

•	Aruba will have performed in all material respects all obligations required by the Merger Agreement to be performed by Aruba at or prior to the Effective Time;

•	since the date of the Merger Agreement, there will not have occurred and be continuing any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

•	Aruba will have delivered to HP a certificate signed by an executive officer of Aruba certifying that the foregoing conditions to HP’s and Merger Sub’s obligations to complete the Merger have been satisfied; and

•

there will not be pending any action by any governmental entity that seeks, directly or indirectly, to (i) challenge or make illegal or otherwise prohibit or materially delay the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, or to make materially more costly the Merger, or to obtain from Aruba, HP or Merger Sub any damages that are material in relation to Aruba’s or its subsidiaries taken as a whole, (ii) prohibit or limit the ownership, operation or control by Aruba, HP or any of their respective subsidiaries of any material portion of the business or assets of Aruba, HP or any of their respective subsidiaries, or to compel Aruba, HP or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Aruba, HP or any of their respective subsidiaries or (iii) impose limitations on the ability of HP to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of Aruba.

In addition, Aruba’s obligations to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of HP and Merger Sub in the Merger Agreement will be true and correct (disregarding all materiality and Parent Material Adverse Effect qualifications contained in such representations and warranties) as of the date of the Merger Agreement and as of the closing date, except (i) for any failure to be so true and correct which would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect, and (ii) for such representations and warranties that expressly relate to an earlier date, in which case as of such earlier date;

•	HP and Merger Sub must have performed in all material respects all obligations required by the Merger Agreement to be performed by them at or prior to the Effective Time; and

•	HP will have delivered to Aruba a certificate, signed by an executive officer of HP certifying that the foregoing conditions to Aruba’s obligations to complete the Merger have been satisfied.

Recommendations of the Board of Directors (Page 46)

After considering various factors described in the section of this proxy statement captioned “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” Aruba’s Board of Directors, which we refer to as the “Board of Directors”, unanimously (1) determined that the terms of the Merger Agreement, the Merger and the transactions contemplated thereby are fair to and in the best interests of Aruba’s stockholders; (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby; (3) directed that the Merger Agreement be submitted to the stockholders of Aruba for adoption and (4) resolved to recommend that Aruba stockholders vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby. The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement and the transactions contemplated thereby; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger.

Opinion of Qatalyst Partners LP (Page 49)

We retained Qatalyst Partners to act as one of our financial advisors in connection with the Merger. We selected Qatalyst Partners to act as one of our financial advisors based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of our business and affairs and the industry in which we operate. At the meeting of the Board of Directors on March 1, 2015, Qatalyst Partners rendered its oral opinion, subsequently confirmed in writing, that as of March 1, 2015 and based upon and subject to the considerations, limitations and other matters set forth therein, the consideration to be received by Aruba’s stockholders, other than HP or any affiliates of HP, pursuant to the Merger Agreement was fair, from a financial point of view, to those Aruba stockholders.

The full text of the written opinion of Qatalyst Partners, dated March 1, 2015, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Board of Directors and addressed only, as of the date of the opinion, the fairness, from a financial point of view, of the consideration to be received by Aruba’s stockholders, other than HP or any affiliates of HP, pursuant to the Merger Agreement. It does not address any other aspect of the Merger and does not constitute a recommendation as to how any of our stockholders should vote with respect to the Merger or any other matter. For a further discussion of Qatalyst Partners’ opinion, see the section of this proxy statement captioned “The Merger — Opinion of Qatalyst Partners LP”.

Interests of Aruba’s Directors and Executive Officers in the Merger (Page 57)

When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement and the transactions contemplated thereby, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, your interests as a stockholder. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement and the transactions contemplated thereby be adopted by Aruba’s stockholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests include the following:

•	the entitlement of each executive officer who is eligible to participate in the Company’s Severance and Change of Control Policy for Officers and Directors, effective September 19, 2014, which we refer to as the “Severance and Change of Control Policy”, to receive payments and benefits under the Severance and Change of Control Policy in connection with an involuntary termination of service other than for “Cause” or voluntary resignation following certain circumstances as set forth in the Severance and Change of Control Policy within the 12 month period following the Effective Time, which may include:

•	accelerated vesting of shares subject to each equity-based award held by eligible executive officers;

•	a lump sum severance payment equal to a percentage of the executive officers’ annual base salary and annual target bonus; and

•	Company-provided health continuation coverage for a period of time following termination.

•	the fact that certain officers entered or may enter into new employment agreements with HP, which employment agreements may provide new equity awards to purchase HP common stock, acceleration of a portion of outstanding Aruba equity awards as of the Effective Time, and severance benefits, subject to the execution of a general release in favor of HP, in the event of a termination by HP, that supersede those provided in the Severance and Change of Control Policy, as described in the section of this proxy statement captioned “The Merger—Interests of Aruba’s Directors and Executive Officers in the Merger—HP Employment Agreements”;

•	at the Effective Time, a number of Restricted Stock Units that are market stock units held by executive officers may become earned by evaluating performance based on a shortened performance period that will end upon the Effective Time and a certain number of such earned market stock units, if any, will vest at the Effective Time based on the number of those fully completed calendar months that have elapsed from the beginning of the performance period; and that the remaining earned market stock units, if any, will vest in equal quarterly installments at the end of each three month period following the Effective Time over the number of months remaining in the original performance period;

•	the entitlement of non-employee directors to receive accelerated vesting on any of their options or restricted stock units in the event their service is involuntarily terminated or they resign at the request of HP in connection with the consummation of the Merger; and

•	continued indemnification and directors’ and officers’ liability insurance.

If the proposal to adopt the Merger Agreement and the transactions contemplated thereby is approved, the shares of common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of common stock held by all other stockholders. For more information, see the section of this proxy statement captioned “The Merger—Interests of Aruba’s Directors and Executive Officers in the Merger.”

Appraisal Rights (Page 65)

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, who continuously hold their shares of common stock through the Effective Time, and who properly demand appraisal of their shares of common stock in compliance with the requirements of Section 262 of the DGCL, which we refer to as “Section 262”, will be entitled to exercise appraisal rights in connection with the Merger under Section 262. This means that holders of shares of common stock who may exercise appraisal rights and who also have properly exercised and not lost those appraisal rights are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery, so long as those holders comply exactly with the procedures established by Section 262.

Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares of common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the value of the Merger Consideration.

To exercise your appraisal rights, you must follow exactly the procedures specified under the DGCL, including, (i) delivering a written demand for appraisal to Aruba before the vote is taken on the proposal to adopt the Merger Agreement and the transactions contemplated thereby; (ii) not submitting a proxy or otherwise voting in favor of the proposal to adopt the Merger Agreement and the transactions contemplated thereby; and (iii) continuing to hold your shares of common stock of record through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and Section 262 regarding appraisal rights is reproduced and attached as Annex C to this proxy statement.

Alternative Acquisition Proposals (Page 87)

Under the terms of the Merger Agreement, Aruba may not, and may not permit or authorize any of its subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of Aruba or its subsidiaries, which we refer to collectively for the purposes of this section as “representatives,” to take certain actions to solicit or otherwise facilitate alternative acquisition proposals and transactions, including:

•	soliciting, initiating, endorsing, knowingly encouraging or knowingly facilitating any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal (as defined below), or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal;

•	entering into, continuing or otherwise participating in any discussions or negotiations regarding, or furnishing to any person any information or data with respect to any Acquisition Proposal;

•	making an adverse recommendation change, except as described below in the section of this proxy statement captioned “The Merger Agreement — Other Covenants Under the Merger Agreement — Acquisition Proposals; Change in the Recommendation of Aruba’s Board of Directors”; or

•	resolving, agreeing or proposing to do any of the foregoing.

Any violation of the restrictions, procedures and agreements set forth in the non-solicitation provisions of the Merger Agreement by any representative of Aruba or any of its subsidiaries, whether or not such person is purporting to act on behalf of Aruba or any of its subsidiaries, or otherwise, will be deemed to be a breach of the non-solicitation provisions of the Merger Agreement by Aruba.

Notwithstanding the restrictions described above, this covenant will not prohibit Aruba, at any time prior to obtaining the approval of the Merger Agreement of its stockholders, from (x) furnishing information (including non-public information) regarding Aruba and its subsidiaries to a person making an Acquisition Proposal (subject to the execution of an Acceptable Confidentiality Agreement (as defined in the Merger Agreement) containing terms substantially similar to, and no less favorable to Aruba than, those set forth in the confidentiality agreement entered into by HP and Aruba in connection with the transaction (including the “standstill” provisions contained therein), which we refer to as the “Confidentiality Agreement”, and (y) participating in discussions and negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal if:

•	Aruba has received a written Acquisition Proposal that its Board of Directors believes in good faith to be bona fide;

•	such Acquisition Proposal was unsolicited and did not result from a breach of the non-solicitation provisions of the Merger Agreement;

•	its Board of Directors determines in good faith, after consultation with its outside counsel and financial advisor, that such Acquisition Proposal constitutes, or is reasonably likely to lead to a Superior Proposal (as defined below); and

•	its Board of Directors determines in good faith, after consultation with its outside counsel, that the failure to take the actions described in clauses (x) and (y) above would result in a breach of its fiduciary duties to the stockholders of Aruba under applicable law.

In the event that Aruba enters into an Acceptable Confidentiality Agreement, Aruba is required, pursuant to the terms of the Merger Agreement, to provide to HP (i) a non-redacted copy of each confidentiality agreement into which Aruba has entered into in accordance with the non-solicitation provisions of the Merger Agreement and (ii) any non-public information provided to any person who has made that applicable Acquisition Proposal. No commercially or competitively sensitive non-public information may be provided to such person except in accordance with “clean room” or similar procedures consistent in all material respects with Aruba’s practices in dealing with the disclosure of such information to HP and its representatives in connection with the negotiation of the Merger Agreement.

In addition to any obligations set forth in the Merger Agreement with regard to the non-solicitation provisions of the Merger Agreement, Aruba has agreed to promptly, and in any event within 24 hours of receipt, advise HP in writing (including via e-mail) in the event that Aruba or any of its subsidiaries or representatives receives (i) any indication that any person is considering an Acquisition Proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or contemplates an Acquisition Proposal, or (iii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such person. In each case, Aruba has further agreed to (i) keep HP reasonably informed in writing (including via e-mail) in all material respects on a timely basis of the status and details (including, within 24 hours of any amendment of or modification to any Acquisition Proposal), including furnishing any relevant copies and written summaries of any material oral inquiries or discussions and (ii) promptly (and in any event within 24 hours) notify HP if it decides to begin providing information or engaging in discussions or negotiations concerning an Acquisition Proposal and will not begin providing such information or engaging in these types of discussions prior to providing this notice to HP. Under the Merger Agreement, HP is entitled to at least 24 hours prior notice (or shorter, if such shorter notice is provided to the Board of Directors) of any meeting of the Board of Directors at which the Board of Directors is reasonably expected to consider an Acquisition Proposal.

In addition to the obligations set forth above, Aruba has also agreed that it will not:

•	enter into any confidentiality agreement with any person subsequent to the date of the Merger Agreement that would restrict Aruba’s ability to comply with any of the terms of the non-solicitation provisions of the Merger Agreement, and will cause its subsidiaries not to take the foregoing action; and

•	take any action to exempt any person (other than HP, Merger Sub and their respective affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other takeover law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with the termination of the Merger Agreement by Aruba in order to accept a Superior Proposal in accordance with the terms of the Merger Agreement.

As described in this proxy statement, “Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase or license, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction, or otherwise, of (i) assets or businesses of Aruba and its subsidiaries that generate 15% or more of the net revenues or net income (for the twelve-month period ending on the last day of Aruba’s most recently completed fiscal quarter) or that represent 15% or more of the total assets (based on fair market value) of Aruba and its subsidiaries, taken as a whole, immediately prior to such transaction, (ii) 15% or more of any class of capital stock, other equity securities or voting power of Aruba or any resulting parent company of Aruba, or (iii) 15% or more of any class of capital stock, other equity securities or voting power of any one or more of Aruba’s subsidiaries which collectively generate 15% or more of the net revenues or net income (for the 12 month period ending on the last day of Aruba’s most recently completed fiscal quarter) or collectively hold 15% or more of the total assets (based on fair market value) of Aruba and its subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than the Merger and other transactions contemplated by the Merger Agreement.

As described in this proxy statement, “Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal that is fully financed or has fully committed financing, that Aruba’s Board of Directors determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal (including the likelihood that the transaction contemplated thereby will be completed on the terms proposed on a timely basis) and the person making the proposal, is more favorable to the stockholders of Aruba from a financial point of view than the Merger (including any adjustment to the terms and conditions proposed by HP in response to such proposal); provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” shall be deemed to be references to “50%.”

As described in this proxy statement, “Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to Aruba’s Board of Directors prior to the date of the Merger Agreement, which event or circumstance, or any material consequence thereof, becomes known to Aruba’s Board of Directors prior to the receipt of approval for the Merger Agreement by Aruba’s stockholders, and does not relate to an Acquisition Proposal.

Termination of the Merger Agreement; Termination Fees (Page 95)

Aruba and HP may terminate the Merger Agreement at any time by mutual consent.

In addition, either Aruba or HP may terminate the Merger Agreement if:

•	the Merger has not been consummated on or before February 28, 2016, which we refer to as the “outside date”; provided that the right to terminate the Merger Agreement pursuant to this provision is not available to any party whose failure to fulfill in any material respect any of its obligations under the Merger Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Merger to be consummated on or before the outside date;

•	an action or order of any court of competent jurisdiction or governmental entity has become final and non-appealable and has the effect of restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement (including the Merger);

•	the approval of Aruba’s stockholders sought by this proxy statement has not been obtained at the stockholders’ meeting we plan to convene for the purpose of obtaining that approval, or any adjournment or postponement of Aruba’s stockholders’ meeting at which a vote on the adoption of the Merger Agreement was taken; or

•	in the case of Aruba, HP or Merger Sub, and, in the case of HP, Aruba, has breached any of its representations, warranties, covenants or agreements set forth in the Merger Agreement (other than, solely in the case of Aruba, with respect to a breach of the provisions of the Merger Agreement regarding the non-solicitation and stockholders’ meetings, the treatment of which is described in the section immediately below this paragraph), or if any of the other party’s representations and warranties set forth in the Merger Agreement have become untrue, and which breach or failure to perform or to be true, either individually or in the aggregate, if continuing or occurring at the Effective Time (i) would result in the failure of any of the conditions to the obligation of the terminating party to effect the Merger; and (ii) cannot be or has not been cured by the earlier of the outside date and 30 days following the giving of written notice of such failure or breach to the other party; provided, that no party will have the right to terminate if it (or, in the case of HP, HP or Merger Sub) is then in material breach of any of its covenants or agreements in the Merger Agreement such that certain conditions to the obligation of the other party to effect the Merger would not be satisfied.

HP may also terminate the Merger Agreement if:

•	an adverse recommendation change (as defined below) shall have occurred;

•	Aruba fails to publicly recommend against a tender or exchange offer relating to an Acquisition Proposal (whether or not a Superior Proposal) within ten business days of such tender or exchange offer having been commenced;

•	Aruba fails to publicly reaffirm its recommendation of the Merger after any Acquisition Proposal or any material modification thereto is first commenced, publicly announced, distributed, or disseminated to Aruba’s stockholders within ten business days after a written request to do so by HP; or

•	Aruba materially breaches or fails to perform any of its obligations in any material respect described under the section of this proxy statement captioned “The Merger Agreement — Other Covenants under the Merger Agreement — Acquisition Proposals; Change in the Recommendation of Aruba’s Board of Directors” or “The Merger Agreement — Other Covenants under the Merger Agreement — Board Obligation to Call a Stockholders’ Meeting”.

Aruba may also terminate the Merger Agreement at any time prior to obtaining the Company Stockholder Approval in order to accept a Superior Proposal, provided that Aruba has: (i) simultaneously with or immediately following Aruba’s termination of the Merger Agreement entered into an associated Alternative Acquisition Agreement, (ii) otherwise complied with Aruba’s obligations described in the section of this proxy statement captioned “The Merger Agreement — Other Covenants under the Merger Agreement — Acquisition Proposals; Change in the Recommendation of Aruba’s Board of Directors” with respect to such Superior Proposal and (iii) paid the required termination fee to HP (as more fully described below).

Fees Payable by Aruba (Page 96)

Except in specified circumstances, whether or not the Merger is completed, Aruba, on the one hand, and HP and Merger Sub, on the other hand, are each responsible for all of their own respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Aruba must also pay to HP a termination fee of $90 million if the Merger Agreement is terminated under specified circumstances.

For more information on these termination fees, see the section of this proxy statement captioned “The Merger Agreement — Termination of the Merger Agreement; Termination Fees.”

The Special Meeting (Page 29)

Date, Time and Place

A special meeting of stockholders of Aruba, which we refer to as the “Special Meeting”, will be held on May 1, 2015, at 9:00 a.m., Pacific time, at our principal executive offices at 1344 Crossman Avenue, Sunnyvale, California 94089.

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of common stock at the close of business on April 2, 2015, which we refer to as the “Record Date”. You will have one vote at the Special Meeting for each share of common stock that you owned at the close of business on the Record Date.

Purpose

At the Special Meeting, we will ask stockholders to vote on proposals to (1) adopt the Merger Agreement and the transactions contemplated thereby; (2) adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) approve, by non-binding, advisory vote, certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger.

Quorum

As of the Record Date, there were approximately 109,756,185 shares of common stock outstanding and entitled to vote at the Special Meeting. The stockholders of Aruba representing a majority of the voting power of the issued and outstanding common stock of Aruba, present in person or represented by proxy, shall constitute a quorum at the Special Meeting.

Required Vote

If a quorum is present, the affirmative vote of a majority of the outstanding shares of common stock of Aruba is required to adopt the Merger Agreement and the transactions contemplated thereby. A failure to vote your shares of common stock and an abstention from voting will have the same effect as a vote against the proposal to adopt the Merger Agreement and the transactions contemplated thereby.

Approval of each of the proposal to adjourn the Special Meeting, whether or not a quorum is present at the Special Meeting, and the non-binding, advisory vote, of certain compensation that will or may become payable to Aruba’s executive officers in connection with the Merger, if a quorum is present, requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote against these proposals but failure to vote your shares will have no effect on the outcome of these proposals.

Concurrently with the execution of the Merger Agreement, Dominic P. Orr and Keerti Melkote entered into a voting agreement with HP, which we refer to as the “Voting Agreement”. The Voting Agreement requires Mr. Orr and Mr. Melkote to vote all of their shares (i) in favor of the Merger, the adoption of the Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated in the Merger Agreement; (ii) against any Acquisition Proposal (as defined by the Merger Agreement); (iii) against any proposal for any recapitalization, reorganization, liquidation, dissolution, amalgamation, merger, sale of assets or other business combination between the Company and any other person (other than the Merger); and (iv) against any other action that could reasonably be expected to impeded, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement or the Voting Agreement, which we refer to collectively as the “Covered Proposals”. Mr. Orr and Mr. Melkote have waived appraisal rights and provided an irrevocable proxy. The Voting Agreement does not limit or restrict a stockholder who signs such Voting Agreement in his or her capacity as a director or officer from acting in such capacity in such person’s discretion on any matter. The Voting Agreement terminates upon the earliest of (a) the Effective Time of the Merger, (b) the termination of the Merger Agreement in accordance with its terms and (c) written notice of termination of the Voting Agreement by HP to Mr. Orr and Mr. Melkote. As of April 2, 2015, Mr. Orr and Mr. Melkote collectively beneficially owned approximately 4.71% of the outstanding shares of our common stock on an as-converted basis. The foregoing summary of the Voting Agreement is subject to, and qualified in its entirety by reference to, the full text of the Voting Agreement. A copy of the Voting Agreement is attached as Annex D to this proxy statement and is incorporated herein by reference.

Share Ownership of Our Directors and Executive Officers

As of the Record Date, our directors and executive officers were entitled to vote, in the aggregate, 3,019,752 shares of common stock, representing approximately 2.75% of the shares of common stock outstanding on the Record Date. Our directors and executive officers have informed us that they intend to vote, and Mr. Orr and Mr. Melkote have entered into the Voting Agreement obligating them to vote, all of their shares of common stock (1) “FOR” the adoption of the Merger Agreement and the transactions contemplated thereby; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and have further informed us that they currently intend to vote (3) “FOR” the non-binding, advisory proposal to approve certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger.

Voting and Proxies

Any stockholder of record entitled to vote at the Special Meeting may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the Internet or by telephone, or may vote in person by appearing at the Special Meeting. If you are a beneficial owner and hold your shares of common stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of common stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. The proposals to be considered at the Special Meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares.

If you are a stockholder of record on the Record Date, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by (1) signing another proxy card with a later date and returning it to us prior to the Special Meeting; (2) submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to our Corporate Secretary; or (4) attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal regarding adoption of the Merger Agreement and the transactions contemplated thereby, “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting, and “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable to Aruba’s executive officers in connection with the Merger.

Shares of our common stock represented at the Special Meeting but not voted, including shares of our common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the proposal regarding adoption of the Merger Agreement and the transactions contemplated thereby, including properly executed proxies that do not contain specific voting instructions, will be counted “FOR” that proposal. If you abstain from voting, it will have the same effect as a vote “AGAINST” the proposal regarding adoption of the Merger Agreement and the transactions contemplated thereby, “AGAINST” the proposal to adjourn the Special Meeting, whether or not a quorum is present, and “AGAINST” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable to Aruba’s executive officers in connection with the Merger. If you do not execute a proxy card, it will have the same effect as a vote “AGAINST” the proposal regarding adoption of the Merger Agreement and the transactions contemplated thereby, but will have no effect on the proposal to adjourn the Special Meeting, whether or not a quorum is present, or on the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable to Aruba’s executive officers in connection with the Merger. Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the proposal regarding adoption of the

Merger Agreement and the transactions contemplated thereby, and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be treated as shares that are present at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes “AGAINST” the proposal regarding adoption of the Merger Agreement and the transactions contemplated thereby, but will have no effect on the proposal to adjourn the Special Meeting, whether or not a quorum is present, or on the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable to Aruba’s executive officers in connection with the Merger.

Effect on Aruba if the Merger is Not Completed (Page 38)

If the Merger Agreement and the transactions contemplated thereby is not adopted by stockholders or if the Merger is not completed for any other reason, Aruba stockholders will not receive any payment for their shares of common stock. Instead, Aruba will remain an independent public company, our common stock will continue to be listed and traded on NASDAQ and registered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”, and we will continue to file periodic reports with the Securities and Exchange Commission, which we refer to as the “SEC”. Under specified circumstances, Aruba will be required to pay HP a termination fee upon the termination of the Merger Agreement. For more details see the section of this proxy statement captioned “The Merger — Effect on Aruba if the Merger is Not Completed”.

Merger Litigation (Page 74)

Delaware Actions

Beginning on March 9, 2015, a number of shareholder class action complaints were filed in the Court of Chancery of the State of Delaware on behalf of a putative class of Aruba shareholders and naming as defendants the board of directors of Aruba, HP, Merger Sub, and, in some instances, Aruba: Ballester v. Aruba Networks, Inc., et al., C.A. No. 10765-VCL (filed March 9, 2015); Williams v. Aruba Networks, Inc., et al., C.A. No. 10778-VCL (filed March 11, 2015); New Jersey Building Laborers Statewide Welfare Fund v. Orr, et al., C.A. No. 10786-VCL (filed March 12, 2015); Maturi v. Aruba Networks, Inc., et al., C.A. No. 10798-VCL (filed March 16, 2015); Adams v. Aruba Networks, Inc., et al., C.A. No. 10800-VCL (filed March 16, 2015); Watts v. Aruba Networks, Inc., et al., C.A. No. 10802-VCL (filed March 17, 2015); Litwin v. Aruba Networks, Inc., et al., C.A. No. 10825-VCL (filed March 23, 2015). The complaints generally allege that, in connection with the proposed acquisition of Aruba by HP, Aruba’s directors breached their fiduciary duties to Aruba shareholders by, among other things, purportedly failing to take steps to maximize the value of Aruba to its shareholders, engaging in an allegedly flawed process purportedly resulting from alleged conflicts of interest, and agreeing to allegedly preclusive deal protection devices in the Merger Agreement. The complaints further allege that HP, Merger Sub, and/or Aruba aided and abetted the individual defendants in the alleged breaches of their fiduciary duties. The complaints seek, among other things, an order enjoining the defendants from consummating the proposed transaction, in the event that the proposed transaction is consummated, an order rescinding it and setting it aside or awarding rescissory damages, an order directing defendants to account to the class for damages allegedly sustained, and attorneys’ fees and costs.

On April 1, 2015, plaintiff New Jersey Building Laborers Statewide Welfare Fund filed an amended stockholder class action complaint naming as defendants the board of directors of Aruba, Merger Sub, and HP. The amended complaint generally alleges that, in connection with the proposed acquisition of Aruba by HP, Aruba’s directors breached their fiduciary duties to Aruba shareholders by, among other things, purportedly failing to take steps to maximize the value of Aruba to its shareholders, engaging in an allegedly unfair process purportedly resulting from alleged conflicts of interest, and agreeing to allegedly preclusive deal protection devices in the Merger Agreement. The amended complaint further alleges that the defendants issued materially incomplete and misleading disclosures in the preliminary proxy statement filed with the SEC on March 17, 2015, which purportedly failed to include material information concerning, among other things, the background of the proposed transaction, data, inputs, and assumptions underlying Qatalyst’s financial valuation analyses and fairness opinion, and information concerning financial projections for Aruba. The amended complaint alleges that HP and Merger Sub aided and abetted the individual defendants in the alleged breaches of their fiduciary duties. The amended complaint seeks, among other things, an order enjoining the defendants from consummating the proposed transaction, in the event that the proposed transaction is consummated, an order awarding damages to the class, and attorneys’ fees and costs.

California Action

On April 1, 2015, a stockholder class action complaint was filed in the United States District Court for the Northern District of California on behalf of a putative class of Aruba stockholders and naming as defendants Aruba, the board of directors of Aruba, Merger Sub, and HP: Newfield v. Aruba Networks, Inc., et al., Case No. 15-cv-01502-JST (N.D. Cal. filed April 1, 2015). The complaint generally alleges that, in connection with the proposed acquisition of Aruba by HP, Aruba’s directors breached their fiduciary duties to Aruba stockholders by, among other things, engaging in an allegedly unfair and flawed process purportedly resulting from alleged conflicts of interest, seeking to complete the sale of Aruba to HP for an allegedly unfair price, and agreeing to allegedly preclusive deal protection devices in the Merger Agreement. The complaint alleges that Aruba, HP, and Merger Sub aided and abetted the individual defendants in the alleged breaches of their fiduciary duties. The complaint further alleges that the defendants disseminated a materially false and misleading proxy statement in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and/or defendants’ fiduciary duties under state law. Among other things, the complaint alleges that the preliminary proxy statement filed with the SEC on March 17, 2015 omits and/or misrepresents material information concerning the allegedly conflicted and unfair sales process, the allegedly unfair merger consideration, the valuation analyses prepared by Qatalyst, and the anticipated future performance of Aruba. The complaint seeks, among other things, an order declaring that the proposed acquisition is unlawful and unenforceable, an order enjoining the defendants from consummating the proposed acquisition, an order rescinding, to the extent already implemented, the Merger Agreement, and attorneys’ fees and costs.

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information”.

Q:	Why am I receiving these materials?

A:	The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of shares of common stock of Aruba in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to vote on the following proposals:

1)	To adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Aruba, and Aruba will become a wholly owned subsidiary of HP and to adopt the transactions contemplated by the Merger Agreement, including the Merger;

2)	To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and

3)	To approve, by non-binding, advisory vote, certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will take place on May 1, 2015, at 9:00 a.m., Pacific time, at our principal executive offices at 1344 Crossman Avenue, Sunnyvale, California 94089.

Q:	Who is entitled to vote at the Special Meeting?

A:	Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of shares of common stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of common stock owned as of the Record Date.

Q:	May I attend the Special Meeting and vote in person?

A:	Yes. All stockholders as of the Record Date may attend the Special Meeting and vote in person. Seating will be limited. Stockholders will need to present proof of ownership of shares of common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Special Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Even if you plan to attend the Special Meeting in person, to ensure that your shares will be represented at the Special Meeting we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy previously submitted by you with respect to the shares so voted in person.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement and the transactions contemplated thereby, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is the proposed Merger and what effects will it have on Aruba?

A:	The proposed Merger is the acquisition of Aruba by HP. If the proposal to adopt the Merger Agreement and the transactions contemplated thereby is approved by stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Aruba, with Aruba continuing as the Surviving Corporation. As a result of the Merger, Aruba will become a wholly owned subsidiary of HP, and our common stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q:	What will I receive if the Merger is completed?

A:	Upon completion of the Merger, you will be entitled to receive the Merger Consideration for each share of common stock that you own, unless you have properly exercised and not withdrawn or lost your appraisal rights under the DGCL. For example, if you own 100 shares of common stock, you will receive $2,467.00 in cash in exchange for your shares of common stock, less any applicable withholding taxes.

Q:	How does the Merger Consideration compare to the unaffected market price of the common stock?

A:	The relationship of the Merger Consideration to the trading price of the common stock constituted a premium of approximately (i) 44% from the average closing price of our common stock in the 30 calendar day period prior to February 24, 2015, the last trading day prior to the date when specific rumors were publicly reported that Aruba and HP were negotiating an acquisition transaction and (ii) 34% from the unaffected closing price of our common stock on February 24, 2015.

Q:	What do I need to do now?

A:	We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the Merger affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the Special Meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	Should I send in my stock certificates now?

A:	No. After the Merger is completed, you will receive a letter of transmittal containing instructions for how to send your stock certificates to the paying agent in order to receive the appropriate cash payment for the shares of common stock represented by your stock certificates, as described in the section of this proxy statement captioned “The Merger Agreement—Exchange and Payment Procedures”. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled. Please do not send your stock certificates with your proxy card.

If your shares are held in “street name” by your broker, bank, or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your shares held in “street name”.

Q:	What happens if I sell or otherwise transfer my shares of common stock after the Record Date but before the Special Meeting?

A:	The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Aruba in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors, after considering the various factors described in the section of this proxy statement captioned “The Merger — Recommendation of the Board of Directors and Reasons for the Merger”, has unanimously (1) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to and in the best interests of Aruba’s stockholders; (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby; (3) directed that the Merger Agreement be submitted to the stockholders of Aruba for adoption and (4) resolved to recommend that Aruba stockholders vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby.

The Board of Directors recommends that you vote (1) “FOR” the adoption of the Merger Agreement and the transactions contemplated thereby; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger.

Q:	What happens if the Merger is not completed?

A:	If the Merger Agreement and the transactions contemplated thereby are not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, Aruba will remain an independent public company, our common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. See the section of this proxy captioned “The Merger — Effect on Aruba if the Merger is Not Completed”.

Under specified circumstances, Aruba will be required to pay HP a termination fee upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “The Merger Agreement — Termination of the Merger Agreement; Termination Fees”.

Q:	What constitutes a quorum?

A:	Stockholders of Aruba representing a majority of the voting power of the issued and outstanding common stock of Aruba, present in person or represented by proxy, shall constitute a quorum for the transaction of any business at such meeting. When a quorum is present to organize a meeting of Aruba stockholders, it is not broken by the subsequent withdrawal of any Aruba stockholders. Abstentions and any broker non-votes are considered as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to adopt the Merger Agreement?

A:	The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to adopt the Merger Agreement and the transactions contemplated thereby.

If a quorum is present at the Special Meeting, the failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and the transactions contemplated thereby. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and the transactions contemplated thereby. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and the transactions contemplated thereby.

Q:	What vote is required to approve any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting and to approve, by non-binding, advisory vote, certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger?

A:	Approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Approval, by non-binding, advisory vote, of certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.

The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote in person by ballot at the Special Meeting will not have any effect on the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting, or the approval, by non-binding, advisory vote, of certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting, or the approval, by non-binding, advisory vote, of certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger. Abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting, or the approval, by non-binding, advisory vote, of certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger.

Q:	Why am I being asked to cast a non-binding, advisory vote regarding certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger?

A:	SEC rules require Aruba to seek a non-binding, advisory vote regarding certain compensation that will or may become payable by Aruba to its named executive officers in connection with the Merger.

Q:	What is the compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger for purposes of this advisory vote?

A:	The compensation that will or may become payable by Aruba to its named executive officers in connection with the Merger is certain compensation that is tied to or based on the Merger and payable to certain of Aruba’s named executive officers. For further detail, see the section in this proxy statement captioned “Proposal 3: Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements”.

Q:	What will happen if stockholders do not approve the compensation that will or may become payable by Aruba to its named executive officers in connection with the Merger at the Special Meeting?

A:	Approval of the compensation that will or may become payable by Aruba to its named executive officers in connection with the Merger is not a condition to completion of the Merger. The vote with respect to the compensation that will or may become payable by Aruba to its named executive officers in connection with the Merger is an advisory vote and will not be binding on Aruba or HP. If the Merger Agreement and the transactions contemplated thereby are adopted by the stockholders and the Merger is completed, the compensation that will or may become payable by Aruba to its named executive officers in connection with the Merger may be paid to Aruba’s named executive officers even if stockholders fail to approve the payment of that compensation.

Q:	Are there any other risks to me from the Merger that I should consider?

A:	Yes. There are risks associated with all business combinations, including the Merger. For further detail, see the section of this proxy statement captioned “Forward-Looking Statements”.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Aruba.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. For voting purposes, any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, and as a result, any shares held in “street name” will not be combined for voting purposes with shares that you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for the shares held in each such form, because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing such account.

Q:	How may I vote?

A:	If you are a stockholder of record (that is, if your shares of common stock are registered in your name with Computershare Trust Company, N.A., our transfer agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the Internet at the address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) the phone number on your proxy card; or

•	by attending the Special Meeting and voting in person by ballot;

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting in person, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of common stock in person by ballot at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person by ballot, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement and the transactions contemplated thereby, but will have no effect on the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting, or the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us in accordance with the instructions therein prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to the Corporate Secretary; or

•	attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.” Michael M. Galvin, our Chief Financial Officer, and Ava M. Hahn, our General Counsel, with full power of substitution, are the proxy holders for the Special Meeting.

Q:	If a stockholder gives a proxy, how are the shares voted?

A:	Regardless of the method you choose to vote, the proxy holders will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted (1) “FOR” the adoption of the Merger Agreement and the transactions contemplated thereby; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger.

Q:	How are votes counted?

For the proposal to adopt the Merger Agreement and the transactions contemplated thereby, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will count for the purpose of determining whether a quorum is present. However, if you “ABSTAIN,” it has the same effect as if you vote “AGAINST” the proposal to adopt the Merger Agreement and the transactions contemplated thereby. For the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting and to approve, by non-binding, advisory vote, certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will count for the purpose of determining whether a quorum is present. However if you “ABSTAIN,” it has the same effect as if you vote “AGAINST” the proposals to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting and to approve, by non-binding, advisory vote, certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger. If you sign and return your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to adopt the Merger Agreement and the transactions contemplated thereby, “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting and “FOR” the approval, by non-binding, advisory vote, of certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger. If you hold your shares in “street name,” follow the instructions from your broker on how to vote your shares. Please do not send in your share certificates with your proxy card.

Q:	What should I do if I receive more than one set of voting materials?

A:	Please sign, date and return (or grant your proxy electronically over the Internet or by telephone) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:	Where can I find the voting results of the Special Meeting?

A:	Aruba intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Aruba files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find More Information”.

Q:	Will I be subject to U.S. federal income tax upon the exchange of common stock for cash pursuant to the Merger?

A:	If you are a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require a U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger.

A Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under U.S. Federal non-income tax laws or the laws of any state, local or foreign taxing jurisdiction. A more complete description of material U.S. federal income tax consequences of the Merger is provided in the section of this proxy statement captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”.

Q:	What will the holders of Aruba options, restricted stock units and market-stock units receive in the Merger?

A:

At the Effective Time, each option to purchase shares of our common stock granted under any Company Stock Plan that is unvested and outstanding immediately prior to the Effective Time and is held by a person providing services to us immediately prior to the Effective Time will be converted into and become an option with respect to HP common stock and HP will assume each unvested option to purchase shares of our common stock in accordance with the terms of the applicable Company Stock Plan and the terms of the applicable stock option agreement, except that from and after the Effective Time, (i) HP and its compensation committee will be substituted for the Company and the compensation committee of Aruba’s Board of Directors administering such Company Stock Plans; (ii) each unvested option assumed by HP may be exercised solely for HP common stock (or cash, if permitted under the terms of the applicable unvested option or required under applicable law); (iii) the number of shares of HP common stock subject to the unvested option will be equal to the number of shares of our common stock subject to the option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share; and (iv) the per share exercise price for each such option will be adjusted by dividing the per share exercise price under each such unvested option by the Exchange Ratio and rounding up to the nearest cent. However, any unvested, unexercised and outstanding options to purchase our common stock immediately prior to the Effective Time that have a per share exercise price greater than $24.67 will not be assumed by HP and will automatically terminate as of the Effective Time.

At the Effective Time, each option to purchase shares of our common stock granted under any Company Stock Plan that is vested and outstanding immediately prior to the Effective Time will be cancelled and each former holder of any such cancelled vested option will be entitled to receive an amount in cash (without interest and subject to any applicable withholdings or other taxes, or other amounts as required by law) equal to the product of (1) the total number of outstanding shares of common stock subject to such vested option as of the Effective Time and (2) the amount, if any, by which $24.67 exceeds the exercise price per share of common stock underlying such stock option. Each option with an exercise price per share equal to or greater than $24.67 per share will be cancelled without any cash payment.

At the Effective Time, each award of unvested Restricted Stock Units (including market stock units) granted under any Company Stock Plan that is outstanding immediately prior to the Effective Time and is held by a person providing services to us immediately prior to the Effective Time (other than those Restricted Stock Units that will become vested as a result of the consummation of the Merger) will be converted into and become rights with respect to shares of HP common stock and HP will assume the Restricted Stock Units in accordance with the terms of the Company Stock Plans and/or restricted stock unit agreement as applicable, except that from and after the Effective Time (i) HP and its compensation committee will be substituted for the Company and the compensation committee of Aruba’s Board of Directors administering such Company Stock Plans; (ii) the Restricted Stock Units assumed by HP will represent the right to receive shares of HP common stock (or cash, if permitted under the terms of the applicable Restricted Stock Units or as required by law) upon settlement of the Restricted Stock Units promptly after vesting (except to the extent the terms of the applicable Restricted Stock Unit provide for deferred settlement, in which case settlement will be in accordance with the specified terms); and (iii) the number of shares of HP common stock subject to the Restricted Stock Units will equal the number of shares of our common stock subject to the applicable Restricted Stock Units immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, and HP will convert any remaining fractional share into the right to receive cash based on the Parent Closing Price.

Pursuant to the individual market stock unit agreements, at the Effective Time, the (i) number of Earned MSUs will be determined by shortening the performance period to end upon the Effective Time and (ii) a participant will vest in the number of Earned MSUs equal to (A)(1) the number of fully completed calendar months that have elapsed from the commencement of the performance period set forth in the market stock unit agreements through the Effective Time, divided by (2) the total number of months in the original performance period (notwithstanding the Merger), multiplied by (B) the Earned MSUs, with the result rounded down to the nearest whole share. The Earned MSUs that vest at the Effective Time will receive the Merger Consideration. The Earned MSUs that do not vest under the individual market stock unit agreements at the Effective Time will be converted into Restricted Stock Units of HP at the Effective Time (with the adjustments described in the paragraph above) and will vest in equal quarterly installments at the end of each three month period following the Effective Time, with the number of quarterly vesting dates equal to (i)(A) the total number of months in the original performance period set forth in the market stock unit agreement (notwithstanding the Merger) less (B) the number of fully completed calendar months that have elapsed from the commencement of the performance period through the Effective Time, divided by (ii) three (rounded down to the nearest whole number). However, 100% of the Earned MSUs that are unvested as of the last day of the original performance period will vest on the last day of the original performance period, unless vested earlier. The market stock units that do not become Earned MSUs will be forfeited at the Effective Time.

Q: What will happen to the ESPP (as defined below)?

A:	Any current offering period as of the date of the Merger Agreement will be the final offering period under the 2007 Employee Stock Purchase Plan, which we refer to as the “ESPP”. After the date of the Merger Agreement, no new participants will be permitted to join any current offering period in progress under the ESPP and no ESPP participant will be permitted to increase his or her contributions or the amount of withholding elections with respect to any current offering period. The ESPP will terminate immediately prior to the Effective Time. Prior to the Effective Time, the Company shall shorten the duration of any then-current offering period under the ESPP and purchase shares of our common stock with all amounts withheld on behalf of the participants. All outstanding shares of our common stock purchased under the ESPP and held by an individual as of immediately prior to the Effective Time will be cancelled as of the Effective Time and be converted into the right to receive the Merger Consideration, without interest, and less any applicable withholding taxes. All amounts withheld that have not been used to purchase our common stock at or prior to the Effective Time will be returned to the participants without interest pursuant to the terms of the ESPP upon the termination of the ESPP.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the second or third quarter of calendar year 2015. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions described in the section of this proxy statement captioned “The Merger Agreement—Conditions to the Merger”, many of which are outside of our control.

Q:	If the Merger is completed, how will I receive the cash for my shares?

A:	If the Merger is completed and your shares of our common stock are held in book-entry, the paying agent will issue and deliver to you a check or wire transfer for your shares without any further action on your part. If you are a stockholder of record with your shares held in certificate form, you will receive a letter of transmittal with instructions on how to send your shares of our common stock to the paying agent in connection with the Merger. The paying agent will issue and deliver to you a check or wire transfer for your shares after you comply with these instructions. Please do not send your stock certificates with your proxy card. See the section in this proxy statement captioned “The Merger Agreement — Exchange and Payment Procedures”.

If your shares are held in “street name” by your broker, bank, or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your shares held in “street name”.

Q:	Am I entitled to appraisal rights under the DGCL?

A:	If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262. This means that holders of shares of common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement.

Q:	Do any of Aruba’s directors or officers have interests in the Merger that differ from those of Aruba stockholders generally?

A:	Yes. In considering the recommendation of the Board of Directors with respect to the proposal to adopt the Merger Agreement and the transactions contemplated thereby, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of stockholders generally. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger — Interests of Aruba’s Directors and Executive Officers of Aruba in the Merger”.

Q:	Who can help answer my questions?

A:	If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: (888) 750-5834

Banks & Brokers May Call Collect: (212) 750-5833

FORWARD-LOOKING STATEMENTS

This proxy statement, the documents to which we refer you in this proxy statement and information included in oral statements or other written statements made or to be made by us or on our behalf contain “forward-looking statements” that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other words of similar import. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	the inability to complete the Merger due to the failure to obtain the Company Stockholder Approval or failure to satisfy the other conditions to the completion of the Merger, including the receipt of regulatory approvals from various domestic and foreign governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval;

•	the risk that the Merger Agreement may be terminated in circumstances that require us to pay HP a termination fee of $90 million;

•	the outcome of any legal proceedings that may be instituted against us and others related to the Merger Agreement;

•	risks that the proposed Merger disrupts our current operations or affects our ability to retain or recruit key employees or diverts management’s or employees’ attention from ongoing business operations;

•	the fact that receipt of the all-cash Merger Consideration would be taxable to stockholders that are treated as U.S. holders for U.S. federal income tax purposes;

•	the fact that, if the Merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of Aruba’s current strategy as an independent company;

•	the possibility that HP could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of Aruba’s assets to one or more as yet unknown purchasers, that could conceivably produce a higher aggregate value than that available to stockholders in the Merger;

•	the fact that under the terms of the Merger Agreement, Aruba is unable to solicit other acquisition proposals during the pendency of the Merger;

•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger; and

•	risks that our stock price may decline significantly if the Merger is not completed.

Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including (1) the information contained under this caption; and (2) the information contained under the caption “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting on May 1, 2015, at 9:00 a.m., Pacific time, at our principal executive offices at 1344 Crossman Avenue, Sunnyvale, California 94089.

Purpose of the Special Meeting

At the Special Meeting, we will ask stockholders to vote on proposals to (i) adopt the Merger Agreement and the transactions contemplated thereby; (ii) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (iii) approve, by non-binding, advisory vote, certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available at our principal executive offices, located at 1344 Crossman Avenue, Sunnyvale, California 94089, during regular business hours for a period of no less than ten days before the Special Meeting and at the place of the Special Meeting during the meeting.

As of the Record Date, there were approximately 109,756,185 shares of common stock outstanding and entitled to vote at the Special Meeting.

Stockholders of Aruba representing a majority of the voting power of the issued and outstanding common stock of Aruba, present in person or represented by proxy, shall constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

If a quorum is present, the affirmative vote of a majority of the outstanding shares of our common stock is required to adopt the Merger Agreement and the transactions contemplated thereby. Adoption of the Merger Agreement by Aruba’s stockholders is a condition to the closing of the Merger.

Approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting, whether or not a quorum is present at the Special Meeting, requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Approval, by non-binding, advisory vote, of certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger, if a quorum is present, requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.

If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement and the transactions contemplated thereby. For stockholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the stockholder voted “AGAINST” any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger

Agreement and the transactions contemplated thereby at the time of the Special Meeting and “AGAINST” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger.

Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement and the transactions contemplated thereby, but will have no effect on (i) any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting or (ii) the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger. A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. “Broker non-votes,” if any, will be counted for the purpose of determining whether a quorum is present.

You will be entitled to one vote per share for each share of common stock you owned on the Record Date.

Shares Held by Aruba’s Directors and Executive Officers

As of the Record Date, our directors and executive officers were entitled to vote, in the aggregate, 3,019,752 shares of common stock, representing approximately 2.75% of the shares of common stock outstanding on the Record Date. Our directors and executive officers have informed us that they intend to vote, and Mr. Orr and Mr. Melkote have entered into the Voting Agreement obligating them to vote, all of their shares of common stock (1) “FOR” the adoption of the Merger Agreement and the transactions contemplated thereby; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger.

Voting of Proxies

If your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A., you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted (1) “FOR” adoption of the Merger Agreement and the transactions contemplated thereby; (2) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement and the transactions contemplated thereby, but will not have any effect on the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting or the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger.

Revocability of Proxies

If you are a stockholder of record on the Record Date, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Corporate Secretary; or

•	attending the Special Meeting and voting in person by ballot.

If you have submitted a proxy, your appearance at the Special Meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Board of Directors’ Recommendation

The Board of Directors, after considering various factors described under the section of this proxy statement captioned “The Merger — Recommendation of the Board of Directors and Reasons for the Merger”, has unanimously (1) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to and in the best interests of Aruba’s stockholders; (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby; (3) directed that the Merger Agreement be submitted to the stockholders of Aruba for adoption and (4) resolved to recommend that Aruba stockholders vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby.

The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement and the transactions contemplated thereby; (2) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger.

Solicitation of Proxies

The expense of soliciting proxies will be borne by Aruba. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, which we refer to as the “Proxy Solicitor”, to solicit proxies in connection with the Special Meeting at a cost of $25,000 plus expenses. We will also indemnify the Proxy Solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to adopt the Merger Agreement and the transactions contemplated thereby, we anticipate that the Merger will be consummated in the second or third quarter of calendar year 2015.

Appraisal Rights

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, who continuously hold their shares of common stock through the Effective Time, and who properly demand appraisal of their shares of common stock in compliance with the requirements of Section 262 are entitled to exercise appraisal rights in connection with the Merger under Section 262. This means that holders of shares of common stock who may exercise appraisal rights and who also have properly exercised and not lost such appraisal rights are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery, so long as such holders comply exactly with the procedures established by Section 262.

Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares of common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the value of the Merger Consideration.

To exercise your appraisal rights, you must follow exactly the procedures specified under the DGCL, including (i) delivering a written demand for appraisal to Aruba before the vote is taken on the proposal to adopt the Merger Agreement and the transactions contemplated thereby; (ii) not submitting a proxy or otherwise voting in favor of the proposal to adopt the Merger Agreement and the transactions contemplated thereby; and (iii) continuing to hold your shares of common stock of record through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and Section 262 regarding appraisal rights is reproduced and attached as Annex C to this proxy statement.

Other Matters

At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of common stock will be voted in accordance with the discretion of the appointed proxy holders.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 1, 2015

The proxy statement is available at www.arubanetworks.com under “Company — About Aruba — Investor Relations — SEC Filings.”

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, follow these instructions.

If you are a stockholder of record, you may contact us by writing to Aruba Networks, Inc., Attention: Investor Relations, 1344 Crossman Avenue, Sunnyvale, California 94089 or calling our Investor Relations Department at (408) 598-4924. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: (888) 750-5834

Banks & Brokers May Call Collect: (212) 750-5833

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY

We are asking you to adopt the Merger Agreement and the transactions contemplated thereby.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections captioned “The Merger” and “The Merger Agreement.” A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

Under applicable law, we cannot complete the Merger without the affirmative vote of a majority of the outstanding shares of our common stock voting in favor of the proposal to adopt the Merger Agreement and the transactions contemplated thereby. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, or other nominee, it will have the same effect as a vote against the proposal to adopt the Merger Agreement and the transactions contemplated thereby.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting. If stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement and the transactions contemplated thereby. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement and the transactions contemplated thereby such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and the transactions contemplated thereby and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement and the transactions contemplated thereby. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADVISORY, NON-BINDING VOTE TO APPROVE

CERTAIN MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the payment of certain compensation that will or may become payable to Aruba’s named executive officers by Aruba in connection with the Merger, as disclosed in the section of this proxy statement captioned “The Merger — Interests of Aruba’s Directors and Executive Officers in the Merger — Payments Upon Termination Following Change-in-Control.”

We are asking stockholders to indicate their approval of the various compensation that will or may become payable by Aruba to Aruba’s named executive officers in connection with the Merger. These payments are set forth in the section of this proxy statement captioned “The Merger — Interests of Aruba’s Directors and Executive Officers in the Merger — Golden Parachute Compensation” and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Aruba’s overall compensation program for our named executive officers and previously have been disclosed to stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of the Board of Directors, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms. The compensation that may be provided to two of the named executive officers in connection with new employment agreements entered into with HP is not subject to this advisory, non-binding vote.

Accordingly, we are seeking approval of the following resolution at the Special Meeting:

“RESOLVED, that the stockholders of Aruba Networks, Inc. approve, on a nonbinding, advisory basis, the compensation that will or may become payable to Aruba’s named executive officers by Aruba that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section of this proxy statement captioned “The Merger — Interests of Aruba’s Directors and Executive Officers in the Merger — Payments Upon Termination Following Change-in-Control” in Aruba’s proxy statement for the Special Meeting.”

Stockholders should note that this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on Aruba, the Board of Directors or HP. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties Involved in the Merger

Aruba Networks, Inc.

Aruba is a leading global provider of enterprise mobility solutions. Aruba develops, markets and sells products and services that help solve its customers’ secure mobility requirements through its Mobility-Defined Networks, a network architecture designed to automatically optimize infrastructure-wide performance and trigger security actions that previously required manual intervention by IT departments. Aruba Mobility-Defined Networks are comprised of the following three major components: Aruba’s mobility-centric network infrastructure, Aruba’s ClearPass Access Management System, and Aruba’s mobility applications. Aruba’s goal is to provide simplified, dependable solutions that enable IT departments to quickly, securely and cost-effectively meet their mobility and bring-your-own-device needs. Aruba’s Mobility-Defined Networks are designed for the all-wireless workplace and an increasingly mobile universe of end-users, who Aruba refers to as GenMobile, who rely on mobile devices for nearly every aspect of their work life and personal communication. Aruba derives its revenue primarily from sales of Mobility Controllers with ArubaOS operating system software, controller-less and controller-managed wireless access points, value-added security software modules, access management system solutions, multi-vendor management software, mobility management solutions and other software, Mobility Access Switches, and support and professional services. Aruba has offices in the Americas, Europe, the Middle East and the Asia Pacific regions and employs staff around the world.

Aruba’s common stock is listed on NASDAQ under the symbol “ARUN”.

Aruba’s principal executive office is located at 1344 Crossman Avenue, Sunnyvale, California 94089 and its telephone number is (408) 227-4500.

HP Company

HP, a corporation organized under the laws of the State of Delaware, is a leading global provider of products, technologies, software, solutions and services to individual consumers, small- and medium-sized businesses and large enterprises, including customers in the government, health and education sectors.

HP’s principal executive office is located at 3000 Hanover Street, Palo Alto, California 94304 and its telephone number is (650) 857-1501.

Aspen Acquisition Sub, Inc.

Aspen Acquisition Sub, Inc. is a wholly owned direct subsidiary of HP and was formed on February 25, 2015, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

Aspen Acquisition Sub, Inc.’s principal executive office is located at 3000 Hanover Street, Palo Alto, California 94304 and its telephone number is (650) 857-1501.

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into Aruba, and Aruba will continue as the Surviving Corporation and as a wholly owned subsidiary of HP. As a result of the Merger, Aruba will become a wholly owned subsidiary of HP, and our common stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such other time as is agreed upon in writing by HP and Aruba and specified in the certificate of merger in accordance with the DGCL.

Effect on Aruba if the Merger is Not Completed

If the Merger Agreement and the transactions contemplated thereby are not adopted by stockholders or if the Merger is not completed for any other reason, Aruba’s stockholders will not receive any payment for their shares of common stock. Instead, Aruba will remain an independent public company, our common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which Aruba operates and risks related to adverse economic conditions.

Furthermore, if the Merger is not completed, and depending on the circumstances that caused the Merger not to be completed, the price of our common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of common stock. If the Merger is not completed, the Board of Directors will continue to evaluate and review Aruba’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate. If the Merger Agreement and the transactions contemplated thereby are not adopted by stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board of Directors will be offered or that Aruba’s business, prospects or results of operation will not be adversely impacted.

In addition, Aruba will be required to pay to HP a termination fee of $90 million if the Merger Agreement is terminated under specified circumstances. For more information please see the section of this proxy statement captioned “The Merger Agreement — Termination of the Merger Agreement; Termination Fees.”

Merger Consideration

At the Effective Time, each share of our common stock issued and outstanding immediately prior to the Effective Time (including any shares resulting from the settlement of restricted stock units which become vested as a result of the consummation of the Merger, but excluding excluded shares and dissenting shares, each as defined below) will be cancelled and automatically converted into the right to receive $24.67 in cash, without interest, and subject to deduction for any required withholding tax. As of the Effective Time, all shares of our common stock will be cancelled and will thereafter represent only the right to receive the Merger Consideration to be paid in accordance with, and subject to, the conditions of the Merger Agreement. At the Effective Time, each share of common stock held in the treasury of Aruba or owned, directly or indirectly, by HP or Merger Sub, which we refer to as “excluded shares”, will be automatically canceled without payment of any consideration. In addition, each share of common stock held by stockholders who are entitled to and who properly exercise appraisal rights under the DGCL, which we refer to as “dissenting shares”, will not be converted into the right to receive Merger Consideration, unless and until such stockholder fails to perfect or effectively withdraws or loses such stockholder’s right to appraisal under Section 262, at which time each such share of common stock will be converted into and will be exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal is irrevocably lost, the Merger Consideration. Dissenting shares shall be treated in accordance with Section 262, as more fully described in the section of this proxy statement captioned “The Merger — Appraisal Rights”.

Background of the Merger

The Board of Directors regularly evaluates Aruba’s strategic direction and ongoing business plan with a view toward strengthening its core business and expanding the diversity of its product options in core regions and enhancing stockholder value. As part of this evaluation, the Board of Directors has, from time to time, considered a variety of strategic alternatives for Aruba, including the continuation of Aruba’s business plan as a standalone enterprise, modifications to Aruba’s strategy and product direction and a possible sale of Aruba.

On August 26, 2014, following the close of NASDAQ, Aruba announced its fourth quarter and fiscal year 2014 results, which were higher than previous guidance and which reflected strong fourth quarter performance, including bookings growth in major markets, with particular strength in North America and solid year-over-year growth in its core verticals.

On August 27, 2014, Antonio Neri, Senior Vice President and General Manager, HP Servers and HP Networking Global Business Units, called Dominic Orr, the President, CEO and Chairman of Aruba to express interest in the acquisition of Aruba by HP. Mr. Orr then notified Daniel Warmenhoven, the lead independent director of the Board of Directors, of his call with Mr. Neri. Following a discussion with Mr. Orr, Mr. Warmenhoven called a representative of Qatalyst Partners to discuss the situation in the event that Aruba might require a financial advisor on short notice.

On September 1, 2014, Messrs. Neri and Orr met to discuss a potential acquisition transaction. Mr. Neri did not suggest a proposed price, but he indicated that HP was very interested in pursuing such a transaction because of the potential synergies.

On September 2, 2014, Mr. Warmenhoven spoke with Meg Whitman, the Chief Executive Officer of HP, to confirm that HP was, in fact, interested in a potential strategic transaction with Aruba and that Mr. Neri had been properly authorized by HP to contact Mr. Orr regarding such potential transaction. During that call, Ms. Whitman confirmed HP’s interest and that Mr. Neri was properly authorized.

Later on Tuesday, September 2, 2014, the Board of Directors convened a special meeting so that Mr. Orr could provide the Board of Directors with information regarding his conversations with Mr. Neri. The Board of Directors also authorized management to seek to engage a financial advisor at this meeting.

On September 5, 2014, at the direction of the Board of Directors and in preparation for consideration of a possible offer from HP, Aruba engaged Qatalyst Partners as its financial advisor.

On September 10, 2014, at a regular meeting of the Board of Directors with representatives of both Qatalyst Partners and Wilson Sonsini Goodrich and Rosati, which we refer to as “WSGR”, in attendance, Mr. Orr described his recent conversations with HP regarding the potential strategic transaction. Mr. Orr noted that HP had expressed interest in expanding its networking business and that Mr. Neri indicated that an acquisition of Aruba would provide HP with a platform for future growth and development in that sector. Mr. Orr also noted that representatives of HP had indicated that they were evaluating several targets for a potential strategic acquisition and that these potential targets would be discussed with HP’s board of directors in late September. Representatives of Qatalyst Partners then discussed with the Board of Directors background financial information regarding the Company and next steps that could be undertaken in preparation for evaluating any specific acquisition proposals that the Company might receive. Representatives of Qatalyst Partners led a preliminary discussion of third parties that might reasonably have the interest and capability to consider a transaction with Aruba. Following questions and discussion by the Board of

Directors, including potential responses to HP, the Board of Directors directed Mr. Orr to inform HP that the Board of Directors had made no determination to sell Aruba, but that the Board of Directors was amenable to further dialogue regarding a potential strategic transaction. After this meeting, senior executives of Aruba and HP spoke regarding potential next steps.

On September 15, 2014, Messrs. Neri and Orr discussed whether Aruba could use the HP platform to become a stronger competitor. The parties agreed that certain members of management should meet and discuss potential synergies.

On September 17, 2014, HP provided Aruba with an initial high-level due diligence list and a proposed management presentation agenda. Aruba sent HP a draft confidentiality agreement in order to facilitate further discussions. Also on September 17, 2014, members of management and representatives of WSGR had an introductory call with HP to discuss scheduling management meetings and initial diligence processes. Ava Hahn, Aruba’s General Counsel, indicated to HP that execution of the confidentiality agreement was a prerequisite to any such meetings.

On September 18, 2014, Messrs Orr and Neri had a call to discuss the meeting of the HP board of directors regarding a potential transaction with Aruba, which had occurred on September 17, 2014. Mr. Neri indicated that the HP board was supportive of continuing to explore a potential transaction. The parties also discussed management meeting attendees and the logistics of the meetings.

On September 23, 2014, senior executives of Aruba and HP met in person to further discuss the proposed potential combination and strategic rationale for the transaction.

On September 25, 2014, at a special meeting of the Board of Directors attended by senior executive officers of Aruba and representatives of Qatalyst Partners, the Board of Directors directed Qatalyst Partners to reach out to a select group of other potential strategic acquirors to solicit preliminary indications of interest and gauge their interest in pursuing a potential acquisition of Aruba. The Board of Directors instructed Aruba management and representatives of Qatalyst Partners to focus their outreach to a limited number of strategic parties with financial wherewithal and a strategic interest in mobile technology, with whom the Board of Directors believed Aruba would have the most compelling synergies and would thus be competitive with any potential proposal from HP. The Board of Directors determined to not contact any private equity firms because of the Board’s belief that, given Aruba’s volatile revenues and unpredictable cash flows and the potential for synergies between Aruba’s businesses with a strategic acquiror, private equity firms would not be competitive in their potential valuations.

At the direction of the Board of Directors, between September 29, 2014 and October 2, 2014, representatives of Qatalyst Partners spoke with senior executives of five potential strategic acquirors. Party 1 was contacted on September 29, 2014 and, on that date, declined to proceed with evaluating a potential acquisition of the Company. Party 2 was contacted on September 30, 2014, Party 3 was contacted on October 1, 2014 and Parties 4 and 5 were contacted on October 2, 2014. Representatives of Qatalyst Partners provided regular updates to the Board of Directors regarding the status of the outreach process.

On October 2, 2014, following negotiations between Aruba and HP, the parties entered into a confidentiality agreement with a customary standstill provision, which we refer to as the “Confidentiality Agreement”.

Later on October 2, 2014, management of Aruba and HP met in person to discuss the potential strategic transaction. The meetings included presentations by Aruba management to key members of the HP finance, engineering, channel, and corporate development teams, which included non-public information on Aruba’s ongoing strategy and vision, its product roadmap, its go-to-market strategy, its financials, financial projections provided by management, and potential synergies that may result from a transaction. Representatives from Aruba included Mr. Orr, Keerti Melkote, Co-Founder and Chief Technology Officer, Michael Galvin, Chief Financial Officer, Greg Murphy, Vice President Business Operations, Aaron Bean, Vice President, Human Resources, and Ms. Hahn.

On October 3, 2014, Party 4 informed representatives of Qatalyst Partners that it was declining to engage in evaluating a potential acquisition of Aruba.

On October 5, 2014, Mr. Neri contacted Mr. Orr and informed him that the October 2 meetings had increased HP’s interest in the potential transaction and that the product roadmap presented by Mr. Melkote indicated greater synergies than HP’s prior assessment. Mr. Neri also told Mr. Orr that he was keeping Ms. Whitman apprised of the parties’ progress.

On October 6, 2014, Party 2 informed representatives of Qatalyst Partners that it was declining to engage in evaluating a potential acquisition of Aruba.

Also on October 6, 2014, HP announced publicly that it was contemplating a spin-off transaction. In the potential spin-off, its enterprise business, Hewlett-Packard Enterprise, would be separated from its consumer business, HP Inc. Representatives of HP contacted Aruba’s management, including Mr. Orr and Ms. Hahn, to assure Aruba that, despite its announcement, HP remained focused on the potential acquisition of Aruba and considered it important for the future growth of the enterprise business following the separation.

On October 7, 2014, HP provided a list of due diligence questions regarding products and technology, sales and marketing, customers, support and services, financials and legal matters to follow up on from the October 2, 2014 management meetings and requested phone calls with specific members of Aruba management.

On October 8, 2014, Party 5 informed representatives of Qatalyst Partners that it was declining to engage in evaluating an acquisition of Aruba.

On October 9, 2014, Party 3 informed representatives of Qatalyst Partners that it was declining to engage in evaluating an acquisition of Aruba.

From October 8, 2014 through October 13, 2013, HP and Aruba conducted a series of calls with Aruba management regarding products and technology, sales and marketing, customers, support and services, financials, and legal matters.

On October 16, 2014, at the request of Mr. Orr, who desired to better understand HP’s go-to-market strategy and to discuss potential synergies, Messrs Orr and Murphy, Ms. Hahn, Joakim Johansson, the Vice President of Corporate Development at HP, Monique Nolk, the Vice President of Strategy and Operations at HP Networking and Matt Greenly, the CFO & Vice President, HP Servers and Networking, met to further discuss the potential strategic transaction. Parties in attendance at the meeting also discussed the follow-up diligence requests previously provided by HP.

On October 21, 2014, Mr. Orr met with Mr. Neri to further discuss the potential strategic transaction. At this meeting, Mr. Neri indicated that HP would need two to three more weeks to put an offer together.

On October 27, 2014, Aruba and HP held a call to discuss HP’s diligence and evaluation process.

On November 3, 2014, the parties met to discuss the progress of discussions regarding the strategic transaction at HP. HP informed Aruba that it planned to bring the proposed strategic transaction to its board of directors at its meeting on November 19, 2014 and that it expected to be able to provide a proposal regarding the proposed transaction following that meeting.

On November 20, 2014, after the close of NASDAQ, Aruba announced its first quarter fiscal year 2015 financial results and provided guidance for the second quarter of its 2015 fiscal year that were below the consensus street estimate.

On November 24, 2014, Mr. Neri informed Mr. Orr that HP’s board had indicated that they wanted HP’s management to prepare additional financial analyses regarding the proposed Aruba transaction and that HP would require an additional two to three weeks to address the HP board’s questions. Mr. Orr informed Mr. Warmenhoven of HP’s request and, after internal discussion, Aruba determined that it would suspend discussions with HP.

On November 25, 2014, Mr. Orr called Mr. Neri to inform Mr. Neri that Aruba was suspending the discussions regarding an acquisition transaction after concluding that three months of discussions was sufficient time and that, given the absence of any formal or informal proposals regarding price from HP, Aruba should continue to execute on its standalone operating plan. Mr. Orr also updated the Board of Directors on this recommended course of action.

On December 5, 2014, at a regular meeting of the Board of Directors attended by representatives of WSGR, Mr. Orr updated the Board of Directors on his conversation with Mr. Neri on November 25, 2014. The Board of Directors agreed that suspending discussions with HP at this juncture was the appropriate course of action.

By December 31, 2014, the trading price of Aruba’s stock had experienced an overall decline to $18.18 per share at market close on December 31, 2014. In late December 2014, Mr. Neri called Mr. Orr and informed him that Ms. Whitman had invited Mr. Orr to dinner, but did not provide a purpose for the dinner meeting.

On January 21, 2015, as a follow up to the late December invitation, Messrs. Orr and Neri had a dinner meeting with Ms. Whitman at which the parties reopened discussions regarding a strategic transaction and the strategic potentials of an HP acquisition of Aruba.

On January 27, 2015, at a special meeting of the Board of Directors attended by representatives of WSGR, Mr. Orr provided a summary of the discussions with Ms. Whitman on January 21, 2015. Messrs. Orr and Warmenhoven also discussed the possibility of retaining an additional financial advisor in connection with the discussions with HP if the Board of Directors elected to move forward with the proposed transaction. After discussion, the Board of Directors authorized the retention of Evercore Group L.L.C., which we refer to as “Evercore”, based on its experience, reputation and other factors, including that it has no material commercial relationships with HP.

In late January 2015, a representative of Qatalyst Partners had an informal conversation with an executive at Party 6 on matters unrelated to a sale of Aruba. During their conversation, the representative of Qatalyst Partners inferred that Party 6 might be interested in a strategic transaction with Aruba. The representative of Qatalyst Partners then informed Mr. Warmenhoven.

On January 30, 2015, representatives of Qatalyst Partners reached out to a senior executive of Party 6, a potential strategic acquiror, to assess its interest in a potential acquisition of the Company.

On January 31, 2015, Aruba’s second quarter of fiscal year 2015 ended.

On January 31, 2015, Aruba received a non-binding letter of intent from HP proposing an acquisition price of $23.25 per share in cash. This price represented a premium of approximately 35% to the 30-day trailing average trading price of Aruba’s stock. The proposal was subject to satisfactory completion of confirmatory due diligence, negotiation of a mutually acceptable definitive transaction document, the final approval of the transaction by HP’s board and other customary transaction conditions, but was not subject to any third party financing condition.

Later on January 31, 2015, at a special meeting of the Board of Directors attended by representatives of WSGR and Qatalyst Partners, respectively, the Board of Directors discussed the non-binding letter of intent from HP. Mr. Orr provided a summary of his telephone calls with representative of HP regarding the letter of intent.

Representatives of Qatalyst Partners discussed with the Board of Directors financial aspects of the proposal. Representatives of WSGR discussed with the Board of Directors legal aspects of the proposal. Following the departure of the representatives of Qatalyst Partners from the meeting, the Board of Directors resolved to engage Evercore to act as an additional financial advisor to Aruba.

On February 1, 2015, Aruba engaged Evercore as an additional financial advisor in connection with the discussions with HP.

On February 2, 2015, at a special meeting of the Board of Directors at the offices of WSGR attended by representatives of WSGR, Qatalyst Partners and Evercore, Mr. Galvin presented a preliminary review of Aruba’s financial results for the second quarter of fiscal year 2015 and presented financial projections prepared by management. The Board of Directors provided Mr. Galvin with feedback regarding the items presented. Also on February 2, 2015, Party 6 informed representatives of Qatalyst Partners that it was declining to engage in evaluating an acquisition of Aruba. No inbound inquiries were received by Aruba regarding a potential transaction from the time of the re-initiation of discussions with HP until the time of entry into the Merger Agreement, nor did Aruba have any substantive discussions with any other parties regarding the sale of its business.

On February 4, 2015, at a special meeting of the Board of Directors attended by representatives of WSGR, Evercore and Qatalyst Partners, the Board of Directors reviewed HP’s January 31 proposal. WSGR reviewed the Board of Directors’ fiduciary duties in connection with its receipt of the proposal from HP. Representatives of Qatalyst Partners and Evercore each discussed with the Board of Directors financial aspects of the HP proposal. The Board of Directors discussed the proposal with a focus on how the proposal compared to Aruba’s standalone financial plan in terms of maximizing stockholder value. Representatives of Qatalyst and Evercore, respectively, then discussed with the Board of Directors the manner in which to respond to HP with respect to its proposal. Following such discussions, the Board of Directors authorized representatives of Evercore to present a counter-proposal to HP of $29.00 per share in cash.

Later on February 4, 2015, Evercore presented the counter-proposal to Barclays Capital Inc., financial advisor to HP, which we refer to as “Barclays”, which informed Evercore verbally that it believed $29.00 per share was significantly higher than the price at which HP was prepared to transact, but that the counter-proposal would be presented to HP.

On February 5 and 6, 2015, Evercore held short update calls with the Board of Directors to inform Aruba that no response had been received from Barclays and HP, but that it had been informed that HP was having internal discussions. HP’s non-binding indication of interest was set to expire on February 6, 2015. Late on the night of February 6, 2015, Barclays reached out to Evercore to request a call for the following morning.

On February 7, 2015, Evercore had a call with Barclays, who informed Evercore that its client was of the view that there was a significant disconnect as to the value of Aruba and the potential synergies that would be provided by the proposed acquisition. Barclays communicated to Evercore that it had conducted extensive analysis of the value of Aruba generally and to HP specifically and that, while there might be an increase in price per share in a revised proposal, the increase would be in the context of “quarters, not dollars.” Barclays also emphasized the importance of the timing of the transaction and the need to determine sooner, rather than later, whether agreement could be reached on the value of Aruba, particularly in light of the separation transaction involving Hewlett Packard Enterprise. Evercore responded that regardless of differing views as to value, if Barclays had a new price per share to propose, it should provide a formal proposal so that it could be evaluated by the Board of Directors and its advisors.

On February 8, 2015, Barclays communicated to Evercore verbally that there would be a proposal at approximately $24.00 per share, but no written letter of intent was provided. In response to the informal proposal, Evercore advocated that a higher price per share was warranted.

In the first week of February, the trading price of Aruba’s stock remained less than $17.00 per share and, on February 6, 2015, the trading price of Aruba stock closed at $16.33 per share.

On February 9, 2015, Barclays informed Evercore that a proposal would be made at $24.67 per share in cash, which represented an approximately 51% premium to the closing price of Aruba’s common stock on February 6, 2015, but no letter of intent was provided. A special meeting of the Board of Directors was called that same day and the Board of Directors instructed management to go back to senior executives at HP to propose a per share price of $25.00.

Later on February 9, 2015, HP submitted a revised written proposal to the Company at a price of $24.67 per share in cash, asserting in such written proposal that the price was its “best and final” offer. HP indicated that there would be no third party financing or funding conditions and no requirement for approval by HP shareholders, but that the offer was contingent on entry by HP and Aruba into a 30-day exclusivity agreement.

On February 10, 2015, the Board of Directors convened a special meeting to discuss the letter of intent. Representatives of Evercore described the negotiations with Barclays over the past few days. The Board of Directors discussed the solicitation process undertaken by its financial advisors, in which six of the strategic acquirors that presented the strongest strategic fit with Aruba had all declined to explore an acquisition transaction. The Board of Directors also discussed the recent weakness in the Aruba share price. The Board of Directors discussed the potential upside inherent in successfully executing on the “Aruba 2.0” strategy which management had proposed to the Board of Directors as its going-forward strategy as a stand-alone company, together with the risks inherent in executing on such a strategy. The “Aruba 2.0” strategy, which contemplated both a continued emphasis on growing core areas and a transformative shift in product focus, consisted of continuing 20-25% year-over-year growth, focusing on premium WLAN for enterprise customers, maintaining strong margins for Aruba’s WLAN platform, integrating go-to-market teams and executing on cloud architecture in conjunction with a move to software subscriptions to capture recurring revenue. The Board of Directors then discussed whether to make a counter-offer to HP again at the $25.00 per share price in light of the fact that HP had characterized its proposal as its “best and final” offer. After discussion, the Board of Directors concluded that $24.67 per share in cash was a compelling offer for Aruba and authorized its management to enter into an exclusivity agreement with HP and commence negotiations on that basis.

On February 11, 2015, HP and Aruba entered into a 30-day exclusivity agreement which would terminate by its terms on March 13, 2015. Later on February 11, 2015, Aruba gave representatives of HP access to a virtual data room for the purposes of continued due diligence.

On or around February 13, 2015, representatives of HP requested an amendment to the Confidentiality Agreement to remove a provision prohibiting discussions regarding employee solicitations, in order to give HP the ability to negotiate employment-related matters.

On February 14, 2015, representatives of Gibson, Dunn and Crutcher LLP, which we refer to as “Gibson Dunn”, counsel to HP, delivered a draft of the Merger Agreement to representatives of WSGR. Over the course of the next two weeks, counsel for the two parties, together with management from both parties, negotiated the terms of the Merger Agreement, with significant focus on deal protection measures, including the size of the termination fee potentially payable, regulatory approvals, closing certainty and other matters.

From February 15, 2015 through March 1, 2015, HP management engaged in detailed follow up due diligence with Aruba, including meetings between members of management of Aruba and HP, which included presentations on sales and marketing, product and technology, finance, accounting, tax and human resources.

On February 18, 2015, at a special meeting of the Board of Directors, the Board of Directors authorized management to enter into an amendment to the Confidentiality Agreement to remove a provision prohibiting discussions regarding employee solicitations, which we refer to as the “Confidentiality Agreement Amendment”.

Later on February 18, 2015, the parties entered into the Confidentiality Agreement Amendment.

On February 19, 2015, senior executives of both parties and an Evercore representative met to discuss timing and feasibility of the proposed transaction.

On February 24, 2015, Aruba was contacted by a reporter for Bloomberg Business requesting confirmation that HP was engaging in negotiations regarding a sale of Aruba to HP. Aruba declined to comment.

Early in the day on February 25, 2015, Bloomberg Business published a news article, which we refer to as the “Bloomberg report”, reporting that HP and Aruba were conducting talks regarding a potential acquisition of Aruba by HP. Following the Bloomberg report, the trading price of Aruba stock experienced a marked increase of 21% from $18.38 per share to $22.24 per share.

On February 26, 2015, Aruba stock closed at a trading price of $22.61 per share. After market close, Aruba released its financial results for its second quarter of fiscal year 2015, indicating year-over-year growth of 21% and record revenue of $212.9 million.

Recognizing that, consistent with the unusual rise in stock price and trading volume in the days following the Bloomberg report, on February 27, 2015, Aruba’s stock had been trading above the negotiated deal price and that the trading price of Aruba’s stock at the close of market was $24.81, the Board of Directors held a special meeting to determine whether to proceed with the proposed strategic transaction. At the meeting, representatives of Qatalyst Partners discussed with the Board of Directors the financial aspects of the HP proposal and the Company’s earnings release and recent trading information regarding the Company and other companies in its industry in the immediate aftermath of their respective earnings announcements. The Board of Directors further discussed whether the positive earnings results altered its perception of the fundamentals of Aruba’s business. After discussion, the Board of Directors determined that its conclusion about the favorability of the $24.67 per share price relative to the fundamental financial metrics of Aruba had not changed. The Board of Directors then debated whether to insist on an upward adjustment to the purchase price to $25.00 per share in light of the higher market price. After discussion, it was decided that because the higher trading price was primarily being driven by market speculation of a transaction, and not by changes in the fundamentals of the business, HP would be unlikely to raise the transaction pricing in light of such market movements. The Board of Directors believed that, given the low likelihood of obtaining a higher per share price, Aruba should focus on obtaining a lower termination fee and increased commitment from HP on efforts to seek regulatory approvals. Following the Board of Directors’ decision to proceed with the proposed transaction, representatives of WSGR and Gibson Dunn had several discussions during the period from February 28, 2015 to March 1, 2015 to finalize the remaining open terms of the Merger Agreement, disclosure schedules and voting agreement. The last two remaining issues in the Merger Agreement, which were heavily negotiated among the parties before agreement, were the size of the termination fee and covenants related to efforts to consummate the transaction.

On March 1, 2015, the Board of Directors convened a special meeting to consider the terms of the proposed strategic transaction. Also in attendance were members of Aruba’s management and representatives of WSGR, Qatalyst Partners and Evercore. Evercore reviewed the negotiations with Barclays. Representatives of WSGR reviewed the key terms of the Merger Agreement and described changes to the Merger Agreement, which had been finalized with Gibson Dunn earlier that day. WSGR also reviewed the Board of Directors’ fiduciary duties. The Board of Directors also discussed its view that the proposed price of $24.67 per share in cash was fair to the Company’s stockholders. Representatives of Qatalyst Partners reviewed with the Board of Directors its financial analyses of the consideration to be received by Aruba stockholders pursuant to the Merger Agreement, and then delivered to the Board of Directors Qatalyst Partners’ oral opinion, subsequently confirmed in writing by delivery of a written opinion dated March 1, 2015, that, as of that date and based upon and subject to the factors, assumptions, considerations, limitations and other matters set forth in its written opinion, the $24.67 per share merger consideration to be received by the holders of Aruba common stock, other than HP or any affiliates of HP, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. For more information about Qatalyst Partners’ opinion, see the section of this proxy statement below captioned “— Opinion of Qatalyst Partners LP”. After discussing potential reasons for and against the proposed transaction (see below under the heading “—Recommendation of the Board of Directors and Reasons for the Merger”), the Board of Directors unanimously (i) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby were fair to and in the best interests of the Company’s stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, (iii) directed that the Merger Agreement be submitted to the stockholders of Aruba for adoption and (iv) resolved to recommend that Aruba’s stockholders vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby. The Board of Directors also adopted a resolution authorizing an amendment to Aruba’s bylaws to provide that Delaware courts would be the exclusive forum for certain types of claims relating to the Company.

Later on March 1, 2015, after the Board of Directors approved the transaction, representatives of HP presented Messrs. Orr and Melkote with draft employment agreements. Later that night and into the early morning of March 2, 2015, representatives of Messrs. Orr and Melkote negotiated and entered into employment agreements with HP for each of Mr. Orr and Mr. Melkote.

Following the meeting of the Board of Directors and the execution of the employment agreements with Messrs. Orr and Melkote, in the early hours of March 2, 2015, the parties executed the Merger Agreement and Voting Agreement. Following the execution of the Merger Agreement, the parties issued a joint press release announcing the transaction.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

The Board of Directors has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Aruba and its stockholders; and (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption the Merger Agreement and the transactions contemplated thereby; (2) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve certain compensation that will or may become payable by Aruba to its named executive officers in connection with the Merger.

Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board of Directors consulted with Aruba management, and representatives of its financial advisors and outside legal counsel. In recommending that stockholders vote in favor of adoption of the Merger Agreement and the transactions contemplated thereby the Board of Directors considered a number of factors, including the following (which factors are not necessarily presented in order of relative importance):

•	The fact that the all-cash Merger Consideration will provide certainty of value and liquidity to stockholders, while eliminating the effect of long-term business and execution risk to stockholders.

•	The relationship of the $24.67 Merger consideration to the trading price of the common stock, including that the Merger Consideration constituted a premium of approximately (i) 44% from the average closing price of Aruba’s common stock in the 30 calendar day period prior to February 24, 2015, the last trading day prior to the Bloomberg report on February 25, 2015 and (ii) 34% from the unaffected closing price of Aruba’s common stock on February 24, 2015.

•	The recent and historical market prices of Aruba’s common stock.

•	Its belief, based on discussions and negotiations with HP, that $24.67 per share was the highest price HP would be willing to pay.

•	The thorough review of Aruba’s strategic and financial alternatives, including that:

•	representatives of Aruba’s financial advisors contacted a total of six strategic buyers in an effort to obtain the best value reasonably available to stockholders and each declined to proceed with an evaluation of a potential strategic transaction;

•	its belief that it was unlikely that another party would be willing to pay more than $24.67 in cash; and

•	the absence of any substantive inbound inquiries with respect to a potential strategic transaction between the Bloomberg report on February 25, 2015, and the announcement of the transaction.

•	The multiples to revenues and net operating profit after tax implied by the $24.67 Merger Consideration.

•	The oral opinion of Qatalyst Partners, subsequently confirmed in writing, respectively, delivered to the Board of Directors that, as of March 1, 2015 and based upon and subject to the factors, assumptions, considerations, limitations and other matters set forth in its opinion, the $24.67 Merger Consideration to be received by the holders of our common stock, other than HP or any affiliates of HP, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described below in the section of this proxy statement captioned “— Opinion of Qatalyst Partners LP”.

•	The terms of the Merger Agreement and the related agreements, including:

•	Aruba’s ability, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding alternative acquisition proposals;

•	Aruba’s ability to terminate the Merger Agreement in order to accept a Superior Proposal, subject to HP’s ability to match such Superior Proposal and subject to paying HP a termination fee of $90 million and other conditions of the Merger Agreement;

•	The fact that the Board of Directors believed that the termination fee of $90 million is reasonable and not preclusive of other offers;

•	Aruba’s entitlement to specific performance to prevent breaches of the Merger Agreement;

•	That the Merger is subject to the approval of a majority of the outstanding stock of the Company; and

•	The Board of Directors’ view that the Merger Agreement was the product of arms’-length negotiation and contained customary terms and conditions.

•	The Board of Directors’ understanding of Aruba’s business and operations, and its current and historical results of operations, financial prospects and condition.

•	The perceived risk of continuing as an independent public company or pursuing other alternatives, including (1) the continuation of Aruba’s business plan as an independent enterprise; (2) modifications to Aruba’s strategy and product direction, including the execution on the “Aruba 2.0” business plan; (3) potential expansion opportunities into new business lines through acquisitions and combinations of Aruba with other businesses; and (4) potential divestitures of one or more product lines.

•	The competitive landscape and the dynamics of the market for Aruba’s products and technology; and the assessment that other alternatives were not reasonably likely to create greater value for stockholders than the Merger, taking into account execution risk as well as business, competitive, industry and market risk.

•	The Board of Directors’ view that the terms of the Merger Agreement would be unlikely to deter interested third parties from making a Superior Proposal, including the Merger Agreement’s terms and conditions as they relate to changes in the recommendation of the Board of Directors and the belief that the termination fee potentially payable to HP is reasonable in light of the circumstances, consistent with or below fees in comparable transactions and not preclusive of other offers (see the section of this proxy statement captioned “The Merger Agreement — Other Covenants Under the Merger Agreement — Alternative Acquisition Proposals; Change in the Recommendation of Aruba’s Board of Directors”).

The Board of Directors also considered a number of uncertainties and risks concerning the Merger, including the following (which factors are not necessarily presented in order of relative importance):

•	the risks and costs to Aruba if the Merger does not close, including the diversion of management and employee attention, and the potential effect on our business and relationships with customers and suppliers;

•	the fact that stockholders will not participate in any future earnings or growth of Aruba and will not benefit from any appreciation in value of Aruba, including any appreciation in value that could be realized as a result of improvements to our operations, including the recent restructuring;

•	the requirement that Aruba pay HP a termination fee of $90 million under certain circumstances following termination of the Merger Agreement, including if the Board of Directors terminates the Merger Agreement to accept a Superior Proposal;

•	the restrictions on the conduct of Aruba’s business prior to the consummation of the Merger, including the requirement that we conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent Aruba from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, Aruba might have pursued;

•	the fact that an all cash transaction would be taxable to Aruba’s stockholders that are U.S. persons for U.S. federal income tax purposes;

•	the fact that under the terms of the Merger Agreement, Aruba is unable to solicit other acquisition proposals during the pendency of the Merger;

•	the significant costs involved in connection with entering into the Merger Agreement and completing the Merger and the substantial time and effort of Aruba management required to complete the Merger, which may disrupt our business operations;

•	the fact that Aruba’s business, sales operations and financial results could suffer in the event that the Merger is not consummated;

•	the risk that the Merger might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on the trading price of our common stock;

•	the fact that the completion of the Merger will require antitrust clearance in the United States and certain other countries;

•	the fact that Aruba’s directors and officers may have interests in the Merger that may be different from, or in addition to, those of Aruba’s other stockholders (see below in the section of this proxy statement captioned “— Interests of Aruba’s Directors and Executive Officers in the Merger”); and

•	the fact that the announcement and pendency of the Merger, or the failure to complete the Merger, may cause substantial harm to Aruba’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, technical, sales and other personnel), vendors and customers and may divert employees’ attention away from Aruba’s day-to-day business operations.

The foregoing discussion is not meant to be exhaustive, but summarizes many, if not all, of the material factors considered by the Board of Directors in its consideration of the Merger. After considering these and other factors, the Board of Directors concluded that the potential benefits of the Merger outweighed the uncertainties and risks. In view of the variety of factors considered by the Board of Directors and the complexity of these factors, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Board of Directors applied his or her own personal business judgment to the process and may have assigned different weights to different factors. The Board of Directors unanimously adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and recommends that stockholders adopt the Merger Agreement and the transactions contemplated thereby based upon the totality of the information presented to and considered by the Board of Directors.

Retention of Evercore Group L.L.C.

Aruba has agreed to pay Evercore for its services as a financial adviser to Aruba in connection with the Merger a success fee in an amount equal to 0.25% of the transaction value, or approximately $7.4 million. The success fee is payable at, and contingent upon, consummation of the Merger. Aruba has also agreed to reimburse Evercore for its reasonable out-of-pocket third party expenses incurred in connection with Evercore’s engagement and has agreed to indemnify Evercore and its affiliates against certain liabilities and expenses arising out of or in connection with Evercore’s engagement.

During the two year period prior to the date hereof, no material relationship has existed between Evercore and its affiliates, on the one hand, and either HP or Aruba or any of their respective affiliates, on the other hand, pursuant to which compensation was received or is intended to be received by Evercore or its affiliates as a result of such a relationship, and no such relationship is mutually understood to be contemplated.

Evercore and its affiliates engage in a wide range of activities for their own accounts and the accounts of customers. In connection with these businesses or otherwise, Evercore and its affiliates and/or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products relating to Aruba and its respective affiliates.

Aruba engaged Evercore to act as its financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Opinion of Qatalyst Partners LP

We retained Qatalyst Partners to act as financial advisor to the Board of Directors in connection with a potential transaction such as the Merger and to evaluate whether the consideration to be received by the holders of our company common stock, other than HP or any affiliates of HP, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

We selected Qatalyst Partners to act as our financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of Aruba and the industry in which it operates. Qatalyst Partners has provided its written consent to the reproduction of the Qatalyst Partners’ opinion in this proxy statement. At the meeting of the Board of Directors on March 1, 2015, Qatalyst Partners rendered its oral opinion, that, as of such date and based upon and subject to the considerations, limitations and other matters set forth therein, the $24.67 per share cash consideration to be received by Aruba’s stockholders, other than HP or any affiliates of HP, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated March 1, 2015, to the Board of Directors following the meeting of the Board of Directors.

The full text of Qatalyst Partners’ written opinion to the Board of Directors, dated March 1, 2015, is attached hereto as Annex B and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Board of Directors and addresses only, as of the date of the opinion, the fairness from a financial point of view, of the $24.67 per share cash consideration to be received by Aruba’s stockholders, other than HP or any affiliates of HP, pursuant to the Merger Agreement, and it does not address any other aspect of the Merger. It does not constitute a recommendation as to how any stockholder should vote with respect to the Merger or any other matter and does not in any manner address the price at which Company common stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Qatalyst Partners reviewed a draft, dated February 28, 2015, of the Merger Agreement, certain related documents, and certain publicly available financial statements and other business and financial information of Aruba. Qatalyst Partners also reviewed certain forward-looking information prepared by the management of Aruba, including financial projections and operating data of Aruba, which we refer to as the “Management Projections”, described below in the section of this proxy statement entitled “The Merger — Management Projections”. Additionally, Qatalyst Partners discussed with senior executives of Aruba the past and current operations, financial condition, and prospects of Aruba. Qatalyst Partners also reviewed the historical market prices and trading activity for Company common stock and compared the financial performance of Aruba and the prices and trading activity of Company common stock with that of certain other selected publicly-traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by Aruba. With respect to the Management Projections, Qatalyst Partners was advised by the management of Aruba, and Qatalyst Partners assumed, that the Management Projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Aruba of the future financial performance of Aruba and other matters covered thereby. Qatalyst Partners assumed that the Merger will be consummated in accordance with the terms set forth in the draft, dated February 28, 2015, of the Merger Agreement, without any modification, waiver or delay. Qatalyst Partners also assumed that the final executed Merger Agreement will not differ in any material respect from the draft, dated February 28, 2015, of the Merger Agreement that Qatalyst Partners reviewed. In addition, Qatalyst Partners assumed that, in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on Aruba or the contemplated benefits expected to be derived in the proposed Merger. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Aruba, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of the management of Aruba as to the existing and future technology and products of Aruba and the risks associated with such technology and products. Qatalyst Partners’ opinion has been approved by Qatalyst Partners’ opinion committee in accordance with its customary practice.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners has not assumed any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address the underlying business decision of Aruba to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Aruba. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the $24.67 per share cash consideration to be received by Aruba’s stockholders, other than HP or any affiliates of HP, pursuant to the Merger Agreement, and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Aruba’s officers, directors or employees, or any class of such persons, relative to such consideration.

The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated March 1, 2015. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For the purposes of certain of its analyses, Qatalyst Partners utilized both the consensus of third-party research analysts’ projections, which we refer to as the “Analyst Projections”, and the Management Projections. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Illustrative Discounted Cash Flow Analysis

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a potential, present value of share values for Aruba’s common stock as of January 31, 2015 by:

•	adding:

(a)	the implied net present value of the estimated future unlevered free cash flows of Aruba, based on the Management Projections, for the third and fourth quarters of fiscal year 2015, ending July 31, 2015, through fiscal year 2019, ending July 31, 2019 (which implied present value was calculated by using a range of discount rates of 10.5% to 14.0%, based on an estimated weighted average cost of capital; and

(b)	the implied net present value of a corresponding terminal value of Aruba, calculated by multiplying the estimated net operating profit after taxes (“NOPAT”) (assuming a cash tax rate of 25%) in fiscal year 2020, based on the Management Projections, by a range of multiples of fully-diluted enterprise value to next-twelve-months NOPAT of 11.0x to 16.0x, and discounted to present value using the same range of discount rates used in item (a) above;

•	applying a dilution factor of 28% provided by Aruba’s management to reflect the dilution to current stockholders, assuming no buybacks, over the projection period due to the effect of future equity compensation grants projected by Aruba’s management; and

•	dividing the resulting amount by the number of fully-diluted shares (assuming treasury stock method) of Aruba’s common stock outstanding, adjusted for restricted stock units and market stock units and stock options outstanding, as provided by Aruba’s management as of February 27, 2015.

Based on the calculations set forth above, this analysis implied a range of values for Company common stock of approximately $20.85 to $30.02 per share.

Illustrative Selected Companies Analysis

Qatalyst Partners compared selected financial information and public market multiples for Aruba with publicly available information and public market multiples for companies selected by Qatalyst Partners. The companies used in this comparison included companies listed below and were selected because they are publicly traded companies in Aruba’s industry.

Selected WLAN Vendors

Ubiquiti Networks, Inc.

Ruckus Wireless Inc.

Aerohive Networks, Inc.

Meru Networks Inc.

Selected Pure Play Networking

F5 Networks Inc.

Arista Networks, Inc.

Radware Ltd.

A10 Networks, Inc.

Selected Traditional Networking

Cisco Systems, Inc.

Juniper Networks Inc.

Brocade Communications Systems Inc.

Based upon research analyst consensus estimates for calendar year 2015, and using the closing prices as of February 27, 2015 for shares of the selected companies, Qatalyst Partners calculated, among other things, the implied price to earnings per share multiples for calendar year 2015, which we refer to as the “CY2015E P/E Multiples”, for each group of the selected companies. The median CY2015E P/E Multiples among the selected WLAN Vendor companies analyzed was 20.5x, among the selected Pure Play Networking companies analyzed was 20.6x, and among the selected Traditional Networking companies analyzed was 13.4x. The CY2015E P/E Multiple for Aruba was 14.9x based on the Analyst Projections using Aruba’s closing share price on February 24, 2015.

Based on an analysis of the CY2015E P/E Multiples for the selected companies, Qatalyst Partners selected a representative range of 14.0x to 20.0x and applied this range to Aruba’s estimated calendar year 2015 per share earnings based on each of the Management Projections and the Analyst Projections. This analysis implied a range of values for Company common stock of approximately $18.52 to $26.46 per share based on the Management Projections and approximately $17.23 to $24.61 per share based on the Analyst Projections.

No company included in the selected companies analysis is identical to Aruba. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Aruba, such as the impact of competition on the business of Aruba and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Aruba or the industry or in the financial markets in general. Mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.

Illustrative Selected Transactions Analysis

Qatalyst Partners compared seven selected public company transactions announced since 2008 selected by Qatalyst Partners. These transactions are listed below:

Announcement Date	Target	Acquiror
December 15, 2014	Riverbed Technology, Inc.	Thoma Bravo, LLC
April 15, 2014	Motorola Solutions, Inc.[1]	Zebra Technologies Corporation
December 9, 2011	Blue Coat Systems, Inc.	Thoma Bravo, LLC
November 16, 2010	Trapeze Networks, Inc.	Juniper Networks, Inc.
November 11, 2009	3Com Corporation	Hewlett-Packard Company
October 1, 2009	Tandberg	Cisco Systems, Inc.
July 21, 2008	Foundry Networks, Inc.	Brocade Communications Systems, Inc.

Note 1: Sale of Motorola Solution, Inc.’s enterprise assets.

For each of the transactions listed above, Qatalyst Partners reviewed, among other things, the implied fully-diluted enterprise value of the target company as a multiple of the last-twelve-months revenue, as reflected in certain publicly available financial statements and press releases, which we refer to as the “LTM Revenue Multiple”. Qatalyst Partners also reviewed the implied fully-diluted enterprise value of the target company as a multiple of analyst estimates of the next-twelve-months revenue of the target company, when available, which we refer to as the “NTM Revenue Multiple”. The median LTM Revenue Multiple among the selected transactions analyzed was 2.5x, and the median NTM Revenue Multiple among the selected transactions analyzed was 2.4x.

Based on the analysis of the LTM Revenue Multiples and NTM Revenue Multiples for the transactions noted above, Qatalyst Partners applied an LTM Revenue Multiple range of 1.4x to 3.4x (the minimum and maximum multiples for such transactions) to Aruba’s LTM (ending January 31, 2015) revenue, and an NTM Revenue Multiple range of 2.0x to 3.2x (the minimum and maximum multiples for such transactions) to Aruba’s NTM (ending January 31, 2016) estimated revenue reflected in the Analyst Projections. Based on the calculations set forth above and Aruba’s fully-diluted shares (assuming the treasury stock method), including common stock, RSUs/MSUs and stock options outstanding as provided by management of Aruba as of February 27, 2015, this analysis implied a range of values for Aruba’s common stock of approximately $11.88 to $25.33 per share, with Aruba’s common stock value attributable to the median multiple of such transactions of $19.40 per share based on the LTM multiples, and approximately $17.54 to $26.86 per share, with a median of $20.80 per share, based on the NTM multiples.

For each of the transactions listed above, Qatalyst Partners also reviewed, among other things, the price per share paid for the target company as a multiple of the last-twelve-months earnings per share for the target company, as reflected in certain publicly available financial statements and press releases, which we refer to as the “LTM P/E Multiple”. Qatalyst Partners also reviewed the price per share paid for the target company as a multiple of analyst estimates of the next-twelve-months earnings per share of the target company, which we refer to as the “NTM P/E Multiple”. The median LTM P/E Multiple among the selected transactions analyzed was 22.0x, and the median NTM P/E Multiple among the selected transactions analyzed was 24.3x.

Based on the analysis of the LTM P/E Multiples and the NTM P/E Multiples for the transactions noted above, Qatalyst Partners applied an LTM P/E Multiple range of 18.4x to 25.3x (the minimum and maximum multiples for such transactions) to Aruba’s LTM (ending January 31, 2015) earnings per share, and an NTM P/E Multiple range of 18.9x to 28.4x (the minimum and maximum multiples for such transactions) to Aruba’s NTM (ending January 31, 2016) earnings per share reflected in the Analyst Projections. Based on the calculations set forth above, this analysis implied a range of values for Aruba’s common stock of approximately $18.34 to $25.26 per share, with a median of $21.96 per share, based on the LTM multiples, and approximately $23.21 to $34.91 per share, with a median of $29.86 per share, based on the NTM multiples.

No company or transaction utilized in the selected transactions analysis is identical to Aruba or the Merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to general business, market and financial conditions and other matters, many of which are beyond the control of Aruba, such as the impact of competition on the business of Aruba or the industry generally, industry growth and the absence of any material adverse change in the financial condition of Aruba or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Because of the unique circumstances of each of these transactions and the Merger, Qatalyst Partners cautioned against placing undue reliance on this information.

Miscellaneous

In connection with the review of the Merger by the Board of Directors, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of Aruba. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Aruba. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the $24.67 per share cash consideration to be received by Aruba’s stockholders, other than HP or any affiliates of HP, pursuant to the Merger Agreement, and in connection with the delivery of its opinion to the Board of Directors. These analyses do not purport to be appraisals or to reflect the price at which Company common stock might actually trade.

Qatalyst Partners’ opinion and its presentation to the Board of Directors was one of many factors considered by the Board of Directors in deciding to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board of Directors with respect to the $24.67 per share cash consideration to be received by Aruba’s stockholders pursuant to the Merger or of whether the Board of Directors would have been willing to agree to different consideration. The $24.67 per share cash consideration was determined through arm’s-length negotiations between Aruba and HP and was approved by the Board of Directors. Qatalyst Partners provided advice to Aruba during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to Aruba or that any specific consideration constituted the only appropriate consideration for the Merger.

Qatalyst Partners provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of Aruba, HP or certain of their respective affiliates. During the two year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and Aruba or HP pursuant to which compensation was received by Qatalyst Partners or its affiliates; however, Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to Aruba or HP or any of their respective affiliates for which it would expect to receive compensation.

Under the terms of its engagement letter, Qatalyst Partners provided Aruba with financial advisory services in connection with the proposed Merger for which it will be paid approximately $30 million, $100,000 of which was payable upon the execution of its engagement letter, $5 million of which was payable upon delivery of its opinion, and the remaining portion of which will be paid upon, and subject to, consummation of the Merger. Aruba has also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. Aruba has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities law, and expenses related to or arising out of Qatalyst Partners’ engagement.

Management Projections

Aruba does not, as a matter of course, publicly disclose projections as to its future financial performance. However, in connection with the comprehensive strategic and financial review process as described in this proxy statement, management prepared two sets of financial projections. In October 2014, management prepared projections for fiscal years 2015-2017, which were provided to representatives of Qatalyst Partners and the representatives of HP, which we refer to as the “October Projections”. In February 2015, management updated and supplemented the October Projections to create (i) projections for the remainder of fiscal year 2015 and fiscal years 2016-2017, which we refer to as the “2015-2017 Projections”, and (ii) based on its extrapolation of trends in the 2015-2017 Projections, projections for fiscal years 2018-2020, which we refer to as the “2018-2020 Projections”, which, together with the projections described in clause (i), we refer to as the “February Projections”. We refer collectively to the February Projections and the October Projections as the “Management Projections”. The Management Projections were the only financial forecasts with respect to Aruba provided by Aruba for use by its financial advisors in performing their financial analyses during the strategic and financial review process.

The Management Projections were not prepared with a view to public disclosure and are included in this proxy statement only because the October Projections were provided to the representatives of Qatalyst Partners and representatives of HP and the 2015-2017 Projections were provided to the Board of Directors and certain portions thereof were also made available to HP and its representatives in the strategic and financial review process in connection with its due diligence review of Aruba. The February Projections were made available to Qatalyst Partners and Evercore for use in connection with their respective provision of financial advisory services as described in this proxy statement. The Management Projections were not prepared with a view to compliance with (1) GAAP, (2) the published guidelines of the SEC regarding projections and forward-looking statements; or (3) the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. PricewaterhouseCoopers, our independent registered public accountant, has not examined, reviewed, compiled or otherwise applied procedures to the Management Projections and, accordingly, assumes no responsibility for, and expresses no opinion on, them. The Management Projections included in this proxy statement have been prepared by, and are the responsibility of, Aruba management.

Although a summary of the Management Projections is presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by Aruba management that they believed were reasonable at the time the Management Projections were prepared, taking into account the relevant information available to Aruba management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Management Projections not to be achieved include general economic conditions, Aruba’s ability to achieve forecasted sales, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures and changes in tax laws. In addition, the Management Projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger. As a result, there can be no assurance that the Management Projections will be realized, and actual results may be materially better or worse than those contained in the Management Projections. The Management Projections cover multiple years, and such information by its nature becomes less reliable with each successive year. The inclusion of the Management Projections in this proxy statement should not be regarded as an indication that the Board of Directors, Aruba, Qatalyst Partners, Evercore, HP or any of their respective affiliates or representatives or any other recipient of this information considered, or now considers, the Management Projections to be predictive of actual future results. The summary of the Management Projections is not included in this proxy statement in order to induce any stockholder to vote in favor of the proposal to adopt the Merger Agreement and the transactions contemplated thereby or any of the other proposals to be voted on at the Special Meeting. We do not intend to update or otherwise revise the Management Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Management Projections are shown to be in error or no longer appropriate. In light of the foregoing factors and the uncertainties inherent in the Management Projections, stockholders are cautioned not to place undue, if any, reliance on the projections included in this proxy statement.

The Management Projections and the accompanying tables contain certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income and non-GAAP gross profit, which Aruba believes are helpful in understanding its past financial performance and future results. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with Aruba’s consolidated financial statements prepared in accordance with GAAP and the reconciliation to GAAP measures presented herein. Aruba’s management regularly uses Aruba’s supplemental non-GAAP financial measures internally to understand and manage the business and forecast future periods.

The Management Projections are forward-looking statements. For information on factors that may cause Aruba’s future results to materially vary, see the information under the section captioned “Forward-Looking Statements.”

Aruba — October Projections

	Projections ($MM)
	FY 2015	FY 2016	FY 2017
Revenue	$884	$1,096	$1,367
Non-GAAP Gross Profit	$630	$794	$995
Non-GAAP Operating Income	$190	$251	$350

Aruba — February Projections

	Actual FY 2014	Projections ($MM)
		FY 2015	FY 2016	FY 2017	FY 2018	FY 2019	FY 2020
Revenue	$729	$872	$1,038	$1,235	$1,421	$1,598	$1,758
Non-GAAP Gross Profit	$522	$634	$762	$911	$1,051	$1,183	$1,301
Non-GAAP Operating Income	$128	$199	$245	$307	$355	$400	$440
Non-GAAP Net Income	$91	$137	$171	$215	$249	$280	$308
Unlevered Free Cash Flow	$113	$186	$241	$261	$283	$317	$346
Capital Expenditures	$19	$21	$24	$68	$30	$33	$35

Set forth below is a reconciliation of non-GAAP net income, non-GAAP operating income and non-GAAP gross profit to the most comparable GAAP financial measures, based on financial information available to, or projected by, Aruba (totals may not add due to rounding):

Aruba — February Projections

	Actual FY 2014	Projections ($MM)
		FY 2015	FY 2016	FY 2017	FY 2018	FY 2019	FY 2020
Non-GAAP Gross Profit:
Non-GAAP gross profit	$522	$634	$762	$911	$1,051	$1,183	$1,301
Reconciling items:
Stock-based compensation and related payroll taxes	9	7	6	6	7	8	9
Amortization expense of acquired intangible assets and other acquisition-related expenses	9	7	4	2	1	1	—

GAAP gross profit	$504	$619	$752	$903	$1,043	$1,174	$1,292

Non-GAAP Operating Income:
Non-GAAP operating income	$128	$199	$245	$307	$355	$400	$440
Reconciling items:
Stock-based compensation and related payroll taxes	114	96	85	86	96	108	125
Amortization expense of acquired intangible assets and other acquisition-related expenses	14	8	4	2	1	1	—

GAAP operating income (loss)	$—	$95	$156	$219	$258	$291	$315

Non-GAAP Net Income:
Non-GAAP net income	$91	$137	$171	$215	$249	$280	$308
Reconciling items:
Stock-based compensation and related payroll taxes	114	96	85	86	96	108	125
Amortization expense of acquired intangible assets and other acquisition-related expenses	14	8	4	2	1	1	—
Non-GAAP income tax effects	(8)	(14)	(3)	—	(1)	(4)	(2)

GAAP net income (loss)	$(29)	$47	$85	$127	$153	$175	$185

As set forth above, the reconciliation of non-GAAP operating income and non-GAAP gross profit from the October 2014 Projections were substantially similar to those for the February 2015 Projections.

As noted above, the plans and projections reflect numerous estimates and assumptions made with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to our business, all of which are difficult to predict and many of which are beyond our control.

Interests of Aruba’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as more fully described below. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement and the transactions contemplated thereby be adopted by stockholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters.

Insurance and Indemnification of Directors and Executive Officers

HP and Merger Sub have agreed that all rights to indemnification, exculpation and advancement of expenses existing in favor of the current or former directors and officers of Aruba and each subsidiary of Aruba as provided in Aruba’s charter or bylaws (and comparable governing documents of the subsidiaries of Aruba that have been delivered and made available to HP prior to the date of the Merger Agreement) as in effect on the date of the Merger Agreement for acts or omissions occurring prior to the Effective Time will be assumed and performed by the Surviving Corporation and will continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable law.

For a period of six years after the Effective Time, HP will cause to be maintained in effect Aruba’s current directors’ and officers’ liability insurance covering each person currently covered by Aruba’s directors’ and officers’ liability insurance policy (a correct and complete copy of which was made available to HP before the execution of the Merger Agreement) for acts or omissions occurring prior to the Effective Time; provided, that HP may (i) substitute therefor policies of an insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than Aruba’s existing policies as of the date of the Merger Agreement (ii) request that Aruba obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); and provided, further, that in no event shall HP or Aruba be required to pay annual premiums for insurance under these provisions in excess of 150% of the amount of the annual premiums paid by Aruba for fiscal year 2014 for such purpose (which fiscal year 2014 premiums were represented and warranted by Aruba to be as set forth in Aruba’s disclosure letter), it being understood that HP shall nevertheless be obligated to provide as much coverage as may be obtained for such 150% amount. Prior to the Effective Time, notwithstanding anything to the contrary set forth in the Merger Agreement, Aruba may purchase a six-year “tail” prepaid policy on Aruba’s directors’ and officers’ liability insurance for acts or omissions occurring prior to the Effective Time, provided, that the aggregate cost for such “tail” policy shall not exceed 250% of the amount of the annual premiums paid by Aruba for fiscal year 2014 for such purpose. In the event that Aruba elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation will (and HP will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of the Surviving Corporation (and HP) under the first sentence of this paragraph for so long as such “tail” policy shall be maintained in full force and effect (subject to the proviso in the preceding sentence). For more information, see the section of this proxy statement captioned “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance”.

Treatment of Equity-Based Awards

Treatment of Stock Options

As of April 2, 2015, there were 4,022,288 outstanding stock options with an exercise price less than $24.67 per share, of which 2,802,566 were held by our directors and executive officers.

At the Effective Time, each option to purchase shares of our common stock granted under any Company Stock Plan that is unvested and outstanding immediately prior to the Effective Time and is held by a person providing services to us immediately prior to the Effective Time will be converted into and become an option with respect to HP common stock and HP will assume each unvested option to purchase shares of our common stock in accordance with the terms of the applicable Company Stock Plan and the terms of the applicable stock option agreement, except that from and after the Effective Time, (i) HP and its compensation committee will be substituted for the Company and the compensation committee of the Company’s board administering such Company Stock Plans; (ii) each unvested option assumed by Parent may be exercised solely for HP common stock (or cash, if permitted under the terms of the applicable unvested option or required under applicable law); (iii) the number of shares of HP common stock subject to the unvested option will be equal to the number of shares of our common stock subject to the option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share; and (iv) the per share exercise price for each such option will be adjusted by dividing the per share exercise price under each such unvested option by the Exchange Ratio and rounding up to the nearest cent. However, any unvested, unexercised and outstanding options to purchase Company common stock immediately prior to the Effective Time that have a per share exercise price greater than $24.67 will not be assumed by HP and will automatically terminate as of the Effective Time.

At the Effective Time, each option to purchase shares of our common stock granted under any Company Stock Plan that is vested and outstanding immediately prior to the Effective Time will be cancelled and each former holder of any such cancelled vested option will be entitled to receive an amount in cash (without interest and subject to any applicable withholdings or other taxes, or other amounts as required by law) equal to the product of (1) the total number of outstanding shares of common stock subject to such vested option as of the Effective Time and (2) the amount, if any, by which $24.67 exceeds the exercise price per share of common stock underlying such stock option. Each option with an exercise price per share equal to or greater than $24.67 per share will be cancelled without any cash payment.

Treatment of Restricted Stock Units

As of April 2, 2015, there were 8,451,890 outstanding Restricted Stock Units, of which 909,000 were market stock units at 150% of target, and of which Restricted Stock Units 742,926 were held by our directors and executive officers, of which 202,500 were market stock units at 150% of target.

At the Effective Time, each award of unvested Restricted Stock Units (including each market stock unit) granted under any Company Stock Plan that is outstanding immediately prior to the Effective Time and is held by a person providing services to us immediately prior to the Effective Time (other than those Restricted Stock Units that will become vested as a result of the consummation of the Merger) will be converted into and become rights with respect to shares of common stock of HP and HP will assume the Restricted Stock Units in accordance with the terms of the Company Stock Plans and/or restricted stock unit agreement, as applicable, except that from and after the Effective Time (i) HP and its compensation committee will be substituted for the Company and the compensation committee of Aruba’s Board of Directors administering such Company Stock Plans; (ii) the Restricted Stock Units assumed by HP will represent the right to receive shares of HP common stock (or cash, if permitted under the terms of the applicable Restricted Stock Units or as required by law) upon settlement of the Restricted Stock Units promptly after vesting (except to the extent the terms of the applicable Restricted Stock Unit provide for deferred settlement, in which case settlement will be in accordance with the specified terms); and (iii) the number of shares of HP common stock subject to the Restricted Stock Units will equal the number of shares of our common stock subject to the applicable Restricted Stock Units immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, and HP will convert any remaining fractional share into the right to receive cash based on the Parent Closing Price).

Pursuant to the individual market stock unit agreements, at the Effective Time, the (i) number of Earned MSUs will be determined by shortening the performance period to end upon the Effective Time and (ii) a participant will vest in the number of Earned MSUs equal to (A)(1) the number of fully completed calendar months that have elapsed from the commencement of the performance period set forth in the market stock unit agreements through the Effective Time, divided by (2) the total number of months in the original performance period (notwithstanding the Merger), multiplied by (B) the Earned MSUs, with the result rounded down to the nearest whole share. The Earned MSUs that vest at the Effective Time will receive the Per Share Merger Consideration. The Earned MSUs that do not vest under the individual market stock unit agreements at the Effective Time will be converted into Restricted Stock Units of HP at the Effective Time (with the adjustments described in the paragraph above) and will vest in equal quarterly installments at the end of each three month period following the Effective Time, with the number of quarterly vesting dates equal to (i)(A) the total number of months in the original performance period set forth in the market stock unit agreement (notwithstanding the Merger) less (B) the number of fully completed calendar months that have elapsed from the commencement of the performance period through the Effective Time, divided by (ii) three (rounded down to the nearest whole number). However, 100% of the Earned MSUs that are unvested as of the last day of the original performance period will vest on the last day of the original performance period, unless vested earlier. The market stock units that do not become Earned MSUs will be forfeited at the Effective Time.

Treatment of Purchase Rights under the ESPP

Any current offering period as of the date of the Merger Agreement will be the final offering period under the ESPP. After the date of the Merger Agreement, no new participants will be permitted to join any current offering period in progress under the ESPP and no ESPP participant will be permitted to increase his or her contributions or the amount of withholding elections with respect to any current offering period. The ESPP will terminate immediately prior to the Effective Time. Prior to the Effective Time, the Company shall shorten the duration of any then-current offering period under the ESPP and purchase shares of our common stock with all amounts withheld on behalf of the participants. All outstanding shares of common stock purchased under the ESPP and held by an individual as of immediately prior to the Effective Time will be cancelled as of the Effective Time and be converted into the right to receive the Merger Consideration, without interest, and less any applicable withholding taxes. All amounts withheld that have not been used to purchase our common stock at or prior to the Effective Time will be returned to the participants without interest pursuant to the terms of the ESPP upon the termination of the ESPP.

Payments Upon Termination Following Change-in-Control

All Executive Officers

The Company previously adopted the Severance and Change of Control Policy. Under the Severance and Change of Control Policy, in the event an executive officer’s service is terminated as a result of an “Involuntary Termination” without “Cause” during the period beginning 3 months prior to and ending 12 months after a “Change of Control” (each as defined in the Severance and Change of Control Policy), the following severance payments would be made, subject to the execution of a release of claims in favor of the Company and enumerated related persons and that release becoming effective and irrevocable:

•	CEO — 150% of base salary and annual target bonus as in effect immediately prior to the termination date, plus 18 months COBRA reimbursement, plus 100% vesting of then-unvested shares subject to then-outstanding equity awards.

•	Other executive officers — 100% of base salary and annual target bonus as in effect immediately prior to the termination date, plus 12 months COBRA reimbursement, plus 100% vesting of then-unvested shares subject to then-outstanding equity awards.

The Severance and Change of Control Policy provides that in the event any amount paid to an executive officer upon a Change in Control is deemed to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, the executive officer will be entitled to either (i) the full amount of the payment, or (ii) a lesser amount if such reduction would result in the executive officer retaining a greater amount of such payments and benefits on an after-tax basis had no reduction been made. No tax gross-ups are provided for under the Severance and Change of Control Policy.

“Cause” for the purposes of the Severance and Change of Control Policy means (a) unauthorized use or disclosure of the Company’s confidential information or trade secrets, (b) a material failure to comply with the Company’s written policies or rules, (c) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, or (d) gross misconduct.

“Involuntary Termination” for purposes of the Severance and Change of Control Policy as it applies to executive officers means either (a) involuntary discharge by the Company for reasons other than Cause or (b) voluntary resignation following (i) a change in position with the Company that materially reduces the executive officer’s level of authority or responsibility, (ii) a material reduction in base salary, or (iii) receipt of notice that the principal workplace will be relocated more than 35 miles, to which the executive officer does not consent to such discharge, change in position, reduction, or relocation.

The executive officers who have entered into employment agreements with HP agreed to waive the benefits provided under the Severance and Change of Control Policy that are triggered by an involuntary termination during the period beginning 3 months prior to and ending 12 months after a Change in Control in exchange for the compensation opportunities offered by HP in the employment agreement. See the section of this proxy statement captioned “—HP Employment Agreements” below for additional detail.

Non-Employee Directors

Under the Company’s 2007 Equity Incentive Plan, as amended, any equity awards issued thereunder held by a non-employee director that are assumed or substituted in connection with a “change in control” will fully vest in the event that the service of the non-employee director terminates other than upon a voluntary resignation of the non-employee director (unless such resignation is at the request of the acquirer).

HP Employment Agreements

Dominic Orr

On March 2, 2015, Mr. Orr entered into an employment agreement with HP, which provides that upon and subject to the Closing, Mr. Orr will be employed as Senior Vice-President, HP Networking. The employment agreement provides that Mr. Orr’s initial annual base salary will be $600,000 and he will be eligible for a target bonus opportunity equal to 80% of his eligible earnings, with a maximum bonus opportunity equal to 200% of his eligible earnings for the current fiscal year under HP’s Pay-for-Results Annual Bonus Plan.

In addition, the employment agreement provides that Mr. Orr will be granted HP restricted stock units valued at $3,000,000, with each unit equal to one share of HP common stock subject to approval by HP’s board of directors under the Second Amended and Restated HP Company 2004 Stock Incentive Plan. The restrictions subject to the HP restricted stock units will lapse as to one-third of the HP restricted stock units on each anniversary of the grant date.

In the event Mr. Orr’s employment with HP is involuntarily terminated by HP other than for “cause” (as defined in Mr. Orr’s employment agreement) prior to the third anniversary of Mr. Orr’s start date, Mr. Orr will be eligible to receive the following severance benefits, subject to his execution and non-revocation of a release agreement:

•	a cash payment equal to Mr. Orr’s annual base salary at the time of separation — 50% to be paid in a lump sum within two and a half months following Mr. Orr’s separation and the remaining 50% to be paid in a lump sum 12 months following the separation date, contingent upon Mr. Orr’s continued compliance with any post-employment obligations;

•	a lump sum payment, paid within two and a half months following Mr. Orr’s separation, which approximately equals the cost of COBRA premiums for Mr. Orr and any covered dependents for six months; and

•	restrictions on any HP restricted stock or restricted stock units (if any) will be released as to a prorated number of shares or units, provided Mr. Orr has worked for at least 25% of the entire vesting period. Pro-rata vesting, will be applied separately to each separately-granted award in its entirety and will be based on the number of completed calendar months of active service during the total vesting period for time-based awards or during the relevant performance period for performance-based awards.

Mr. Orr waives all exercisability and vesting acceleration provisions currently in effect for his equity (including options, stock units and restricted stock) granted in Aruba such that no accelerated exercisability or vesting will occur in connection with the Merger or in the event Mr. Orr’s employment or service should terminate following the closing date of the Merger (including pursuant to the Severance and Change of Control Policy), except that upon consummation of the Merger, 25% of the value of his Aruba equity that is unvested immediately prior to the closing of the Merger will become immediately vested upon such closing (rounded to the nearest whole unit) and all restrictions upon such restricted stock units shall immediately lapse and the underlying shares shall be settled in accordance with the provisions of the Merger Agreement. Mr. Orr also waives any additional Aruba severance benefits (including pursuant to the Severance and Change of Control Policy) and any severance benefits to which he may become entitled shall be determined in accordance with the terms of his employment agreement with HP.

Keerti Melkote

On March 2, 2015, Mr. Melkote entered into an employment agreement with HP, which provides that contingent upon the Closing, Mr. Melkote will be employed as Vice-President and Chief Technologist, HP Networking and Mr. Melkote’s employment is targeted to transfer to HP after the completion of HP’s separation into two legal entities, which is currently projected to occur in November 2015.

The employment agreement provides that Mr. Melkote’s initial annual base salary will be $375,000 and he will be eligible for a target bonus opportunity equal to 50% of his eligible earnings, with a maximum bonus opportunity equal to 150% of his eligible earnings for the current fiscal year under HP’s Pay-for-Results Annual Bonus Plan.

In addition, the employment agreement provides that Mr. Melkote will be granted HP restricted stock units valued at $3,000,000, with each unit equal to one share of HP common stock subject to approval by HP’s board of directors under the Second Amended and Restated HP Company 2004 Stock Incentive Plan. The restrictions subject to the HP restricted stock units will lapse as to one-third of the HP restricted stock units on each anniversary of the grant date.

In the event Mr. Melkote’s employment with HP is involuntarily terminated by HP other than for “cause” (as defined in Mr. Melkote’s employment agreement) prior to the third anniversary of Mr. Melkote’s start date, Mr. Melkote will be eligible to receive the following severance benefits, subject to his execution and non-revocation of a release agreement:

•	a cash payment equal to Mr. Melkote’s annual base salary and target bonus at the time of separation — 50% to be paid in a lump sum within two and a half months following Mr. Melkote’s separation and the remaining 50% to be paid in a lump sum 12 months following the separation date, contingent upon Mr. Melkote’s continued compliance with any post-employment obligations; and

•	a lump sum payment, paid within two and a half months following Mr. Melkote’s separation, which approximately equals the cost of COBRA premiums for Mr. Melkote and any covered dependents for three months.

Mr. Melkote waives all exercisability and vesting acceleration provisions currently in effect for his equity (including options, stock units and restricted stock) granted in Aruba such that no accelerated exercisability or vesting will occur in connection with the Merger or in the event Mr. Melkote’s employment or service should terminate following the closing date of the Merger (including pursuant to the Severance and Change of Control Policy) except that upon consummation of the Merger, 25% of the value of his Aruba equity that is unvested immediately prior to the closing of the Merger will become immediately vested upon such closing (rounded to the nearest whole unit) and all restrictions upon such restricted stock units shall immediately lapse and the underlying shares shall be settled in accordance with the provisions of the Merger Agreement. Mr. Melkote also waives any additional Aruba severance benefits (including pursuant to the Severance and Change of Control Policy) and any severance benefits to which he may become entitled shall be determined in accordance with the terms of his employment agreement with HP.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that will or may become payable to each of our named executive officers in connection with the Merger. Please see the previous portions of this section for further information regarding this compensation.

The amounts indicated in the table below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the Merger is consummated on May 15, 2015, and that the employment of each of the named executive officers was subject to an involuntary termination on the date described in the footnotes below, as applicable. Aruba’s executive officers will not receive pension, non-qualified deferred compensation, tax reimbursement or other benefits in connection with the Merger.

Some of the amounts set forth in the table would be payable solely by virtue of the consummation of the Merger. In addition to the assumptions regarding the consummation date of the Merger and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below. The values in the table below payable by HP are not subject to the non-binding, advisory proposal to approve certain compensation that will or may become payable to Aruba’s named executive officers in connection with the Merger.

Golden Parachute Compensation

Name	Aruba Cash($)(1)	HP Cash ($)(2)	Aruba Equity ($)(3)	HP Equity ($)(4)	Aruba Perquisites/ Benefits ($)(5)	HP Perquisites/ Benefits ($)(6)	Total Aruba Payments ($)(7)	Total HP Payments ($)(8)
Dominic P. Orr	1,500,000	600,000	54,599,062	3,771,484	27,000	3,680	56,126,062	4,375,164
Michael M. Galvin	551,250		3,091,447		18,000		3,660,697
Keerti Melkote	490,000	562,500	3,993,079	3,844,189	18,000	5,726	4,501,079	4,412,415
John DiLullo	375,000		5,180,700		18,000		5,573,700
Michael Kirby(9)

(1)	This amount represents the “double-trigger” cash severance payments to which each named executive officer may become entitled under the Severance and Change of Control Policy, as described in the section of this proxy statement captioned “—Payments upon Termination following Change-in-Control”. For each named executive officer who has entered into an HP employment agreement, the amount in this column assumes that such named executive officer experiences a qualifying termination within the three month period prior to the consummation of the Merger. For each other named executive officer, the amount in this column assumes that such named executive officer experiences a qualifying termination on the consummation of the Merger or within twelve months thereafter. The amount represents 150% of the annual base salary and target annual bonus opportunity for Mr. Orr, effective January 1, 2015, and 100% of the annual base salary and target annual bonus opportunity for the other named executive officers, effective January 1, 2015.
(2)	This amount represents the “double-trigger” cash severance payments to which each named executive officer who has entered into an HP employment agreement may become entitled following the consummation of the Merger, as described under the section of this proxy statement captioned “—Payments upon Termination following Change-in-Control”. For each such named executive officer, the amount in this column assumes that such named executive officer experiences a qualifying termination following the consummation of the Merger. The amount represents 100% of the annual base salary for Mr. Orr, effective as of the date he commences employment with HP in connection with consummation of the Merger, and 100% of the annual base salary and target annual bonus opportunity for Mr. Melkote, each effective as of the date he commences employment with HP in connection with consummation of the Merger. As described in the section of this proxy statement captioned “—Payment upon Termination following Change-in-Control”, each such named executive officer agreed to waive his rights to the severance benefits under the Severance and Change of Control Policy contingent upon the consummation of the Merger when his HP employment agreement becomes effective.
(3)

This amount represents the product of (a) $24.67 per share multiplied by (b) the number of shares subject to each named executive officer’s outstanding (i) in-the-money options (i.e., options to purchase shares of common stock with an exercise price of less than $24.67 per share) and (ii) Restricted Stock Units (including market stock units) (and, in the case of the in-the-money options, reduced by their aggregate exercise price). These are the “double-trigger” vesting acceleration benefits to which each named executive officer is entitled under the Severance and Change of Control Policy, as described in the section of this proxy statement captioned “—Payments upon Termination following Change-in-Control” section above. For purposes of determining the number of Restricted Stock Units that are market stock units that will vest as of the consummation of the Merger, we have assumed that the stock price goals set forth in the market stock units agreements will have been met at 150% of target as of the date of the consummation of the Merger. For each named executive officer who has entered into an HP employment agreement prior to the date hereof, the amount in this column assumes that such named executive officer experiences a qualifying termination within the three month period prior to the consummation of the Merger, the HP employment agreement does not become effective, and such named executive officer becomes entitled to full vesting acceleration of his Aruba options and Restricted Stock Units (including market stock units) under the Severance and Change of Control Policy. For each other named executive officer, the amount in this column assumes that such named executive officer experiences a qualifying termination on the consummation of the Merger and is entitled to full vesting acceleration of his Aruba options and Restricted Stock Units (including market stock units) under the Severance and Change of Control Policy. The portion of the amounts in this column relating to the “single-trigger” equity benefits for each named executive officer is as follows: $51,513,125 (Mr. Orr) of which all $51,513,125 relates to the cancellation and cashout of previously vested stock options, $513,950 (Mr. Galvin), $564,977 (Mr. Melkote) of which $153,810 relates to the cancellation and cashout of vested stock options, and $411,175 (Mr. DiLullo). The “single-trigger” equity benefits represent the sum of the value of the in-the-money options that vested prior to the consummation of the Merger and the portion of the Restricted Stock Units that are market stock units that vest on the consummation of the Merger pursuant to the terms of the market stock unit agreements (assuming 150% achievement of the performance metrics). These amounts do not take into account any “single-trigger” equity acceleration benefits under any HP employment agreement, which benefits are addressed in footnote (4) below.
(4)	This amount represents the equity benefits to which each named executive officer who has entered into an HP employment agreement may become entitled on the consummation of the Merger, as described in the section of this proxy statement captioned “—Payments upon Termination following Change-in-Control”. The following amounts represent the full value of the HP equity awards ($3,000,000 for each of Messrs. Orr and Melkote) and the value of 25% of each of the executive officer’s Company equity awards that will fully vest on the consummation of the Merger, in each case as provided under the terms of such named executive officer’s HP employment agreement. The HP equity award grants are subject to multi-year vesting that requires continued service by the executive officer. As such, the executive officers will not realize any value from these awards unless and until they vest pursuant to their terms. The portion of the amount of this column relating to Company equity awards represents the product of (a) $24.67 per share multiplied by (b) 25% of the shares subject to each in-the-money option (i.e., options to purchase shares of common stock with an exercise price of less than $24.67 per share), and 25% of the restricted stock units (including market stock units after taking into account the vesting acceleration provided under the market stock unit agreement) that are vesting on the consummation of the Merger (and, in the case of the in-the-money options, reduced by their aggregate exercise price), as provided in such named executive officer’s HP offer letter. As described in the section of this proxy statement captioned “—Payment upon Termination following Change-in-Control,” each such named executive officer agreed to waive his rights to the equity acceleration benefits under the Severance and Change of Control Policy upon the effectiveness of his HP employment agreement.
(5)	This amount equals the estimated value of the “double-trigger” COBRA benefits to which each named executive officer may become entitled under the Severance and Change of Control Policy, as described in the section of this proxy statement captioned “—Payments upon Termination following Change-in-Control”. For each named executive officer who has entered into an HP employment agreement, the amount in this column assumes that such named executive officer experiences a qualifying termination within the three month period prior to the consummation of the Merger. For each other named executive officer, the amount in this column assumes that such named executive officer experiences a qualifying termination on the consummation of the Merger or within twelve months thereafter. The amount represents 18 months of COBRA benefits for Mr. Orr and 12 months of COBRA benefits for the other named executive officers.
(6)	This amount represents the “double-trigger” lump sum payment for COBRA benefits to which each named executive officer who has entered into an HP employment agreement may become entitled following the consummation of the Merger, as described in the section of this proxy statement captioned “—Payments upon Termination following Change-in-Control”. For each such named executive officer, the amount in this column assumes that such named executive officer experiences a qualifying termination following the consummation of the Merger. The amount represents six months of COBRA benefits for Mr. Orr and three months of COBRA benefits for Mr. Melkote in each case, calculated based on COBRA rates in effect as of the date of this filing. As described in the section of this proxy statement captioned “—Payment upon Termination following Change-in-Control,” each such named executive officer agreed to waive his rights to the severance benefits under the Severance and Change of Control Policy upon the effectiveness of his HP employment agreement.
(7)	This amount represents the sum of the amounts in the “Aruba Cash,” “Aruba Equity,” and “Aruba Perquisites/Benefits” columns. For each named executive officer who has entered into an HP employment agreement, the amount in this column assumes that such named executive officer experiences a qualifying termination within the three month period prior to the consummation of the Merger. For each other named executive officer, the amount in this column assumes that such named executive officer experiences a qualifying termination on the consummation of the Merger or within twelve months thereafter.
(8)	This amount represents the sum of the amounts in the “HP Cash,” “HP Equity,” and “HP Perquisites/Benefits” columns for each named executive officer who has entered into an HP employment agreement and, as applicable, assumes that such named executive officer experiences a qualifying termination following the consummation of the Merger.
(9)	Mr. Kirby resigned from his position as Executive Vice President, Worldwide Sales in November 2013 and thus is not entitled to any “golden parachute” compensation in connection with the Merger.

Equity Interests of Aruba’s’ Executive Officers and Non-Employee Directors

The following table sets forth the number of shares of common stock and the number of shares of common stock underlying Company equity awards that are in-the-money and are currently held by each of Aruba’s executive officers and non-employee directors, in each case that either are currently vested or that will vest in connection with the Merger, assuming that the Effective Time occurs on May 15, 2015. The table also sets forth the values of these shares and equity awards based on the $24.67 per share Merger Consideration (minus the applicable exercise price for the in-the-money options). No new shares of common stock or equity awards were granted to any executive officer or non-employee director in contemplation of the Merger. The table does not reflect any share purchases under the ESPP that may be made between the date of this filing and May 15, 2015. For purposes of this table, any shares subject to Company equity awards held by Aruba’s executive and non-employee directors that vest between the date hereof and May 15, 2015 are considered outstanding shares of common stock held by the applicable executive or non-employee director. In addition, for purposes of determining the shares that are vested and outstanding, the single-trigger vesting acceleration benefits under the HP employment agreements are deemed to apply such that Messrs. Orr and Melkote are considered vested in an additional 25% of shares subject to their outstanding equity awards that otherwise would have been unvested by their terms. For purposes of determining the number of Restricted Stock Units that are market stock units that will vest as of the consummation of the Merger, the stock price goals set forth in the market stock units agreements are assumed to have been met at 150% of target as of the date of the consummation of the Merger. We also have assumed that service of each non-employee director will terminate in connection with the Merger giving rise to full vesting acceleration of such non-employee director’s equity awards under the Company’s 2007 Equity Incentive Plan, as amended.

Name	Shares Held (#)	Shares Held ($)	Vested Options (#)	Vested Options ($)	Vested RSUs (#)	Vested RSUs ($)	Total ($)
Bernard Guidon	—	—	—	—	5,666	139,780	139,780
Emmanuel T. Hernandez	21,704	535,438	69,123	615,155	23,135	570,740	1,721,333
Michael R. Kourey	26,444	652,374	20,000	30,200	24,090	594,300	1,276,874
Willem Roelandts	42,325	1,044,158	65,000	892,100	24,577	606,315	2,542,573
Juergen Rottler	19,774	487,825	25,000	78,000	24,241	598,025	1,163,850
Dan Warmenhoven	39,880	983,840	25,000	37,750	25,280	623,658	1,645,248
Dominic P. Orr	1,395,767	34,433,572	2,577,724	51,513,671	31,250	770,938	86,718,181
Michael M. Galvin	184,883	4,561,064	—	—	20,833	513,950	5,075,014
Keerti Melkote	1,286,528	31,738,646	9,000	153,810	52,970	1,306,770	33,199,226
John DiLullo	2,447	60,367	—	—	16,667	411,175	471,542

Closing and Effective Time

The closing of the Merger will take place no later than the second business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the Merger (as described in the section of this proxy captioned “The Merger Agreement — Conditions to the Merger”), other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions.

Appraisal Rights

If the Merger is completed, stockholders who have complied exactly with the procedures set forth in Section 262, including stockholders who (i) do not vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, (ii) continuously hold their shares of our common stock through the Effective Time, and (iii) properly demand appraisal of their shares of common stock in compliance with the requirements of Section 262 are entitled to exercise appraisal rights in connection with the Merger under Section 262.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in such holder’s name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, holders of shares of common stock who: (i) do not vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby; (ii) continuously hold their shares of common stock through the Effective Time; and (iii) otherwise follow exactly the procedures set forth in Section 262, will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to exercise appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Aruba’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any holder of shares of common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so should review Annex C carefully.

Failure to comply exactly with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL.

A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Aruba believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of common stock must, among other requirements, do ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement and the transactions contemplated thereby;

•	the stockholder must deliver to Aruba a written demand for appraisal that complies with Section 262 before the vote on the Merger Agreement at the Special Meeting; and

•	the stockholder must continuously hold the shares of common stock through the Effective Time.

The stockholder or the Surviving Corporation must also file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of common stock within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement and the transactions contemplated thereby, abstain or not vote its shares.

Filing Written Demand

Any holder of shares of common stock wishing to exercise appraisal rights must deliver to Aruba, before the vote on the adoption of the Merger Agreement and the transactions contemplated thereby, at the Special Meeting at which the proposal to adopt the Merger Agreement and the transactions contemplated thereby will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement and the transactions contemplated thereby. A holder of shares of common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made, and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement and the transactions contemplated thereby and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement and the transactions contemplated thereby or abstain from voting on the adoption of the Merger Agreement and the transactions contemplated thereby. Neither voting against the adoption of the Merger Agreement and the transactions contemplated thereby nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement and the transactions contemplated thereby will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement and the transactions contemplated thereby. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement and the transactions contemplated thereby at the Special Meeting will result in a loss of appraisal rights under the DGCL.

Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in such holder’s name. A demand for appraisal in respect of shares of our common stock should be executed by or on behalf of the holder of record and must reasonably inform Aruba of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares of common stock in connection with the Merger. If the shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES OF COMMON STOCK IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES OF COMMON STOCK. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be delivered to:

Aruba Networks, Inc.

Attn: Corporate Secretary

1344 Crossman Avenue

Sunnyvale, California 94089

Any holder of shares of common stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to Aruba a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation.

No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however that such dismissal will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Time.

Notice by the Surviving Corporation

If the Merger is completed, within ten days after the Effective Time, the Surviving Corporation will notify each holder of shares of common stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the adoption of the Merger Agreement and the transactions contemplated thereby that the Merger has become effective and the effective date thereof, and include a copy in such notice of Section 262.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, the Surviving Corporation or any holder of shares of common stock who has complied with Section 262 and is entitled to exercise appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of common stock. Accordingly, any holders of shares of common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of common stock within the time and in the manner prescribed by Section 262. The failure of a holder of shares of common stock to file such a petition within the period specified in Section 262 will nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the Effective Time, any holder of shares of common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and the transactions contemplated thereby with respect to which Aruba has received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must mail this statement to the requesting stockholder within ten days after receipt of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of common stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to exercise appraisal rights thereunder. The Delaware Court of Chancery may require stockholders demanding appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

Determination of Fair Value

After determining the holders of common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although Aruba believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Aruba nor HP anticipates offering more than the Merger Consideration to any stockholder exercising appraisal rights, and each of Aruba and HP reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the Merger Consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of his, her or its shares of common stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, such stockholder’s shares of common stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of common stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court.

Failure to comply exactly with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of our common stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service, which we refer to as the “IRS”, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:

•	tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as banks and other financial institutions; tax-exempt organizations; S-corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (and partners or investors therein); insurance companies; mutual funds; brokers or dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; or certain former citizens or long-term residents of the United States;

•	tax consequences to holders holding the shares of common stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	tax consequences to holders that received their shares of common stock on exercise of notes, warrants or options or otherwise in a compensatory transaction;

•	tax consequences to holders who own an equity interest, actually or constructively, in HP or the Surviving Corporation following the Merger;

•	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;

•	tax consequences to holders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•	tax consequences to holders who hold their shares as “qualified small business stock” within the meaning of Section 1202 of the Code or Section 1244 Stock for purposes of the Code;

•	the U.S. federal estate, gift or alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

No ruling from the IRS and no opinion of counsel has been or will be obtained regarding the U.S. federal income tax consequences of the Merger described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER U.S. FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. Federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of our common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. Gain or loss realized generally must be calculated separately for each block of shares (i.e. shares acquired at the same cost in a single transaction) surrendered pursuant to the Merger. Additionally, certain non-corporate U.S. Holders may also be subject to a 3.8% Federal surtax on “net investment income” as defined in Section 1411 of the Code, which may include capital gain on shares surrendered in the Merger.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of our common stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances. Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if such Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty) and may be offset by certain U.S. source capital losses; or

•	Aruba is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code, which we refer to as “USRPHC”, at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of common stock, which we refer to as the “Relevant Period”, and, if shares of common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of our common stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. We believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a rate of 28%) may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (i) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on a properly completed IRS Form W-9 (or a substitute or successor form) or (ii) a Non-U.S. Holder that (A) provides a certification of such holder’s foreign status on a properly completed appropriate series of IRS Form W-8 (or a substitute or successor form) or (B) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Regulatory Approvals Required for the Merger

HP and Aruba have generally agreed to use their reasonable best efforts to obtain all necessary actions or approvals from governmental entities to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals (i) include that the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act”, has expired or been terminated; and (ii) may include the approval or clearance of the Merger pursuant to antitrust laws of Austria, Germany, Indonesia, and Ukraine, which we refer to collectively as the “foreign jurisdictions”, as required.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, the Merger cannot be completed until HP and Aruba file a notification and report form with the Federal Trade Commission, which we refer to as the “FTC”, and the Antitrust Division of the Department of Justice, which we refer to as the “DOJ”, under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of waiting period following the parties’ filing of their respective HSR Act notification forms (typically a 30 day period) or the early termination of that waiting period. HP and Aruba made the necessary filings with the FTC and the Antitrust Division of the DOJ on March 12, 2015.

At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Foreign Competition Laws

Under the competition laws of the foreign jurisdictions certain competition law filings may be necessary. HP and Aruba made filings pursuant to applicable laws in Austria, Germany and Ukraine on March 31, 2015.

Austria

Under the Austrian Cartel Act, which we refer to as the “ACA”, and the rules promulgated thereunder, the Merger cannot be implemented until HP and Aruba file a notification and report form with the Federal Competition Authority, which we refer to as the “FCA”, and the FCA and the Federal Cartel Prosecutor, which we refer to as the “FCP”, have granted formal clearance. Formal clearance is granted to a transaction notifiable under the ACA in Phase I when neither the FCA nor FCP requests the initiation of Phase II proceedings (typically a four weeks waiting period), or when the FCA and FCP waive their rights to make such a request (minimum waiting period of two weeks). HP and Aruba filed a notification with the FCA on March 31, 2015.

At any time during the merger review process HP and Aruba may offer undertakings to remedy potential competition issues and secure formal approval. Such undertakings could include divestiture of assets of the parties or other non-structural remedies. Third parties whose legal or economic interests are affected by the transaction may intervene in merger proceedings by submitting written comments to the FCA and FCP.

Germany

Under the Act against Restraints of Competition and the rules promulgated thereunder, the Merger cannot be implemented until HP and Aruba file a notification and report form with the Federal Cartel Office, which we refer to as the “FCO”, and either the FCO has cleared the transaction or the relevant waiting periods of one month (Phase I) or four months (Phases I and II together) after submission of a complete notification have expired without the FCO having prohibited the transaction. HP and Aruba filed a notification with the FCO on March 31, 2015.

At any time during Phase II of the merger review process, HP and Aruba may offer undertakings to remedy potential competition issues and secure clearance from the FCO. Such undertakings could include divestiture of assets of the parties or other non-structural remedies. Third parties whose interests are materially affected by the transaction may intervene in merger proceedings by submitting written comments to the FCO but cannot bring a private action against the Merger.

Indonesia

Under the Law of Prohibition of Monopoly and Unfair Business Competition Practices and the Government Regulation on Mergers, Consolidations and Acquisitions of Shares that May Result in Monopoly and Unfair Business Competition Practices and the rules promulgated thereunder, HP must file the post-merger notification with the Commission for Supervision of Business Competition, which we refer to as the “KPPU”, within 30 working days of the date on which the Merger becomes formally effective. There is no suspension of the completion of the transaction prior to the decision or opinion of the KPPU.

The transaction cannot be prohibited by the KPPU. However, if the KPPU were to find that the Merger is objectionable, it could open a formal investigation which could result in ordering the dissolution of the Merger or the imposition of sanctions. In such a case, the merged entity is given the opportunity to offer remedies.

Ukraine

Under the Protection of Economic Competition Act, which we refer to as the “Competition Act”, and the rules promulgated thereunder, the Merger cannot be implemented until HP and Aruba file a notification and report form with the Anti-Monopoly Committee of Ukraine, which we refer to as the “AMC”, and the AMC has approved the transaction or the waiting period of 45 working days has elapsed without the AMC adopting a decision regarding the transaction. The AMC’s approval has a validity of one year and the parties have to implement the transaction within this period. HP and Aruba filed a notification with the AMC on March 31, 2015.

At any time during the merger review process, HP and Aruba may offer undertakings to remedy potential competition issues and secure the approval from the AMC. Such undertakings could include divestiture of assets of the parties or other non-structural remedies. Third parties whose interests are materially affected by the transaction may intervene in merger proceedings and may seek injunctions from courts.

Other Regulatory Approvals

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by stockholders and the completion of the Merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

Merger Litigation

Delaware Actions

Beginning on March 9, 2015, a number of shareholder class action complaints were filed in the Court of Chancery of the State of Delaware on behalf of a putative class of Aruba shareholders and naming as defendants the board of directors of Aruba, HP, Merger Sub, and, in some instances, Aruba: Ballester v. Aruba Networks, Inc., et al., C.A. No. 10765-VCL (filed March 9, 2015); Williams v. Aruba Networks, Inc., et al., C.A. No. 10778-VCL (filed March 11, 2015); New Jersey Building Laborers Statewide Welfare Fund v. Orr, et al., C.A. No. 10786-VCL (filed March 12, 2015); Maturi v. Aruba Networks, Inc., et al., C.A. No. 10798-VCL (filed March 16, 2015); Adams v. Aruba Networks, Inc., et al., C.A. No. 10800-VCL (filed March 16, 2015); Watts v. Aruba Networks, Inc., et al., C.A. No. 10802-VCL (filed March 17, 2015); Litwin v. Aruba Networks, Inc., et al., C.A. No. 10825-VCL (filed March 23, 2015). The complaints generally allege that, in connection with the proposed acquisition of Aruba by HP, Aruba’s directors breached their fiduciary duties to Aruba shareholders by, among other things, purportedly failing to take steps to maximize the value of Aruba to its shareholders, engaging in an allegedly flawed process purportedly resulting from alleged conflicts of interest, and agreeing to allegedly preclusive deal protection devices in the Merger Agreement. The complaints further allege that HP, Merger Sub, and/or Aruba aided and abetted the individual defendants in the alleged breaches of their fiduciary duties. The complaints seek, among other things, an order enjoining the defendants from consummating the proposed transaction, in the event that the proposed transaction is consummated, an order rescinding it and setting it aside or awarding rescissory damages, an order directing defendants to account to the class for damages allegedly sustained, and attorneys’ fees and costs.

On April 1, 2015, plaintiff New Jersey Building Laborers Statewide Welfare Fund filed an amended stockholder class action complaint naming as defendants the board of directors of Aruba, Merger Sub, and HP. The amended complaint generally alleges that, in connection with the proposed acquisition of Aruba by HP, Aruba’s directors breached their fiduciary duties to Aruba shareholders by, among other things, purportedly failing to take steps to maximize the value of Aruba to its shareholders, engaging in an allegedly unfair process purportedly resulting from alleged conflicts of interest, and agreeing to allegedly preclusive deal protection devices in the Merger Agreement. The amended complaint further alleges that the defendants issued materially incomplete and misleading disclosures in the preliminary proxy statement filed with the SEC on March 17, 2015, which purportedly failed to include material information concerning, among other things, the background of the proposed transaction, data, inputs, and assumptions underlying Qatalyst’s financial valuation analyses and fairness opinion, and information concerning financial projections for Aruba. The amended complaint alleges that HP and Merger Sub aided and abetted the individual defendants in the alleged breaches of their fiduciary duties. The amended complaint seeks, among other things, an order enjoining the defendants from consummating the proposed transaction, in the event that the proposed transaction is consummated, an order awarding damages to the class, and attorneys’ fees and costs.

California Action

On April 1, 2015, a stockholder class action complaint was filed in the United States District Court for the Northern District of California on behalf of a putative class of Aruba stockholders and naming as defendants Aruba, the board of directors of Aruba, Merger Sub, and HP: Newfield v. Aruba Networks, Inc., et al., Case No. 15-cv-01502-JST (N.D. Cal. filed April 1, 2015). The complaint generally alleges that, in connection with the proposed acquisition of Aruba by HP, Aruba’s directors breached their fiduciary duties to Aruba stockholders by, among other things, engaging in an allegedly unfair and flawed process purportedly resulting from alleged conflicts of interest, seeking to complete the sale of Aruba to HP for an allegedly unfair price, and agreeing to allegedly preclusive deal protection devices in the Merger Agreement. The complaint alleges that Aruba, HP, and Merger Sub aided and abetted the individual defendants in the alleged breaches of their fiduciary duties. The complaint further alleges that the defendants disseminated a materially false and misleading proxy statement in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and/or defendants’ fiduciary duties under state law. Among other things, the complaint alleges that the preliminary proxy statement filed with the SEC on March 17, 2015 omits and/or misrepresents material information concerning the allegedly conflicted and unfair sales process, the allegedly unfair merger consideration, the valuation analyses prepared by Qatalyst, and the anticipated future performance of Aruba. The complaint seeks, among other things, an order declaring that the proposed acquisition is unlawful and unenforceable, an order enjoining the defendants from consummating the proposed acquisition, an order rescinding, to the extent already implemented, the Merger Agreement, and attorneys’ fees and costs.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms in this section but not defined in this proxy statement have the meaning ascribed to such terms in the Merger Agreement.

The representations, warranties, covenants and agreements described in this section and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by HP, Aruba and Merger Sub in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and, in some cases, were qualified by matters disclosed to HP and Merger Sub by Aruba in the disclosure letter to the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purposes of allocating contractual risk between the parties to the Merger Agreement, rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Aruba, HP or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may have changed after the date of the Merger Agreement and do not purport to be accurate as of the date of this proxy statement and, accordingly, you should not rely on such representations and warranties as characterizations of the actual state of facts at the time they were made or as of the date of this proxy statement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Aruba, HP and Merger Sub because the parties may take certain actions that are either expressly permitted in the disclosure letter delivered by Aruba in connection with the execution of the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide you with any other factual information regarding Aruba, HP, Merger Sub or their respective businesses or affiliates. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Aruba and our business.

Form and Effects of the Merger; Directors and Officers; Certificate of Incorporation and Bylaws

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub, a wholly owned subsidiary of HP created solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, will merge with and into Aruba. The separate corporate existence of Merger Sub will cease, and Aruba will continue as the surviving corporation and will become a wholly owned subsidiary of HP.

From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of Aruba and Merger Sub, and all of the debts, liabilities and duties of Aruba and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation. The officers of Merger Sub immediately prior to the effective time of the Merger will be the initial officers of the surviving corporation. The directors and officers will serve in accordance with the articles of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

At the Effective Time, the certificate of incorporation and the bylaws of the Surviving Corporation will be amended and restated in their entirety in the form agreed by Aruba, HP and Merger Sub until thereafter amended in accordance with the provisions thereof and as provided by law.

Closing and Effective Time of the Merger

Unless otherwise mutually agreed by HP and Aruba, the closing of the Merger will occur at 10:00 a.m. Pacific time on the second business day after the conditions to the Merger set forth in the Merger Agreement and described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Merger” have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of those conditions).

The Merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or at such other time as is agreed upon in writing by HP and Aruba and specified in the certificate of merger in accordance with the DGCL. As of the date of this proxy statement, we expect to complete the Merger in the second or third quarter of calendar year 2015; however, consummation of the Merger is subject to the satisfaction or waiver of the conditions to the completion of the Merger more fully described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Merger” and we cannot specify when, or assure you that, Aruba and HP will satisfy or waive all conditions to the Merger. There may be a substantial amount of time between the date of the Special Meeting and the consummation of the Merger and it is possible that factors outside the control of Aruba or HP could delay the consummation of the Merger, or prevent the Merger from being consummated; however, we expect to consummate the Merger promptly following the satisfaction or waiver of the conditions more fully described below in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Merger”.

Merger Consideration

Effect of the Merger on Aruba’s Capital Stock

At the Effective Time, each share of our common stock issued and outstanding immediately prior to the Effective Time (including any shares resulting from the settlement of Restricted Stock Units which become vested as a result of the consummation of the Merger, but excluding excluded shares and dissenting shares, each as defined below) will be cancelled and automatically converted into the right to receive $24.67 in cash, without interest, and subject to deduction for any required withholding tax. As of the Effective Time, all shares of our common stock will be cancelled and will thereafter represent only the right to receive the Merger Consideration to be paid in accordance with and subject to the conditions of the Merger Agreement. At the Effective Time, each share of common stock held in the treasury of Aruba or owned, directly or indirectly, by HP or Merger Sub, which we refer to as “excluded shares”, will be automatically canceled without payment of any consideration. In addition, each share of common stock held by stockholders who are entitled to and who properly exercise appraisal rights under the DGCL, which we refer to as “dissenting shares”, will not be converted into the right to receive Merger Consideration, unless and until such stockholder fails to perfect or effectively withdraws or loses such stockholder’s right to appraisal under the DGCL, at which time each such share of common stock will be converted into and exchangeable only for the right to receive, as of the later of the effective time and the time that such right to appraisal is irrevocably lost, the Merger Consideration. Dissenting shares shall be treated in accordance with Section 262, as more fully described in the section of this proxy statement captioned “The Merger — Appraisal Rights”.

Treatment of Aruba Equity-Based Awards

Outstanding Equity Awards

The Merger Agreement provides that the Company’s equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment at the Effective Time:

Unvested Options

At the Effective Time, each option to purchase shares of our common stock, granted under any Company Stock Plan that is unvested and outstanding immediately prior to the Effective Time and is held by a person providing services to us immediately prior to the Effective Time will be converted into and become an option with respect to HP common stock and HP will assume each unvested option to purchase shares of our common stock in accordance with the terms of the applicable Company Stock Plan and the terms of the applicable stock option agreement, except that from and after the Effective Time, (i) HP and its compensation committee will be substituted for the Company and the compensation committee of Aruba’s Board of Directors administering such Company Stock Plans; (ii) each unvested option assumed by HP may be exercised solely for HP common stock (or cash, if permitted under the terms of the applicable unvested option or required under applicable law); (iii) the number of shares of HP common stock subject to the unvested option will be equal to the number of shares of our common stock subject to the option immediately prior to the Effective Time multiplied by the Exchange Ratio (as described below), rounded down to the nearest whole share; and (iv) the per share exercise price for each such option will be adjusted by dividing the per share exercise price under each such unvested option by the Exchange Ratio and rounding up to the nearest cent. However, any unvested, unexercised and outstanding options to purchase Company common stock immediately prior to the Effective Time that have a per share exercise price greater than $24.67 will not be assumed by HP and will automatically terminate as of the Effective Time.

Vested Options

At the Effective Time, each option to purchase shares of our common stock granted under any Company Stock Plan that is vested and outstanding immediately prior to the Effective Time will be cancelled and each former holder of any such cancelled vested option will be entitled to receive an amount in cash (without interest and subject to any applicable withholdings or other taxes, or other amounts as required by law) equal to the product of (1) the total number of outstanding shares of our common stock subject to such vested option as of the Effective Time and (2) the amount, if any, by which $24.67 exceeds the exercise price per share of common stock underlying such stock option. Each option with an exercise price per share equal to or greater than $24.67 per share will be cancelled without any cash payment.

Restricted Stock Units

At the Effective Time, each award of unvested Restricted Stock Units (including market stock units) granted under any Company Stock Plan that is outstanding immediately prior to the Effective Time and is held by a person providing services to us immediately prior to the Effective Time (other than those Restricted Stock Units that will become vested as a result of the consummation of the Merger) will be converted into and become rights with respect to shares of HP common stock and HP will assume the Restricted Stock Units in accordance with the terms of Aruba’s Board of Directors and/or restricted stock unit agreement, as applicable, except that from and after the Effective Time (i) HP and its compensation committee will be substituted for the Company and the compensation committee of the Company’s board administering such Company Stock Plans; (ii) the Restricted Stock Units assumed by HP will represent the right to receive shares of HP common stock (or cash, if permitted under the terms of the applicable Restricted Stock Units or as required by law) upon settlement of the Restricted Stock Units promptly after vesting (except to the extent the terms of the applicable Restricted Stock Unit provide for deferred settlement, in which case settlement will be in accordance with the specified terms); and (iii) the number of shares of HP common stock subject to the Restricted Stock Units will equal the number of shares of our common stock subject to the applicable Restricted Stock Units immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, and HP will convert any remaining fractional share into the right to receive cash based on the Parent Closing Price.

Pursuant to the individual market stock unit agreements, at the Effective Time, the (i) number of Earned MSUs will be determined by shortening the performance period to end upon the Effective Time and (ii) a participant will vest in the number of Earned MSUs equal to (A)(1) the number of fully completed calendar months that have elapsed from the commencement of the performance period set forth in the market stock unit agreements through the Effective Time, divided by (2) the total number of months in the original performance period (notwithstanding the Merger), multiplied by (B) the Earned MSUs, with the result rounded down to the nearest whole share. The Earned MSUs that vest at the Effective Time will receive the Merger Consideration. The Earned MSUs that do not vest under the individual market stock unit agreements on the Effective Time will be converted into Restricted Stock Units of HP at the Effective Time (with the adjustments described in the paragraph above) and will vest in equal quarterly installments at the end of each three month period following the Effective Time, with the number of quarterly vesting dates equal to (i)(A) the total number of months in the original performance period set forth in the market stock unit agreement (notwithstanding the Merger) less (B) the number of fully completed calendar months that have elapsed from the commencement of the performance period through the Effective Time, divided by (ii) three (rounded down to the nearest whole number). However, 100% of the Earned MSUs that are unvested as of the last day of the original performance period will vest on the last day of the original performance period, unless vested earlier. The market stock units that do not become Earned MSUs will be forfeited at the Effective Time.

ESPP

Any current offering period as of the date of the Merger Agreement will be the final offering period under the ESPP. After the date of the Merger Agreement, no new participants will be permitted to join any current offering period in progress under the ESPP and no ESPP participant will be permitted to increase his or her contributions or the amount of withholding elections with respect to any current offering period. The ESPP will terminate immediately prior to the Effective Time. Prior to the Effective Time, the Company shall shorten the duration of any then-current offering period under the ESPP and purchase shares of our common stock with all amounts withheld on behalf of the participants. All outstanding shares of common stock purchased under the ESPP and held by an individual as of immediately prior to the Effective Time will be cancelled as of the Effective Time and be converted into the right to receive the Merger Consideration in cash, without interest, and less any applicable withholding taxes. All amounts withheld that have not been used to purchase our common stock at or prior to the Effective Time will be returned to the participants without interest pursuant to the terms of the ESPP upon the termination of the ESPP.

Exchange and Payment Procedures

Promptly after the Effective Time, HP will deposit or cause to be deposited with a bank or trust company designated by HP and reasonably acceptable to Aruba, which we refer to as the “paying agent”, cash sufficient to pay the aggregate Merger Consideration payable to stockholders pursuant to the terms of the Merger Agreement, which we refer to as the “payment fund”. In the event that the payment fund becomes insufficient to make such payments, from time to time following the Effective Time, HP shall deposit or cause to be deposited with the paying agent additional cash in any amount necessary to enable the paying agent to pay any and all Merger Consideration payable pursuant to the Merger Agreement.

As soon as reasonably practicable after the Effective Time, the surviving corporation will cause the paying agent to mail to each holder of record of a certificate that, immediately prior to the effective time of the Merger, represented outstanding shares of common stock that were converted into the right to receive the Merger Consideration, which we refer to as a “certificate”, (1) a letter of transmittal and (2) instructions advising stockholders how to surrender certificates in exchange for the Merger Consideration payable in respect thereof.

Upon surrender to the paying agent of a certificate along with a duly completed and validly executed letter of transmittal and such other documents as may be required by the paying agent, the holder of such certificate will be entitled to receive the Merger Consideration for each share formerly represented by such certificate (other than with respect to dissenting shares and excluded shares), subject to deduction for any required holding tax and without interest.

Certificates should not be surrendered by stockholders prior to the Effective Time and should be sent only pursuant to instructions set forth in the letters of transmittal to be mailed to stockholders as soon as reasonably practicable following the Effective Time. In all cases, the Merger Consideration will be provided only in accordance with the procedures set forth in such letters of transmittal.

The letter of transmittal will include instructions of the procedures to be taken by a holder of a certificate if such holder has lost a certificate or if such certificate has been stolen or destroyed. In the event any certificates have been lost, stolen or destroyed, then before such stockholder will be entitled to receive the Merger Consideration, such stockholder will have to make an affidavit, in form reasonably acceptable to HP, of the loss, theft or destruction, and if required by HP or the paying agent, deliver a bond in such amount as HP or the paying agent may determine as reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

Promptly after the Effective Time and, in any event, no later than the third business day after the Effective Time, the surviving corporation will cause the paying agent to issue and send to each holder of uncertificated shares of common stock represented by book entry, which we refer to as “book-entry shares” (other than with respect to dissenting shares and excluded shares), a check or wire transfer for the amount of cash that the holder of such book-entry shares is entitled to receive pursuant to the Merger Agreement (subject to deduction for any required withholding tax and without interest) with respect to such book-entry shares. Holders of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent.

If any Merger Consideration is to be paid to a person other than the person in whose name the surrendered certificate or book-entry share is registered, then, as a condition of payment of the Merger Consideration, (i) with respect to any such certificate, the surrendered certificate is properly endorsed or is otherwise in proper form for transfer and (ii) with respect to any such book-entry shares, such book-entry shares have been properly transferred and, in the case of each of (i) and (ii), the person requesting such payment shall have paid any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such certificate or book-entry shares or shall have established to the satisfaction of HP that such tax is not applicable.

Each certificate or book-entry share will be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration pursuant to the terms of the Merger Agreement. Any Merger Consideration paid upon the surrender of any certificate or in respect of book-entry shares will be deemed to have been paid in full satisfaction of all rights pertaining to that certificate or such book-entry shares and the shares formerly represented by such certificate or book-entry shares. The stock transfer books of Aruba will be closed at the effective time of the Merger and, if after the Effective Time, certificates are presented to the surviving corporation or the paying agent for transfer or transfer is sought for book-entry shares, such certificate or book-entry shares will be cancelled and exchanged for Merger Consideration pursuant to the Merger Agreement, subject to applicable law in the case of any dissenting shares.

Any portion of the payment fund (including any interest or other income earned on such cash) that is not distributed to holders of certificates or book-entry shares six months following the Effective Time will be delivered to the surviving corporation upon demand, and any remaining holders of certificates or book-entry shares will thereafter look only to the surviving corporation as general creditors for payment of the Merger Consideration (subject to applicable law and without interest).

Any portion of the funds deposited with the paying agent for payment for shares for which appraisal rights have been perfected will be returned to HP upon demand; however, HP is not required to deposit with the paying agent cash to pay Merger Consideration with respect to shares of common stock for which the holder has delivered a notice or demand of appraisal that has not been withdrawn prior to the closing date but HP will be required to pay the Merger Consideration for any shares whose holder has failed to perfect or withdraws or loses such appraisal rights or to pay the appraised value of any dissenting shares for which such appraisal rights are perfected in accordance with Section 262, as applicable. See the section of this proxy statement captioned “The Merger — Appraisal Rights”.

If your shares are held in “street name” by your broker, bank, or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your shares held in “street name”.

Withholding

Parent, the surviving corporation, Aruba, Merger Sub and the paying agent will be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Aruba’s common stock, stock options or restricted stock units such amounts for taxes that it is required to deduct and withhold with respect to making such payment under all applicable tax laws.

Representations and Warranties

The Merger Agreement contains representations and warranties of Aruba, HP and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by Aruba are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, “Material Adverse Effect” means, with respect to Aruba, any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), or results of operations of Aruba and its subsidiaries, taken as a whole or (B) materially impairs the ability of Aruba to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by the Merger Agreement or would reasonably be expected to do so; provided, however, with respect to clause (A) above, Material Adverse Effect shall not include any events, changes, circumstances, occurrences, effects and states of fact to the extent resulting from the following:

•	changes or conditions generally affecting the industries in which Aruba and its subsidiaries operate, or the economy or the financial or securities markets in the United States or any other region in the world, or regulatory and political conditions in the United States or any other region in the world;

•	the outbreak or escalation of war (whether or not declared) or acts of terrorism, or the occurrence of natural or manmade disasters;

•	changes or prospective changes in Law, GAAP or accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, in each case after the date of the Merger Agreement;

•	the announcement or pendency of the Merger or any of the other transactions contemplated by the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, or Governmental Entities (it being understood that the foregoing exclusion will not apply to any representation, warranty, covenant or agreement of Aruba in the Merger Agreement that is expressly intended to address the consequences of the execution, delivery or performance of the Merger Agreement or the consummation of the transactions contemplated thereby);

•

any failure, in and of itself, by Aruba and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period, or any changes in the price or trading volume of Aruba common stock (it being understood that this clause will not prevent a party from asserting that any underlying event, change, circumstance, occurrence, effect and state of facts that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect); or

•	any matters expressly set forth in Aruba’s disclosure letter provided, that, with respect to matters described in the first three bullets above, the impact of such events, changes, circumstances, occurrences, effects and states of fact will not be disregarded to the extent that such impact disproportionately adversely impacts Aruba and its subsidiaries, taken as a whole, as compared to other participants in the industries in which Aruba and its subsidiaries operate.

In the Merger Agreement, Aruba has made representations and warranties to HP and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing (or similar concept) and authority and qualification to conduct business with respect to Aruba and its subsidiaries;

•	the delivery of true and complete copies of Aruba’s certificate of incorporation and bylaws and minutes or the most recent draft minutes of meetings of Aruba’s stockholders and the Board of Directors;

•	the capital structure of Aruba as well as the ownership and capital structure of its subsidiaries;

•	Aruba’s corporate power and authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	the Company Stockholder Approval;

•	the required vote of Aruba’s stockholders in connection with the Merger Agreement;

•	the absence of any conflict, violation, right of or resulting termination, cancellation, modification or acceleration of any obligation or the loss of a benefit or the creation of any lien upon Aruba’s properties, assets or rights under any provision of any organizational documents, existing material contracts, or applicable laws to Aruba or its subsidiaries, due to the performance of the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•	the accuracy and required filings of Aruba’s SEC filings and financial statements included in such SEC filings;

•	Aruba’s disclosure controls and procedures related to periodic and current reports under the Exchange Act;

•	Aruba’s and its subsidiaries’ internal accounting controls and procedures;

•	the absence of specified undisclosed liabilities;

•	the absence of untrue statements of material fact or omissions of any material facts required to be stated in this proxy statement;

•	the conduct of the business of Aruba and its subsidiaries in the ordinary course consistent with past practice and the absence of a Material Adverse Effect, in each case since July 31, 2014;

•	the absence of certain actions, suits, claims, arbitrations, investigations, inquiries, grievances or other proceedings threatened or affecting Aruba or its subsidiaries;

•	Aruba’s and its subsidiaries’ compliance with laws, including compliance with applicable provisions of U.S. export control and sanctions laws, and possession of necessary permits;

•	matters relating to employees and employee benefit plans of Aruba and its subsidiaries;

•	employment and labor matters related to Aruba and its subsidiaries;

•	compliance with domestic and international environmental laws, permits and licenses by Aruba and its subsidiaries and other environmental matters;

•	the payment of taxes, the filing of tax returns, the documentation of transfer pricing methodology and other tax matters related to Aruba and its subsidiaries;

•	the existence and enforceability of specified categories of Aruba’s and its subsidiaries’ material contracts, and any notices with respect to default thereunder or intention to terminate or modify those material contracts;

•	matters related to contracts between Aruba or its subsidiaries and governmental entities, including any notices with respect to violation or breach thereunder;

•	insurance matters;

•	real property and tangible assets leased by Aruba and its subsidiaries, including such real property and tangible assets that are necessary for Aruba and its subsidiaries to conduct their respective businesses as currently conducted;

•	ownership and licensing of trademarks, patents, copyrights and other intellectual property matters;

•	compliance with privacy and security laws and regulations and other privacy and security matters;

•	the inapplicability of state anti-takeover statutes to the Merger.

•	the absence of a stockholder rights plan;

•	transactions between Aruba or its subsidiaries and its or their current or former directors, executive officers, stockholders, partners, members, employees or affiliates;

•	certain business practices and compliance with anti-bribery laws;

•	the top suppliers and customers of Aruba;

•	payment of fees to brokers, investment bankers, financial advisors or other persons in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	the receipt of the opinion of Qatalyst Partners by Aruba with respect to the fairness of the Merger Consideration to the stockholders of Aruba, other than HP or any affiliate of HP, from a financial point of view and the delivery of such opinion to HP for informational purposes only; and

•	except for the representations and warranties of Aruba expressly set forth in the Merger Agreement and the representations and warranties of Aruba shareholders set forth in any respective voting agreements, the absence of any other representations and warranties of Aruba and its subsidiaries and the fact that any estimates, projections, predictions, data, financial information, memoranda, presentations or other materials or information provided to HP or Merger Sub, including those materials made available in the electronic data room, will not be deemed to include any representations or warranties, unless and to the extent that any such materials or information is expressly the subject of any express representation or warranty of Aruba set forth in the Merger Agreement.

In the Merger Agreement, HP and Merger Sub have made customary representations and warranties to Aruba that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. Some of the representations and warranties in the Merger Agreement made by Aruba are qualified as to “Parent Material Adverse Effect,” which, for purposes of the Merger Agreement, means any event, change, circumstance, occurrence, effect or state of facts that materially impairs the ability of HP and Merger Sub to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing (or similar concept) and authority and qualification to conduct business with respect to HP and Merger Sub;

•	HP’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	required consents and regulatory filings in connection with the Merger Agreement;

•	the absence of litigation challenging the validity or propriety of the Merger or the other transactions contemplated by the Merger Agreement which, if adversely determined, would have or reasonably be expected to have a Parent Material Adverse Effect;

•	the absence of any untrue statement of material fact or omission of statements of material fact required to be stated in this proxy statement from any information supplied or to be supplied in writing by or on behalf of HP or Merger Sub specifically for inclusion in this proxy statement;

•	payment of fees to brokers in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	the formation and purpose of Merger Sub;

•	the availability of funds to consummate the Merger and the other transactions contemplated by the Merger Agreement; and

•	except for the representations and warranties of HP and Merger Sub expressly set forth in the Merger Agreement, the absence of any other representations and warranties of HP and Merger Sub.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

Aruba has agreed to certain covenants in the Merger Agreement restricting the conduct of its business between the date of the Merger Agreement and the Effective Time. In general, Aruba has agreed that it will, and will cause its subsidiaries to, carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to (i) preserve intact its business organization, (ii) preserve its assets, rights and properties in good repair and condition (iii) keep available the services of its current officers, employees and consultants, and (iv) preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it.

In addition, without limiting the foregoing, Aruba has agreed that until the Effective Time, subject to certain exceptions identified in the disclosure letter provided to HP in connection with the execution of the Merger Agreement or as specifically required by the Merger Agreement, that it will not, and will not permit any of its subsidiaries to, without HP’s prior written consent (not to be unreasonably withheld, conditioned or delayed, with respect to certain actions described more fully in the Merger Agreement):

•

declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned subsidiary of Aruba to its parent (provided, that Aruba and its Subsidiaries may not repatriate any material amount of cash as a dividend from subsidiaries outside of the United States outside of the ordinary course of business consistent with past practice);

•	purchase, redeem or otherwise acquire shares of capital stock or other equity interests of Aruba or its subsidiaries or any options, warrants or rights to acquire any such shares or other equity interests;

•	split, combine, reclassify or otherwise amend the terms of any shares of Aruba’s capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Aruba’s capital stock or other equity interests;

•	issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of our capital stock on a deferred basis or other rights linked to the value of our common stock, including pursuant to contracts as in effect on the date hereof (other than the issuance of our common stock upon the exercise of options, the settlement of Restricted Stock Units outstanding on the Measurement Date, or the purchase of our common stock upon exercise of purchase rights under the ESPP;

•	amend or otherwise change, or authorize or propose to amend or otherwise change, its certificate of incorporation or by-laws (or similar organizational documents);

•	directly or indirectly acquire or agree to acquire from any third person (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to, or in any other manner, any corporation, partnership, association or other business organization or division thereof, with a value of $2,000,000 or more individually or $6,000,000 or more in the aggregate or (ii) any assets that are otherwise material to Aruba and its subsidiaries, other than (x) inventory, supplies or raw materials acquired in the ordinary course of business consistent with past practice and (y) any capital expenditures or authorizations or commitments with respect thereto which would not require HP consent;

•	directly or indirectly sell, lease, license, sell and leaseback, abandon, allow to lapse, mortgage or otherwise encumber or subject to any lien or otherwise dispose in whole or in part to any third person of any of its properties, assets or rights or any interest therein except (x) sales of inventory, professional services or Company Products or the non-exclusive license of intellectual property rights in the ordinary course of business consistent with past practice or (y) assets with a value of less than $500,000 individually or in a series of related transactions, or $2,000,000 in the aggregate;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness owed to a third person, or amend, modify or refinance any indebtedness owed to a third person

•	make any loans, advances or capital contributions to, or investments in, any other person, other than Aruba or any direct or indirect wholly owned subsidiary of Aruba;

•	incur or commit to incur any capital expenditures or authorizations or commitments with respect thereto that in the aggregate are in excess of $1,000,000 individually or $5,000,000 in the aggregate per fiscal quarter;

•

pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than (x) the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of the Merger Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of Aruba included in Aruba’s SEC Documents filed prior to the date of the Merger Agreement (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or (y) compromises, settlements or agreements to settle any action which would not require HP consent pursuant to certain sections of the Merger Agreement;

•	cancel any material indebtedness owed to Aruba or any of its subsidiaries;

•	modify, amend, terminate, cancel, waive any material right under or extend any Material Contract (excluding certain categories of contracts);

•	enter into any contract that if in effect on the date of the Merger Agreement would be a Material Contract (excluding certain categories of contracts);

•	commence any Action (other than an Action as a result of an Action commenced against Aruba or any of its Subsidiaries), or compromise, settle or agree to settle any action (including any action relating to the Merger Agreement or the transactions contemplated thereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $1,000,000 individually or $5,000,000 in the aggregate in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, Aruba or any of its subsidiaries;

•	change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable law, or revalue any of its or their material assets;

•	settle or compromise any liability for taxes; file any amended tax return or claim for tax refund; make, revoke or modify any tax election; file any tax return other than on a basis consistent with past practice; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes; grant any power of attorney with respect to taxes; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement, tax holiday or any closing or other similar agreement; or change any method of accounting for tax purposes;

•	change its or their fiscal year;

•	except as required to comply with any applicable Law or any Company Plan in effect as of the date of the Merger Agreement: (i) grant any current or former director, officer, employee, or independent contractor any increase in compensation, bonus, or other benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee, or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee, or independent contractor, other than increases or non-equity payments made to employees at the level of below vice president in the ordinary course of business and consistent with past practice; (ii) grant or pay to any current or former director, officer, employee, or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, other than severance or termination payments equal to no more than two weeks of base salary or other base rate of pay, as applicable, that are made to employees at the level of below vice president who are not otherwise covered by the terms of a pre-existing written severance plan, arrangement, policy, or agreement upon their termination of employment in the ordinary course of business and consistent with past practice; (iii) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder); (iv) adopt or enter into any collective bargaining agreement or other labor union contract; (v) take any action to accelerate the vesting, funding, or payment of any compensation or benefit under any Company Plan or other Contract, other than as may be permitted under this paragraph; or (vi) adopt any new employee benefit or compensation plan or arrangement or amend, modify, or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee, or independent contractor, other than as may be permitted under this paragraph;

•	(i) hire employees at the vice-president level or higher or (ii) other than in the ordinary course of business consistent with past practice, any other employees;

•	terminate any employees of the Company or its subsidiaries or otherwise cause any employees of the Company or its subsidiaries to resign, in each case other than (i) in the ordinary course of business consistent with past practice or (ii) for cause or poor performance (documented in accordance with the Company’s past practices);

•	fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of Aruba and its subsidiaries in effect at the time of the Merger Agreement;

•	renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement (including any contract described in the Merger Agreement that would restrict or limit, in any material respect, the operations of Aruba or any of its subsidiaries);

•	enter into any new line of business outside of its existing business, other than pursuant to the product roadmap delivered or made available to HP before execution of the Merger Agreement;

•	enter into any new lease or amend the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $125,000, other than renewals of existing leases entered into in the ordinary course of business; or

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Other Covenants under the Merger Agreement

Acquisition Proposals; Change in the Recommendation of Aruba’s Board of Directors

Aruba has agreed that it will not, nor will it permit or authorize any of its subsidiaries or any of its representatives, directly or indirectly, to:

•	solicit, initiate, endorse, knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal (as defined below), or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal;

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to any Acquisition Proposal;

•	make an adverse recommendation change, except as described below in the section of this proxy statement captioned “— Change in the Recommendation of Aruba’s Board of Directors” below; or

•	resolve, agree or propose to do any of the foregoing.

Any violation of the restrictions, procedures and agreements set forth in the non-solicitation provisions of the Merger Agreement by any representative of Aruba or any of its subsidiaries, whether or not such person is purporting to act on behalf of Aruba or any of its subsidiaries, or otherwise, will be deemed to be a breach of the non-solicitation provisions of the Merger Agreement by Aruba.

Notwithstanding the restrictions described above, this covenant will not prohibit Aruba, at any time prior to obtaining the approval of the Merger Agreement of its stockholders, from (x) furnishing information (including non-public information) regarding Aruba and its subsidiaries to a person making an Acquisition Proposal (subject to the execution of an Acceptable Confidentiality Agreement containing terms substantially similar to, and no less favorable to Aruba than, those set forth in the Confidentiality Agreement (including the “standstill” provisions contained therein) and (y) participating in discussions and negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal if:

•	Aruba has received a written Acquisition Proposal that its Board of Directors believes in good faith to be bona fide;

•	such Acquisition Proposal was unsolicited and did not result from a breach of the non-solicitation provisions of the Merger Agreement;

•	its Board of Directors determines in good faith, after consultation with its outside counsel and financial advisor, that such Acquisition Proposal constitutes, or is reasonably likely to lead to a Superior Proposal (as defined below); and

•	its Board of Directors determines in good faith, after consultation with its outside counsel, that the failure to take the actions described in clauses (x) and (y) above would result in a breach of its fiduciary duties to the stockholders of Aruba under applicable law.

In the event that Aruba enters into an Acceptable Confidentiality Agreement, Aruba is required pursuant to the terms of the Merger Agreement to provide to HP (i) a non-redacted copy of each confidentiality agreement into which Aruba has entered into in accordance with the non-solicitation provisions of the Merger Agreement and (ii) any non-public information provided to any person who has made that applicable Acquisition Proposal. No commercially or competitively sensitive non-public information may be provided to such person except in accordance with “clean room” or similar procedures consistent in all material respects with Aruba’s practices in dealing with the disclosure of such information to HP and its representatives in connection with the negotiation of the Merger Agreement.

In addition to any obligations set forth in the Merger Agreement with regard to the non-solicitation provisions of the Merger Agreement, Aruba has agreed to promptly, and in any event within 24 hours of receipt, advise HP in writing (including via e-mail) in the event that Aruba or any of its subsidiaries or representatives receives (i) any indication that any person is considering an Acquisition Proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or contemplates an Acquisition Proposal, or (iii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such person. In each case, Aruba has further agreed to (i) keep HP reasonably informed in writing (including via e-mail) in all material respects on a timely basis of the status and details (including, within 24 hours of any amendment or modification to any Acquisition Proposal), including furnishing any relevant copies and written summaries of any material oral inquiries or discussions and (ii) promptly (and in any event within 24 hours) notify HP if it decides to begin providing information or engaging in discussions or negotiations concerning an Acquisition Proposal and will not begin providing such information or engaging in such discussions prior to providing such notice. Under the Merger Agreement, HP is entitled to at least 24 hours prior notice (or shorter, if such shorter notice is provided to the Board) of any meeting of the Board at which the Board is reasonably expected to consider an Acquisition Proposal.

In addition to the obligations set forth above, Aruba has also agreed that it will not:

•	enter into any confidentiality agreement with any person subsequent to the date of the Merger Agreement that would restrict Aruba’s ability to comply with any of the terms of the non-solicitation provisions of the Merger Agreement, and will cause its subsidiaries not to take the foregoing action; and

•	take any action to exempt any person (other than HP, Merger Sub and their respective affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other takeover law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with the termination of the Merger Agreement by the Company in order to accept a Superior Proposal in accordance with the terms of the Merger Agreement.

As described in this proxy statement, “Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase or license, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction, or otherwise, of (i) assets or businesses of Aruba and its subsidiaries that generate 15% or more of the net revenues or net income (for the twelve-month period ending on the last day of Aruba’s most recently completed fiscal quarter) or that represent 15% or more of the total assets (based on fair market value) of Aruba and Aruba’s subsidiaries, taken as a whole, immediately prior to such transaction, (ii) 15% or more of any class of capital stock, other equity securities or voting power of Aruba or any resulting parent company of Aruba, or (iii) 15% or more of any class of capital stock, other equity securities or voting power of any one or more of Aruba’s subsidiaries which collectively generate 15% or more of the net revenues or net income (for the twelve-month period ending on the last day of Aruba’s most recently completed fiscal quarter) or collectively hold 15% or more of the total assets (based on fair market value) of Aruba and its subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than the Merger and other transactions contemplated by the Merger Agreement.

As described in this proxy statement, “Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal that is fully financed or has fully committed financing, that its Board of Directors determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal (including the likelihood that the transaction contemplated thereby will be completed on the terms proposed on a timely basis) and the person making the proposal, is more favorable to the stockholders of Aruba from a financial point of view than the Merger (including any adjustment to the terms and conditions proposed by HP in response to such proposal); provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” shall be deemed to be references to “50%”.

As described in this proxy statement, “Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to its Board of Directors prior to the date of the Merger Agreement, which event or circumstance, or any material consequence thereof, becomes known to its Board of Directors prior to the receipt of approval for the Merger Agreement by Aruba’s stockholders, and does not relate to an Acquisition Proposal.

Change in the Recommendation of Aruba’s Board of Directors

Under the terms of the Merger Agreement, the Board of Directors has agreed that neither it, nor any of its committees, will (i) withdraw (or modify or qualify in any manner adverse to HP or Merger Sub) the recommendation or declaration of advisability by the Board of Directors or any such committee of the Merger Agreement, the Merger or any of the other transactions contemplated thereby; (ii) recommend or otherwise declare advisable the approval by Aruba’s stockholders of any Acquisition Proposal; or (iii) resolve, agree or propose to take any of the above listed actions, each of the foregoing, we refer to as an “adverse recommendation change”. The Board of Directors has further agreed that neither it, nor any of its committees, will cause or permit Aruba or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract, in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal, each of the foregoing, we refer to as an “Alternative Acquisition Agreement”, except for an Acceptable Confidentiality Agreement, or resolve, agree or propose to take any such actions.

Pursuant to the Merger Agreement, Aruba is permitted to take and disclose a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; however, any such disclosure (with the exception of any “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) will be deemed an adverse recommendation change unless the Board expressly (i) reaffirms its recommendation to Aruba’s stockholders in favor of approval of the Merger Agreement and the Merger and (ii) rejects any applicable Acquisition Proposal.

Notwithstanding the foregoing, at any time prior to obtaining approval of the Merger Agreement by Aruba stockholders, if it determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of its fiduciary duties to stockholders of Aruba under applicable law, taking into account all adjustments to the terms of the Merger Agreement that may be offered by HP, the Board of Directors may (i) make an adverse recommendation change in response to either a Superior Proposal or an Intervening Event or (ii) solely in response to a Superior Proposal received after the date of the Merger Agreement that was unsolicited and did not otherwise result from a breach of the non-solicitation provisions of the Merger Agreement, cause Aruba to terminate the agreement and enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal.

In the case of each of (i) and (ii) above, the Board of Directors may only make an adverse recommendation change in response to a Superior Proposal or terminate the Merger Agreement in order to enter into a binding Alternative Acquisition Agreement if:

•	Aruba has notified HP in writing at least five business days prior to taking the action of its intent to take such action and specifies the reasons for such action, including the terms and conditions of, and the identity, of the person making the Superior Proposal and attaches a copy, if any, of the proposed Alternative Acquisition Agreement and any other relevant transaction documents and, in the event of any amendment to the financial terms or other material term of such Superior Proposal, new written notice by Aruba and a new two calendar day period shall be required; and

•	HP does not make, within such five business day (or two calendar day, as applicable) period, an offer or proposal to adjust the terms and conditions of the Merger Agreement capable of being accepted by Aruba as a binding agreement and the Board of Directors, after taking into condition the adjusted terms and conditions of the Merger Agreement, determines in good faith (after consultation with outside counsel and its financial advisor) that the Superior Proposal continues to be a Superior Proposal and that a failure to make an adverse recommendation change or terminate the Merger Agreement, as applicable, would result in a breach of its fiduciary duties to the stockholders of Aruba under applicable law.

In the case of (i) above, the Board of Directors may only make an adverse recommendation change in response to an Intervening Event if:

•	Aruba has provided HP with written information describing the Intervening Event in detail;

•	Aruba has notified HP in writing at least five business days before making an adverse recommendation change with respect to such Intervening Event of its intention to do so and specifies the reasons for such adverse recommendation change; and

•	if HP does not make an offer or proposal capable of being accepted by Aruba as a binding agreement during such five business day period to adjust the terms and conditions of the Merger Agreement and the Board of Directors, after taking into consideration the adjusted terms and conditions of the Merger Agreement as offered or proposed, determines in good faith (after consultation with outside counsel) that the failure to make such adverse recommendation change would result in a breach of its fiduciary obligations to the stockholders of Aruba under applicable law.

Aruba has agreed that, notwithstanding anything to the contrary contained in the Merger Agreement, neither Aruba or any of its subsidiaries will enter into any Alternative Acquisition Agreement (except an Acceptable Confidentiality Agreement) unless the Merger Agreement has been terminated in accordance with its terms (including payment of any applicable termination fee, as more fully described in the section of this proxy statement captioned “The Merger Agreement — Termination of the Merger Agreement; Termination Fees”).

Board Obligation to Call a Stockholders’ Meeting

Aruba has agreed under the Merger Agreement to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable after this proxy statement is cleared by the SEC for mailing to Aruba’s stockholders (but in any event no later than 45 calendar days after (i) the tenth calendar day after the filing of the preliminary proxy statement with the SEC if, by such date, the SEC has not informed Aruba that it intends to review the proxy statement or (ii) if the SEC has by such date informed Aruba that it does intend to review the proxy statement, the date on which the SEC confirms it has no further comments on the proxy statement) for the purposes of voting on the adoption of the Merger Agreement and the transactions contemplated thereby and the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith. Subject to compliance with the section of this proxy statement captioned “— Acquisition Proposals; Change in the Recommendation of Aruba’s Board of Directors”, Aruba, through the Board of Directors, if applicable, will recommend to Aruba’s stockholders that they adopt the Merger Agreement and the transactions contemplated thereby, will include such recommendation in the proxy statement and will use its reasonable best efforts to solicit proxies to obtain the Company Stockholder Approval.

Aruba may adjourn the stockholders’ meeting without HP’s consent solely if (i) there is an absence of a quorum; (ii) whether or not a quorum is present, Aruba has received insufficient proxies to represent the number of shares to constitute the Company Stockholder Approval (provided, that, in the case of each of (i) and (ii), Aruba may only adjourn the stockholders’ meeting two times); or (iii) the Board of Directors has determined in good faith (in consultation with outside legal counsel) that a reasonable time for the filing and mailing of any supplemental or amended disclosure is necessary under applicable law.

To the extent permitted by law, at the request of HP, Aruba has agreed that, at the request of HP, it will adjourn the stockholders’ meeting one time to a date specified by HP for the absence of a quorum or if insufficient proxies to constitute the Company Stockholder Approval have been received by Aruba. Such adjournment cannot be required to be for a period exceeding ten business days or for any period that would require Aruba to select a different record date for the stockholders’ meeting and, further, HP cannot exercise the foregoing right to adjournment if Aruba has already adjourned the stockholders’ meeting pursuant to clauses (i) and (ii) in the preceding paragraph.

Access to Information; Confidentiality

Until the Effective Time or the termination of the Merger Agreement in accordance with its terms, subject to certain express exceptions, Aruba will, and will cause each of its subsidiaries to, provide to HP, Merger Sub and their respective representatives, reasonable access during normal business hours to Aruba’s and its subsidiaries’ respective properties (subject to Aruba’s and its subsidiaries’ reasonable security measures but excluding the right to perform any invasive testing or sampling), assets, books, contracts, commitments, personnel and records and shall furnish promptly to HP certain information, including copies of reports and other documents filed or received pursuant to the requirements of federal or state securities laws and such other information as HP or Merger Sub may reasonably request; provided, that Aruba shall not be required to disclose any information that would contravene applicable law or cause the waiver of any legal privilege.

Required Efforts to Consummate the Merger

Subject to certain exceptions described below and the terms and conditions of the Merger Agreement, Aruba, HP and Merger Sub have agreed to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, and no later than ten days following the date of the Merger Agreement in the case of filings under the HSR Act, the Merger and the other transactions contemplated by the Merger Agreement, including (i) obtaining all required consents, approval or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any material contract and (ii) obtaining all necessary actions, nonactions, waivers, consents, approvals, orders and authorizations from any governmental entities, make all necessary registrations, declarations and filings and make all reasonable best efforts to obtain an approval or waiver from, or to avoid any action by, any governmental entity, including filings under the HSR Act.

Notwithstanding anything in the Merger Agreement to the contrary, the parties have agreed that HP shall not be required to (i) agree or proffer to divest or hold separate, or take any other action with respect to, any of the assets or businesses of HP or any of its affiliates or the Surviving Corporation (assuming the Merger is consummated), (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including shares of Aruba’s common stock) or (iii) enter into any agreement that in any way limits the ownership or operation of any business of HP, Aruba, the Surviving Corporation or any of their respective affiliates.

Anti-Takeover Statutes

Aruba has agreed not to take any action to cause any anti-takeover law to become applicable to the Merger Agreement, the Merger or any of the other transactions contemplated thereby. If any anti-takeover law or similar law is or becomes applicable to the Merger Agreement, the Merger, or the other transactions contemplated by the Merger Agreement, Aruba’s Board of Directors has agreed to take all actions necessary, to the extent permitted under such law, to ensure that the transactions contemplated by the Merger Agreement are consummated as promptly as practicable on the terms and conditions set forth in the Merger Agreement.

Directors’ and Officers’ Indemnification and Insurance

HP and Merger Sub have agreed that all rights to indemnification, exculpation and advancement of expenses existing in favor of the current or former directors and officers of Aruba and each subsidiary of Aruba as provided in Aruba’s charter or bylaws (and comparable governing documents of the subsidiaries of Aruba that have been delivered and made available to HP prior to the date of the Merger Agreement) as in effect on the date of the Merger Agreement for acts or omissions occurring prior to the Effective Time will be assumed and performed by the Surviving Corporation and will continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable law.

For a period of six years after the Effective Time, HP will cause to be maintained in effect Aruba’s current directors’ and officers’ liability insurance covering each person currently covered by Aruba’s directors’ and officers’ liability insurance policy (a correct and complete copy of which was made available to HP before the execution of the Merger Agreement) for acts or omissions occurring prior to the Effective Time; provided, that HP may (i) substitute therefor policies of an insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than Aruba’s existing policies as of the date of the Merger Agreement (ii) request that Aruba obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); and provided, further, that in no event shall HP or Aruba be required to pay annual premiums for insurance under these provisions in excess of 150% of the amount of the annual premiums paid by Aruba for fiscal year 2014 for such purpose (which fiscal year 2014 premiums were represented and warranted by Aruba to be as set forth in Aruba’s disclosure letter), it being understood that HP shall nevertheless be obligated to provide as much coverage as may be obtained for such 150% amount. Prior to the Effective Time, notwithstanding anything to the contrary set forth in the Merger Agreement, Aruba may purchase a six-year “tail” prepaid policy on Aruba’s directors’ and officers’ liability insurance for acts or omissions occurring prior to the Effective Time, provided, that the aggregate cost for such “tail” policy shall not exceed 250% of the amount of the annual premiums paid by Aruba for fiscal year 2014 for such purpose. In the event that Aruba elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation will (and HP will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of the Surviving Corporation (and HP) under the first sentence of this paragraph for so long as such “tail” policy shall be maintained in full force and effect (subject to the proviso in the preceding sentence).

Litigation Related to the Merger

Aruba has agreed to give HP the opportunity to participate in the defense and settlement of any stockholder litigation against Aruba and/or its officers or directors relating to the Merger or any of the other transactions contemplated by the Merger Agreement. Aruba must obtain HP’s prior written consent (such consent not to be unreasonably withheld) prior to entering into any settlement agreement related to such litigation.

Employee Benefits

Aruba will terminate, effective as of the day immediately preceding the date Aruba becomes a member of the same controlled group of corporations (as defined in Section 414(b) of the Code) as HP, any and all 401(k) plans maintained by Aruba or any of its subsidiaries.

HP has agreed to allow all employees of the Company who remain employees of HP or any subsidiary of HP to participate in the benefit programs of HP or the subsidiary to the same extent as similarly situated employees of HP or the subsidiary. In the U.S., such employees who become employees of HP will be given credit for all service with the Company or its U.S. subsidiaries solely for the purposes of determining their rate of vacation accrual under HP’s standard vacation program; service credit for all other purposes will begin at the Effective Time. Outside the U.S., such employees who become employees of a subsidiary of HP shall be given credit for service with the Company or its subsidiaries solely as required by applicable law. From and after the Effective Time, HP will (i) cause any pre-existing conditions or limitations and eligibility waiting periods under the U.S. group health plans of HP or its subsidiaries to be waived with respect to continuing employees and their eligible dependents and (ii) give each of the continuing employees in the U.S. credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out of pocket limits for expenses incurred prior to the Effective Time for which payment has been made. Unused vacation days accrued by U.S. continuing employees under the plans and policies of Aruba and its subsidiaries will carry over to HP or the Surviving Corporation to the extent administratively practicable, and each such continuing employee will be paid by Aruba in cash for any accrued and unused vacation days that HP determines are not administratively practicable to carry over. The actions specified in this section will not operate to duplicate any benefit provided to any employee.

For the period of time beginning on the Effective Time and ending on the first anniversary of the Effective Time, HP and its subsidiaries will honor, in accordance with their terms, all existing employment, change of control, severance and retention arrangements between the Company or any of its subsidiaries and any current or former employee, director or consultant of the Company or any of its subsidiaries (including any non-continuing employee whose employment is terminated prior to the Effective Time); provided, however, that HP and its subsidiaries may terminate the employment of any continuing employee and may amend or terminate any such plans or agreements in accordance with the terms of such plans and/or agreements.

The Company will terminate any and all group severance, separation, deferred compensation, or salary continuation plans, programs, policies, or arrangements (other than as described above) maintained by the Company or any of its Subsidiaries, effective no later than the day immediately prior to the Effective Time, subject to applicable law.

Other Covenants

The Merger Agreement contains other covenants, including those relating to stock exchange delisting and deregistration, notices of certain events, the resignation of officers and directors of Aruba, public announcements and matters related to reporting requirements of Section 16(a) of the Exchange Act.

Conditions to the Merger

Each party’s obligation to consummate the Merger is subject to the satisfaction or waiver of the following conditions at or prior to the Effective Time:

•	the Company Stockholder Approval shall have been obtained;

•	the required antitrust approvals pursuant to the HSR Act and the antitrust laws of certain other countries will have been obtained, waived, or made, as applicable, and the respective waiting periods required in connection with such required antitrust approvals will have expired or terminated; and

•	no order, injunction, ruling or other legal restraint and no provision of law will prohibit or make illegal the consummation of the Merger.

In addition, the obligations of HP and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•	Aruba’s representations and warranties in the Merger Agreement regarding its organization, standing, the absence of conflict with Aruba’s certificate of incorporation or bylaws, the absence of a Material Adverse Effect on Aruba, authority and board approval, absence of contracts that contain confidentiality or standstill obligations in connection with the evaluation of any Acquisition Proposals, inapplicability of state anti-takeover laws, the absence of a stockholder rights plan, payment of fees to brokers in connection with the Merger Agreement, and the receipt of an opinion from Qatalyst Partners will be true and correct as of the date of the Merger Agreement and as of the closing date of the Merger as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•	Aruba’s representations and warranties in the Merger Agreement regarding Aruba’s capitalization will be true and correct as of the date of the Merger Agreement and as of the closing date as if made on such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies which (A) would not increase the aggregate Merger Consideration payable in the Merger by more than a de minimis amount and (B) are otherwise not material;

•	Aruba’s representations and warranties in the Merger Agreement regarding its subsidiaries and affiliates will be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date as if made on such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•	each of the remaining representations and warranties of Aruba set forth in the Merger Agreement will be true and correct (disregarding all materiality and Material Adverse Effect qualifications contained in such representations and warranties) as of the date of the Merger Agreement and as of the closing date of the Merger as if made on such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for any failure to be so true and correct which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect;

•	Aruba will have performed in all material respects all obligations required by the Merger Agreement to be performed by Aruba at or prior to the effective time of the Merger;

•	since the date of the Merger Agreement, there will not have occurred and be continuing any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

•	Aruba will have delivered to HP a certificate signed by an executive officer of Aruba certifying that the foregoing conditions to HP’s and Merger Sub’s obligations to complete the Merger have been satisfied; and

•	there will not be pending any action by any governmental entity that seeks, directly or indirectly, to (i) challenge or make illegal or otherwise prohibit or materially delay the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, or to make materially more costly the Merger, or to obtain from Aruba, HP or Merger Sub any damages that are material in relation to Aruba’s or its subsidiaries taken as a whole, (ii) prohibit or limit the ownership, operation or control by Aruba, HP or any of their respective subsidiaries of any material portion of the business or assets of Aruba, HP or any of their respective subsidiaries, or to compel Aruba, HP or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Aruba, HP or any of their respective subsidiaries or (iii) impose limitations on the ability of HP to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of Aruba.

In addition, Aruba’s obligations to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of HP and Merger Sub in the Merger Agreement will be true and correct (disregarding all materiality and Parent Material Adverse Effect qualifications contained in such representations and warranties) as of the date of the Merger Agreement and as of the closing date of the Merger, except (i) for any failure to be so true and correct which would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect, and (ii) for such representations and warranties that expressly relate to an earlier date, in which case as of such earlier date;

•	HP and Merger Sub must have performed in all material respects all obligations required by the Merger Agreement to be performed by them at or prior to the Effective Time; and

•	HP will have delivered to Aruba a certificate, signed by an executive officer of HP certifying that the foregoing conditions to Aruba’s obligations to complete the Merger have been satisfied.

Termination of the Merger Agreement; Termination Fees

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained, as follows:

•	by mutual written consent of Aruba and HP;

•	by either HP or Aruba, if:

•	the Merger has not been consummated on or before the outside date; provided, that the right to terminate the Merger Agreement pursuant to this provision is not available to any party whose failure to fulfill in any material respect any of its obligations under the Merger Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Merger to be consummated on or before the outside date;

•	an action or order of any court of competent jurisdiction or governmental entity has become final and non-appealable and has the effect of restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement (including the Merger);

•	the Company Stockholder Approval is not obtained at the stockholders’ meeting duly convened for obtaining such approval or any adjournment or postponement thereof at which a vote on the adoption of the agreement was taken; or

•

in the case of Aruba, HP or Merger Sub, and, in the case of HP, Aruba, has breached any of its representations, warranties, covenants or agreements set forth in the Merger Agreement (other than, solely in the case of Aruba, with respect to a breach of the provisions regarding the non-

solicitation, and stockholders’ meetings of the Merger Agreement, the treatment of which is described in the section immediately below this paragraph), or if any of the other party’s representations and warranties set forth in the Merger Agreement have become untrue, and which breach or failure to perform or to be true, either individually or in the aggregate, if continuing or occurring at the Effective Time (i) would result in the failure of any of the conditions to the obligation of the terminating party to effect the Merger; and (ii) cannot be or has not been cured by the earlier of the outside date and 30 days following the giving of written notice of such failure or breach to the other party; provided, that no party will have the right to terminate if it (or, in the case of HP, HP or Merger Sub) is then in material breach of any of its covenants or agreements in the Merger Agreement such that certain conditions to the obligation of the other party to effect the Merger would not be satisfied;

•	by HP, if:

•	an adverse recommendation change shall have occurred;

•	Aruba fails to publicly recommend against a tender or exchange offer relating to an Acquisition Proposal (whether or not a Superior Proposal) within ten business days of such tender or exchange offer having been commenced;

•	Aruba fails to publicly reaffirm its recommendation of the Merger after any Acquisition Proposal or any material modification thereto is first commenced, publicly announced, distributed, or disseminated to Aruba’s stockholders, within ten business days after a written request to do so by HP; or

•	Aruba has materially breached or failed to perform any of its obligations in any material respect described in the section of this proxy statement above captioned “— Acquisition Proposals; Change in the Recommendation of Aruba’s Board of Directors” or “Other Covenants under the Merger Agreement — Board Obligation to Call a Stockholders’ Meeting”; or

•	by Aruba:

•	at any time prior to obtaining the Company Stockholder Approval in order to accept a Superior Proposal; provided, that Aruba has (i) simultaneously with or immediately following such termination entered into an associated Alternative Acquisition Agreement, (ii) otherwise complied with Aruba’s obligations described in the section of this proxy statement above captioned “—Acquisition Proposals; Change in the Recommendation of Aruba’s Board of Directors” with respect to such Superior Proposal and (iii) paid the required termination fee (as more fully described below).

Termination Fee

Generally, all fees and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

Notwithstanding the foregoing, Aruba has agreed to pay HP a termination fee of $90 million if:

•	an Acquisition Proposal for at least 50% of the Company’s stock or assets is made directly to Aruba’s stockholders or is otherwise publicly announced or otherwise communicated to senior management and such Acquisition Proposal has not been publicly withdrawn without qualification prior to certain dates, (ii) the Merger Agreement is terminated by either Aruba or HP because (x) the Merger has not been consummated by the outside date and such termination is prior to receipt of the Company Stockholder Approval or (y) the Company Stockholder Approval is not obtained at the stockholders’ meeting and (iii) within one year of termination, the Company enters into an agreement, or consummates any transaction, in respect of any Acquisition Proposal for at least 50% of the Company’s stock or assets;

•	the Merger Agreement is terminated by Parent as a result of the Company’s intentional breach of a covenant or agreement in the Merger Agreement following the public announcement of an Acquisition Proposal for at least 50% of the Company’s stock or assets which is not withdrawn and, within one year of termination, the Company enters into an agreement, or consummates any transaction, in respect of any Acquisition Proposal for at least 50% of the Company’s stock or assets;

•	the Merger Agreement is terminated by HP due to (i) an adverse recommendation change; (ii) Aruba’s failure to publicly recommend against a tender or exchange offer relating to an Acquisition Proposal (whether or not a Superior Proposal), within ten business days of such tender or exchange offer having been commenced; (iii) Aruba’s failure to publicly reaffirm its recommendation of the Merger after any Acquisition Proposal or any material modification thereto is first commenced, publicly announced, distributed or disseminated to Aruba’s stockholders, within ten business days of a written request to do so by HP; or (iv) Aruba’s material breach of or failure to perform any of its obligations in any material respect under its covenant regarding non-solicitation or its covenant to hold a meeting of its stockholders for the purpose of adopting the Merger Agreement and the transactions contemplated thereby; or

•	the Merger Agreement is terminated by Aruba, prior to obtaining the Company Stockholder Approval, in order to accept a Superior Proposal in accordance with the terms of the Merger Agreement.

Amendment and Waiver

The Merger Agreement may be amended by Aruba, HP and Merger Sub by action taken or authorized by their respective boards of directors at any time prior to the Effective Time. However, following approval of the Merger Agreement by Aruba’s stockholders, no amendment can be made that would, pursuant to applicable law, require further approval of Aruba’s stockholders. Any amendment to the Merger Agreement must be made by a written instrument signed by Aruba, HP and Merger Sub.

The parties may, by action taken or authorized by their respective boards of directors at any time prior to the Effective Time (such action to be set forth in a written instrument executed by a duly authorized officer), (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties or (c) subject to applicable law, waive compliance with any of the agreements or conditions of the other parties; provided, that after the approval of Aruba’s stockholders has been obtained, no waiver may be made that, pursuant to applicable law, would require further approval or adoption by the Aruba stockholders.

Governing Law

The Merger Agreement is governed by Delaware law, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Assignment and Successors

The Merger Agreement cannot be assigned by any party to the Merger Agreement without the prior written consent of the other parties, except that HP and Merger Sub can assign, in each of HP’s or Merger Sub’s sole discretion, any or all of its rights, interests and obligations under the Merger Agreement (i) to HP or any of HP’s affiliates at any time, in which case all references in the Merger Agreement to HP or Merger Sub will be deemed to be references to such HP affiliate, except that all representations and warranties made in the Merger Agreement with respect to HP or Merger Sub as of the date of the Merger Agreement will be deemed to be representations and warranties made with respect to such HP affiliate as of the date of such assignment, or (ii) after the Effective Time, to any person, provided that HP and Merger Sub will remain liable for their obligations under the Merger Agreement from and after such assignment.

Subject to the preceding sentence, the Merger Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns, except that, if upon completion of the proposed spin-off by HP of a separate publicly traded entity, as described in HP’s press release dated October 6, 2014, the Merger Agreement is assigned to the spun-off entity, then the Merger Agreement will no longer be binding upon or inure to the benefit of HP.

Specific Performance

HP, Merger Sub and we have agreed that irreparable damage would occur if any provision of the Merger Agreement is not performed in accordance with its specific terms or is otherwise breached. The parties acknowledge and agree that each party will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the provisions of the Merger Agreement and to enforce specifically the Merger Agreement and its terms and provisions. Each of the parties has agreed to waive (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post a security as a prerequisite to obtaining the equitable relief to which such party may be entitled.

THE VOTING AGREEMENT

The following is a summary of selected material terms and provisions of the Voting Agreement. This summary does not purport to be complete and may not contain all of the information about the Voting Agreement that may be important to you. You are encouraged to read the Voting Agreement carefully and in its entirety. This summary is qualified in its entirety by reference to the complete text of the Voting Agreement, a copy of which is attached as Annex D, and which is incorporated by reference into this proxy statement. We encourage you to read the Voting Agreement carefully and in its entirety.

Concurrently with the execution of the Merger Agreement, Dominic P. Orr and Keerti Melkote entered into a voting agreement with HP. As of April 2, 2015, Mr. Orr and Mr. Melkote collectively beneficially owned approximately 4.71% of the outstanding shares of common stock of the Company on an as-converted basis.

Voting Provisions

Pursuant to the Voting Agreement, Mr. Orr and Mr. Melkote have agreed, subject to the terms and conditions contained in the Voting Agreement, to vote all of their shares of Aruba common stock or other voting securities of the Company which they acquire beneficial ownership of after the date of the Voting Agreement, which we refer to collectively as the “Covered Shares”, including without limitation, by purchase, at any time prior to the termination of the applicable Voting Agreement, in the following manner:

•	in favor of the Merger, the adoption of the Merger Agreement and the transactions contemplated thereby and any other matters necessary for consummation of the Merger and the other transactions contemplated in the Merger Agreement;

•	against any Acquisition Proposal;

•	against any proposal for any recapitalization, reorganization, liquidation, dissolution, amalgamation, merger, sale of assets or other business combination between the Company and any other person (other than the Merger); and

•	against any Covered Proposals.

Notwithstanding the foregoing, nothing in the Voting Agreement requires either Mr. Orr or Mr. Melkote to vote or otherwise consent to any amendment to the Merger Agreement or the taking of any action that could result in the amendment, modification or waiver of a provision therein, in any such case, in a manner that decreases the amount or changes the form of the Merger Consideration. Except as expressly set forth in this section captioned “Voting Provisions”, the Voting Agreement does not restrict Mr. Orr. or Mr. Melkote from voting in favor of, against or abstaining with respect to any other matter presented to the stockholders of the Company.

Pursuant to the Voting Agreement, Mr. Orr and Mr. Melkote have agreed to waive appraisal rights and have provided an irrevocable proxy to HP.

Restrictions on Transfer; Other Actions

Under the Voting Agreement, Mr. Orr and Mr. Melkote have covenanted and agreed that, except as contemplated by the Voting Agreement, each will not:

•	tender into any tender or exchange offer;

•	sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of, which we refer to collectively as a “Transfer”, or enter into any contract, option agreement or other arrangement or understanding with respect to the Transfer of any of the Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of law);

•	grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares; or

•	knowingly take any action that would make any representation or warranty of such stockholder contained in the Voting Agreement untrue or incorrect or have the effect of preventing or disabling such stockholder from performing its obligations under the Voting Agreement, in each case other than Permitted Transfers

Non-Solicitation

Pursuant to the Voting Agreement, each of Mr. Orr and Mr. Melkote (severally and not jointly) has also covenanted and agreed as follows:

•	Prior to the termination of the Voting Agreement, such stockholder (solely in his, her, or its capacity as a stockholder and in no other capacity) will not, and will not authorize or permit any of its subsidiaries or representatives, directly or indirectly, to:

•	solicit, initiate, endorse, knowingly encourage or knowingly facilitate the making by any person (other than the other parties to the Merger Agreement) of any Acquisition Proposal);

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, any Acquisition Proposal;

•	execute or enter into any contract constituting or relating to any Acquisition Proposal, or approve or recommend or propose to approve or recommend any Acquisition Proposal or any contract constituting or relating to any Acquisition Proposal (or authorize or resolve to agree to do any of the foregoing actions); or

•	make, or in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote or seek to advise or influence any person with respect to the voting of the shares intending to facilitate any Acquisition Proposal or cause stockholders of the Company not to vote to approve the Merger or any other transaction contemplated by the Merger Agreement.

•	Such stockholder will immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any of the matters described in the first bullet point above, to the extent such discussions or negotiations occurred in the capacity of Mr. Orr or Mr. Melkote as a stockholder and in no other capacity.

Termination

The Voting Agreement terminates upon the earliest of (a) the Effective Time of the Merger, (b) the termination of the Merger Agreement in accordance with its terms and (c) written notice of termination of the Voting Agreement by HP to Mr. Orr and Mr. Melkote.

MARKET PRICES AND DIVIDEND DATA

Our common stock is listed on NASDAQ under the symbol “ARUN.” As of April 2, 2015, there were approximately 109,756,185 shares of common stock outstanding, held by approximately 313 stockholders of record. We have never declared or paid any cash dividends on our common stock.

The following table presents the high and low intra-day sale prices of our common stock on NASDAQ during the fiscal quarters indicated:

	Common Stock Prices
	High	Low
Fiscal Year 2015 (through April 2, 2015)	$24.97	$15.65
Fiscal Year July 31, 2014 — Quarter Ended
July 31, 2014	$20.99	$16.05
April 30, 2014	23.58	18.41
January 31, 2014	21.74	15.97
October 31, 2013	19.62	16.25
Fiscal Year July 31, 2013 — Quarter Ended
July 31, 2013	$22.65	$12.38
April 30, 2013	26.78	20.55
January 31, 2013	24.16	17.80
October 31, 2012	23.19	12.74
Fiscal Year July 31, 2012 — Quarter Ended
July 31, 2012	$21.05	$12.36
April 30, 2012	25.00	19.20
January 31, 2012	25.10	17.20
October 31, 2011	25.55	16.20

On April 2, 2015, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock on NASDAQ was $24.48 per share. You are encouraged to obtain current market quotations for our common stock.

Following the Merger, there will be no further market for our common stock and it will be delisted from NASDAQ and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of April 2, 2015, of each person or entity who we know to beneficially own 5% or more of the outstanding shares of common stock and all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of common stock subject to stock options held by that person that are currently exercisable, or exercisable within 60 days of April 2, 2015, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o Aruba Networks, Inc., 1344 Crossman Avenue, Sunnyvale, California 94089.

The percentages in the table below are based on approximately 109,756,185 shares of common stock outstanding as of April 2, 2015. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in this table is based on our records and information filed with the SEC, unless otherwise noted.

Name	Number of Shares Beneficially Owned	Percentage Beneficially Owned
T. Rowe Price Associates, Inc.(1)	7,099,081	6.47%
FMR LLC(2)	4,970,946	4.53%
Wellington Management Group LLP(3)	6,334,618	5.77%
The Vanguard Group — 23-1945930.(4)	6,448,523	5.88%
Citadel Advisors LLC(5)	5,450,780	4.97%
Citadel Advisors Holdings III LP.(6)	5,649,538	5.15%
Citadel GP LLC and Kenneth Griffin(7)	5,764,891	5.25%
BlackRock, Inc.(8)	7,526,291	6.86%

(1)	Information concerning stock ownership was obtained from Amendment No. 4 to the Schedule 13G filed with the SEC on February 13, 2015 by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. reported sole voting with respect to 1,141,972 shares of common stock, and sole dispositive power with respect to 7,099,081 shares of common stock.
(2)	Information concerning stock ownership was obtained from Amendment No. 1 to the Schedule 13G filed with the SEC on February 13, 2015 by FMR LLC. FMR LLC reported sole voting power with respect to 442,430 shares of common stock and sole dispositive power with respect to 4,970,946 shares of common stock.
(3)	Information concerning stock ownership was obtained from the Schedule 13G filed with the SEC on February 12, 2015 by Wellington Management Group LLP. Wellington Management Group LLP reported shared voting power with respect to 5,406,918 shares of common stock and shared dispositive power with respect to 6,334,618 shares of common stock.
(4)	Information concerning stock ownership was obtained from Amendment No. 2 to the Schedule 13G filed by The Vanguard Group — 23-1945930 with the SEC on February 10, 2015. The Vanguard Group — 23-1945930 reported sole voting power with respect to 144,674 shares of common stock, sole dispositive power with respect to 6,314,049 shares of common stock, and shared dispositive power with respect to 134,474 shares of common stock.
(5)

Information concerning stock ownership was obtained from the Schedule 13G filed with the SEC on February 20, 2015 by Citadel Advisors LLC. Citadel Advisors LLC reported shared voting and dispositive power with respect to 5,450,780 shares of common stock.

(6)	Information concerning stock ownership was obtained from the Schedule 13G filed with the SEC on February 20, 2015 by Citadel Advisors Holdings III, LP. Citadel Advisors Holdings III, LP reported shared voting and dispositive power with respect to 5,649,538 shares of common stock.
(7)	Information concerning stock ownership was obtained from the Schedule 13G filed with the SEC on February 20, 2015 by Citadel GP LLC and Kenneth Griffin. Citadel GP LLC and Kenneth Griffin reported shared voting and dispositive power with respect to 5,764,891 shares of common stock.
(8)	Information concerning stock ownership was obtained from the Amendment No. 2 to the Schedule 13G filed with the SEC on January 29, 2015 by BlackRock, Inc. BlackRock, Inc. reported sole voting power with respect to 7,213,518 shares of common stock and sole dispositive power with respect to 7,526,291 shares of common stock.

Name	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Dominic P. Orr(1)	3,969,585	3.53%
Michael Galvin(2)	184,883	0.17%
Keerti Melkote(3)	1,295,528	1.18%
John DiLullo	2,447	0.00%
Bernard Guidon	—	— %
Emmanuel Hernandez(4)	88,768	0.08%
Michael R. Kourey(5)	46,444	0.04%
Willem P. Roelandts(6)	107,325	0.10%
Juergen Rottler(7)	44,774	0.04%
Daniel Warmenhoven(8)	64,880	0.06%
All current directors and executive officers as a group	5,804,634	5.21%

(1)	Represents 2,350 shares of common stock held by D. Orr Management Co., LLC, 150,000 shares of common stock held by Dominic P. Orr Revocable Living Trust, 193,417 shares of common stock held by Dominic P. Orr CRUT dtd 11/14/00, 1,050,000 shares of common stock held by the Orr Family Foundation, and 2,573,818 shares of common stock issuable upon exercise of options exercisable or restricted stock units that vest within 60 days of April 2, 2015. All such shares are subject to the Voting Agreement, dated March 2, 2015, between HP, Mr. Orr, and Keerti Melkote.
(2)	Represents 184,883 shares of common stock held in Trust.
(3)	Represents 1,279,568 shares of common stock held by Melkote Family Trust, 304 shares of common stock held by Sneha Melkote, 3,328 shares of common stock held by Mr. Melkote’s son, held in a custodian account, 3,328 shares of common stock held by Mr. Melkote’s daughter, held in a custodian account, and 9,000 shares of common stock issuable upon exercise of options exercisable or restricted stock units that vest within 60 days of April 2, 2015. All such shares are subject to the Voting Agreement, dated March 2, 2015, between HP, Mr. Melkote, and Dominic P. Orr.
(4)	Represents 21,704 shares of common stock held by Emmanuel Hernandez, and 67,064 shares of common stock issuable upon exercise of options exercisable within 60 days of April 2, 2015.
(5)	Represents 26,444 shares of common stock held by Michael R. Kourey, and 20,000 shares of common stock issuable upon exercise of options exercisable within 60 days of April 2, 2015.
(6)	Represents 42,325 shares of common stock held by Willem P. Roelandts, and 65,000 shares of common stock issuable upon exercise of options exercisable within 60 days of April 2, 2015.
(7)	Represents 19,774 shares of common stock held by Juergen Rottler, and 25,000 shares of common stock issuable upon exercise of options exercisable within 60 days of April 2, 2015.
(8)	Represents 39,880 shares of common stock held by Daniel Warmenhoven, and 25,000 shares of common stock issuable upon exercise of options exercisable within 60 days of April 2, 2015.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Aruba. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.

Aruba will hold an annual meeting in 2015 only if the Merger has not already been completed.

Proposals of stockholders that are intended for inclusion in our proxy statement relating to our annual meeting in 2015, if held, must be received by us at our offices at 1344 Crossman Avenue, Sunnyvale, California 94089, Attention: Corporate Secretary, no later than June 26, 2015, and must satisfy the conditions established by the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act, and in our bylaws for stockholder proposals in order to be included in our proxy statement for that meeting.

Stockholders may only present a matter for consideration at our annual meeting in 2015, if held, if certain procedures are followed. Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be received by the secretary of the corporation at the principal executive offices of the corporation not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. To be timely for the 2015 annual meeting, a stockholder’s notice must be delivered to or mailed and received by the Corporate Secretary at the principal executive offices of the Company between August 10, 2015 and September 9, 2015.

Nominations for the election of directors at an annual meeting may be made only (1) by or at the direction of the Board of Directors, or (2) by a stockholder who has delivered timely written notice to our Corporate Secretary and who was a stockholder at the time of that notice and as of the record date for that meeting. The notice must contain specified information about the nominees and about the stockholder proposing such nominations. To be timely for the next annual meeting, a stockholder’s notice must be delivered to or mailed and received by the Corporate Secretary at the principal executive offices of the Company between August 10, 2015 and September 9, 2015.

Stockholders may contact the Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals. Additionally, a copy of our bylaws is available on our website at www.arubanetworks.com under “Company — About Aruba — Investor Relations — Corporate Governance — Governance Documents.”

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Aruba filings with the SEC are incorporated by reference:

•	Aruba’s Annual Report on Form 10-K for the fiscal year ended July 31, 2014;

•	Aruba’s Quarterly Reports on Form 10-Q for the fiscal quarters ended October 31, 2014 and January 31, 2015; and

•	Aruba’s Current Reports on Form 8-K filed on March 3, 2015, February 26, 2015, December 9, 2014, November 24, 2014, November 20, 2014, and August 26, 2014.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Aruba Networks, Inc.

Attn: Corporate Secretary

1344 Crossman Avenue

Sunnyvale, California 94089

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, www.arubanetworks.com. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: (888) 750-5834

Banks & Brokers May Call Collect: (212) 750-5833

MISCELLANEOUS

Aruba has supplied all information relating to Aruba, and HP has supplied, and Aruba has not independently verified, all of the information relating to HP and Merger Sub contained in this proxy statement.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated April 3, 2015. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

HEWLETT-PACKARD COMPANY,

ASPEN ACQUISITION SUB, INC.

and

ARUBA NETWORKS, INC.

Dated as of March 2, 2015

A-i

TABLE OF CONTENTS(Continued)

A-ii

(Continued)

A-iii

INDEX OF DEFINED TERMS

Definition	Location
409A Authorities	3.12(e)
Acceptable Confidentiality Agreement	5.2(a)
Acquisition Proposal	5.2(h)(i)
Action	3.10
Adverse Recommendation Change	5.2(b)(i)
Affiliate	8.3(a)
Agreement	Preamble
AJCA	3.12(e)
Alternative Acquisition Agreement	5.2(b)(ii)
Anti-Corruption Laws	3.24(a)
Antitrust Laws	8.3(b)
Bid	3.16(c)(i)
Book-Entry Shares	2.3(b)
Business Day	8.3(c)
Certificate of Merger	1.3
Certificates	2.3(b)
Closing	1.2
Closing Date	1.2
COBRA	3.12(c)(vii)
Code	2.4
Company	Preamble
Company Board	Recitals
Company Bylaws	3.1(c)
Company Charter	3.1(c)
Company Disclosure Letter	Article III
Company ESPP	2.2(e)
Company Government Contract	3.16(c)(i)
Company Government Subcontract	3.16(c)(i)
Company Intellectual Property Rights	3.19(a)(ii)
Company Plan	3.12(a)
Company Preferred Stock	3.2(a)
Company Products	3.19(a)(i)
Company Registered IP	3.19(c)
Company RSUs	2.2(c)
Company SEC Documents	3.6(a)
Company Stock Awards	3.2(c)
Company Stock Option	2.2(a)
Company Stock Plans	2.2(a)
Company Stockholder Approval	3.4(a)
Company Stockholders Meeting	5.3(b)
Confidentiality Agreement	5.4
Continuing Employees	5.14(b)
Contract	8.3(d)
control	8.3(e)
Copyrights	3.19(a)(iv)
Delaware Secretary of State	1.3
Designated Filings	8.3(f)
DGCL	1.1
Dissenting Shares	2.5

A-iv

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Domain Names	3.19(a)(iv)
Effect	3.1(b)
Effective Time	1.3
Enforceability Limitations	3.4(a)
Environment	3.14(h)(i)
Environmental Claim	3.14(h)(ii)
Environmental Law	3.14(h)(iii)
Environmental Permits	3.14(a)
ERISA	3.12(a)
Exchange Act	3.5(b)
Exchange Ratio	2.2(a)
Excluded Shares	2.1(b)
FAR	3.16(c)(i)(J)
FCPA	3.24(a)
Former Government Employee	3.16(c)(vii)
GAAP	3.6(b)
Governmental Entities	3.5(b)
Governmental Entity	3.5(b)
Hazardous Materials	3.14(h)(iv)
HSR Act	3.5(b)
Import and Export Laws	3.11(b)
Indebtedness	8.3(g)
Intellectual Property	3.19(a)(iii)
Intellectual Property Rights	3.19(a)(iv)
Intervening Event	5.2(h)(iii)
IRS	3.12(a)
Knowledge	8.3(h)
Law	3.5(a)
Liens	8.3(i)
Marks	3.19(a)(iv)
Material Adverse Effect	3.1(b)
Material Contract	3.16(a)
Material Inbound Licenses	3.16(a)(viii)
Material Outbound Licenses	3.16(a)(viii)
Measurement Date	3.2(a)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
NASDAQ	5.10
Nonqualified Deferred Compensation Plan	3.12(e)
Non-U.S. Benefit Plan	3.12(c)(viii)
OFAC	3.11(b)
Open Source Materials	3.19(a)(v)
Outside Date	7.1(b)(i)
Palamida Reports	3.19(a)(vi)
Parent	Preamble
Parent Closing Price	2.2(a)
Parent Common Stock	8.3(j)

A-v

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Parent Compensation Committee	2.2(a)
Parent Material Adverse Effect	4.1
Participant	3.12(f)
Patents	3.19(a)(iv)
Paying Agent	2.3(a)
Payment Fund	2.3(a)
Pension Plan	3.12(b)
Permits	3.11(a)
Person	8.3(k)
Privacy Laws	3.20(a)
Proposed Spin-Off	8.3(l)
Proxy Statement	3.8
Related Party	3.23
Release	3.14(h)(v)
Released	3.14(h)(v)
Representatives	5.2(a)
Required Antitrust Approvals	8.3(m)
Sarbanes-Oxley Act	3.6(a)
SEC	3.6(a)
Securities Act	3.5(b)
Shares	2.1(a)
Software	3.19(a)(vii)
Spun-Off Entity	8.3(l)
Subsidiary	8.3(n)
Superior Proposal	5.2(h)(ii)
Surviving Corporation	1.1
Takeover Laws	3.21
Tax Authority	8.3(o)
Tax Return	8.3(p)
Taxes	8.3(q)
Termination Fee	7.3(b)
third Person	8.3(r)
Top Customers	3.26
Top Suppliers	3.25
Trade Secrets	3.19(a)(iv)
Voting Agreement	Recitals
WARN Act	3.13(c)
Websites	3.20(c)

vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 2, 2015, between HEWLETT-PACKARD COMPANY, a Delaware corporation (“Parent”), ASPEN ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”) and ARUBA NETWORKS, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend to effect the merger (the “Merger”) of Merger Sub with and into the Company, with the Company surviving the Merger, on the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved and agreed to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into an agreement (the “Voting Agreement”) pursuant to which each such Person has agreed, among other things, to vote the Shares held by such Person in favor of the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Pacific time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the

Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 1881 Page Mill Road, Palo Alto, California, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended so that it reads in its entirety as set forth in Exhibit A-1 hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended so that they read in their entirety as set forth in Exhibit A-2 hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.6 Directors. The parties hereto shall take, and cause to be taken, all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Each share of common stock, par value $0.0001 per share, of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (including any Shares resulting from the settlement of Company RSUs which become vested as a result of the consummation of the

Merger, but excluding (i) any Excluded Shares and (ii) any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive $24.67 in cash, without interest, and subject to deduction for any required withholding Tax (the “Merger Consideration”). As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration, if any, to be paid in accordance with Section 2.3, without interest.

(b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted so as to provide Parent and the holder of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2 Treatment of Options and Other Equity-Based Awards

(a) Unvested Options. At the Effective Time, each option (each, a “Company Stock Option”) to purchase Shares granted under any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company, including, without limitation, under the Company’s 2002 Stock Plan, the Company’s 2007 Equity Incentive Plan and the AirWave Wireless, Inc. 2000 Stock Plan, (the “Company Stock Plans”), that is unvested and outstanding immediately prior to the Effective Time and is held by a person providing services to the Company or its Subsidiary immediately prior to the Effective Time shall be converted into and become an option with respect to Parent Common Stock, and Parent shall assume each unvested Company Stock Option, in accordance with the terms of the Company Stock Plans and/or stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Parent and its compensation committee (the “Parent Compensation Committee”) shall be substituted for the Company and the compensation committee of the Company Board administering such Company Stock Plans, (ii) each unvested Company Stock Option assumed by Parent may be exercised solely for shares of Parent Common Stock (or cash, if so provided under the terms of such unvested Company Stock Option or required under applicable Law), (iii) the number of shares of Parent Common Stock subject to such unvested Company Stock Options shall be equal to the number of Shares subject to such unvested Company Stock Options immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (iv) the per share exercise price under each such unvested Company Stock Option shall be adjusted by dividing the per share exercise price under each such unvested Company Stock Option by the Exchange Ratio and rounding up to the nearest cent; provided, however, that with respect to Company Stock Options that are unvested, unexercised and outstanding immediately prior to the Effective Time, and which have an exercise price greater than the Merger Consideration, such unvested Company Stock Options shall not be assumed by Parent and shall automatically terminate as of the Effective Time if not exercised prior to or as of the Effective Time. In addition, each unvested Company Stock Option that is an “incentive stock option” or a nonqualified stock option held by a US taxpayer shall be adjusted as required by Section 424 of the Code and Section 409A of the Code and the Treasury Regulations thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Code and the Treasury Regulations under Section 409A of the Code, or otherwise result in negative tax treatment or penalties under Section 424 of the Code or Section 409A of the Code, and clauses (iii) and (iv) of the first sentence of this Section 2.2(a) shall be modified to the extent necessary to ensure such compliance. “Exchange Ratio” means the fraction having a numerator equal to the Merger Consideration and having a denominator equal to the average closing price of Parent Common Stock on the New York Stock Exchange for the five consecutive trading days immediately preceding (but not including) the Closing Date (the “Parent Closing Price”).

(b) Vested Options. At the Effective Time, each Company Stock Option to purchase Shares granted under any Company Stock Plan that is vested and outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled vested Company Stock Option as soon as practicable following the Effective Time an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the excess of the Merger Consideration over the exercise price per Share under such vested Company Stock Option and (ii) the number of Shares subject to such vested Company Stock Option; provided, that if the exercise price per Share of any such vested Company Stock Option is equal to or greater than the Merger Consideration, such vested Company Stock Option shall be cancelled without any cash payment being made in respect thereof.

(c) Restricted Stock Units. Each award of restricted stock units (“Company RSUs”) representing the right to receive one Share for each Company RSU granted under any Company Stock Plan that is outstanding immediately prior to the Effective Time (but excluding, for the avoidance of doubt, any Company RSU that becomes vested as a result of the consummation of the Merger and is settled in Shares that, in turn, converts into the right to receive the Merger Consideration pursuant to Section 2.1(a)) and is held by a person providing services to the Company or its Subsidiary immediately prior to the Effective Time shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume the Company RSUs, in accordance with the terms of the Company Stock Plans and/or restricted stock unit agreement by which each Company RSU is evidenced, except that from and after the Effective Time, (i) Parent and the Parent Compensation Committee shall be substituted for Company and the compensation committee of the Company Board administering such Company Stock Plans, (ii) the Company RSUs assumed by Parent shall represent the right to receive shares of Parent Common Stock (or cash, if so provided under the terms of such Company RSU or required under applicable Law) upon settlement of such Company RSU promptly after vesting (except to the extent the terms of the applicable restricted stock unit agreement provide for deferred settlement, in which case settlement shall be in accordance with the specified terms) and (iii) the number of shares of Parent Common Stock subject to each award of Company RSUs shall be equal to the number of Shares subject to such award immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, and in any event Parent shall convert any remaining fractional share into the right to receive cash based on the Parent Closing Price (except that in no event shall any vesting restrictions applicable to a Company RSU be accelerated unless so provided under the terms of such Company RSU or other Company Plan). For avoidance of doubt, any market stock units granted by the Company will be included in the definition of “Company RSUs”.

(d) Notices. Prior to the Effective Time, the Company shall deliver all required notices (which notices shall have been approved by Parent, in its reasonable discretion) to each holder of Company Stock Options and Company RSUs setting forth each holder’s rights pursuant to the respective Company Stock Plan, stating that such Company Stock Options and/or Company RSUs shall be treated in the manner set forth in this Section 2.2.

(e) Company ESPP. The Company shall take all actions necessary such that any current offering period as of the date of this Agreement shall be the final offering period under the Company’s 2007 Employee Stock Purchase Plan (the “Company ESPP”). In addition, effective as of the date of this Agreement, the Company shall have taken all actions necessary such that (x) no new participant shall be permitted to join any current offering period in progress under the Company ESPP and (y) no participant in the Company ESPP with respect to any current offering period shall be permitted to increase his or her contributions or the amount of withholding elections with respect to any current offering period. Unless it has earlier terminated, the Company shall take all actions necessary so that the Company ESPP shall terminate immediately prior to the Effective Time. Prior to the Effective Time, the Company shall shorten the duration of any then current offering period under the Company ESPP and purchase Shares with all amounts withheld by the Company on behalf of the participants in the Company ESPP as of such date. Any Shares so purchased shall be treated in accordance with Section 2.1 above. All amounts withheld by the Company on behalf of the participants in the Company ESPP that have not been used to purchase Shares at or prior to the Effective Time will be returned to the participants without interest pursuant to the terms of the Company ESPP upon the termination of the Company ESPP.

(f) Reservation of Shares; Registration Statement. Parent will (i) reserve the number of shares of Parent Common Stock that will become subject to the assumed Company Stock Options pursuant to Section 2.2(a) or assumed Company RSUs pursuant to Section 2.2(c) and (ii) issue or cause to be issued the appropriate number of shares of Parent Common Stock upon the exercise of the assumed Company Stock Options or settlement of assumed Company RSUs. No later than the later to occur of (x) twenty Business Days after the Effective Time and (y) three Business Days after Parent’s first filing after the Effective Time of a periodic report under the Exchange Act with the SEC that requires the inclusion of a consent from Parent’s independent public auditors, Parent will prepare and file with the Securities and Exchange Commission a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Parent Common Stock necessary to fulfill Parent’s obligations under this Agreement. Parent will use the same level of efforts Parent uses to maintain the effectiveness of its other registration statements on Form S-8 to maintain the effectiveness of such registration statement for so long as any assumed Company Stock Options or assumed Company RSUs remain outstanding.

(g) The Company agrees to take any and all actions necessary to approve and effectuate the foregoing provisions of this Section 2.2, including making any determinations and/or resolutions of the Company Board or a committee thereof.

Section 2.3 Exchange and Payment.

(a) Promptly after the Effective Time, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), in trust for the benefit of holders of Shares immediately prior to the Effective Time (other than holders to the extent they hold Dissenting Shares or Excluded Shares), cash in an amount sufficient to pay the aggregate Merger Consideration in accordance with Section 2.1(a) (such cash, the “Payment Fund”). From time to time following the Effective Time as required, Parent shall deposit (or cause to be deposited) with the Paying Agent additional cash in any amount necessary to enable the Paying Agent to pay any and all Merger Consideration payable hereunder, to the extent the Payment Fund shall become insufficient to make such payments. Except as otherwise provided in this Agreement, the Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II.

(b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange for the Shares formerly represented by such Certificate (other than Dissenting Shares and Excluded Shares) the Merger Consideration for each Share formerly represented by such Certificate (subject to deduction for any required withholding Tax), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the third Business Day thereafter, the Surviving

Corporation shall cause the Paying Agent to issue and send to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”), other than with respect to Dissenting Shares and Excluded Shares, a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration.

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that such tax is not applicable.

(d) Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof pursuant to this Article II, without any interest thereon.

(e) All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(f) The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(g) Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any remaining holders of Certificates or Book-Entry Shares (except to the extent representing Dissenting Shares or Excluded Shares) shall thereafter look only to the Surviving Corporation as general creditors thereof for payment of the Merger Consideration (subject to abandoned property, escheat or other similar laws), without interest.

(h) None of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been exchanged prior to the date on which the related Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(j) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.1(a) to pay for Shares for which appraisal rights have been perfected as described in Section 2.5 shall be returned to Parent, upon demand; provided, that the parties acknowledge that, notwithstanding anything to the contrary in this Agreement, Parent shall not be required under this Section 2.3 or otherwise to deposit with the Paying Agent any cash to pay Merger Consideration with respect to Shares as to which its holder has purported to deliver a notice or demand of appraisal that has not been withdrawn prior to the Closing Date; provided, further, that this Section 2.3(j) shall not relieve Parent of any obligation to pay the Merger Consideration for any Shares whose holder has failed to perfect or withdraws or loses such right to appraisal, or to pay for the appraised value for any Shares in accordance with Section 262 of the DGCL.

Section 2.4 Withholding Rights. Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of Shares, Company Stock Options, Company RSUs, or otherwise pursuant to this Agreement such amounts as Parent, Merger Sub, the Surviving Corporation or the Paying Agent determines it is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.1(a). The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the corresponding section or subsection of the disclosure letter (or any other section or subsection to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such other section or subsection) delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) or (ii) as disclosed in the Designated Filings filed with the SEC prior to the date hereof (but (A) without giving effect to any amendment thereof filed with the

SEC on or after the date hereof and (B) excluding disclosures in the “Risk Factors,” and “Forward-Looking Statements” sections of such reports and other disclosures that are similarly predictive or forward-looking in nature; provided, however, that for purposes of this clause (ii), (1) such Designated Filings are available on the SEC’s Electronic Data Analysis and Retrieval System, (2) the relevance of the applicable disclosure or an exception to the applicable representations and warranties would be reasonably apparent to an individual who read that disclosure and such representations and warranties, and (3) nothing disclosed in such Designated Filings shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.8, Section 3.21, Section 3.22, Section 3.27 and Section 3.28), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a) The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) For purposes of this Agreement, “Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts (any such item, an “Effect”) that (A) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole or (B) materially impairs the ability of the Company to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, however, that in the case of clause (A) only, Material Adverse Effect shall not include any Effect to the extent resulting from (1) changes or conditions generally affecting the industries in which the Company and its Subsidiaries operate, or the economy or the financial or securities markets in the United States or any other region in the world, or regulatory and political conditions in the United States or any other region in the world, (2) the outbreak or escalation of war (whether or not declared) or acts of terrorism, or the occurrence of natural or manmade disasters, (3) changes or prospective changes in Law, GAAP or accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, in each case after the date hereof, (4) the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, or Governmental Entities (it being understood that this clause (4) shall not apply to any representation, warranty, covenant or agreement of the Company herein that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby), (5) any failure, in and of itself, by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period, or any changes in the price or trading volume of the Shares (it being understood that this clause (5) shall not prevent a party from asserting that any underlying Effect that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect), or (6) any matters expressly set forth in the Company Disclosure Letter; provided, that, with respect to clauses (1), (2) and (3), the impact of such Effect shall not be disregarded to the extent that such impact disproportionately adversely impacts the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate.

(c) The Company has previously delivered or made available to Parent true and complete copies of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered or made available is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws.

(d) The Company has delivered or made available to Parent true and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of the Company’s stockholders, the Company Board and each committee of the Company Board held from January 1, 2012 to the date hereof.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 350,000,000 Shares and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). As of the close of business on February 26, 2015 (the “Measurement Date”), (i) 107,448,126 Shares (excluding treasury shares) were issued and outstanding, (ii) no Shares were held by the Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding and no shares of Company Preferred Stock were held by the Company in its treasury, (iv) 19,987,335 Shares were reserved for issuance pursuant to Company Stock Plans, of which amount (A) 2,082,874 Shares were reserved for issuance under the Company’s 2002 Stock Plan, all of which were subject to outstanding Company Stock Options, (B) 17,900,658 Shares were reserved for issuance pursuant to the Company’s 2007 Equity Incentive Plan of which amount (1) 2,880,448 Shares were subject to outstanding Company Stock Options and (2) 8,928,259 Shares were subject to outstanding Company RSUs (assuming such Company RSUs are earned or vest at their target amount, as applicable) and (C) 3,803 Shares were reserved for issuance pursuant to the AirWave Wireless, Inc. 2000 Stock Plan, all of which amount were subject to outstanding Company Stock Options, and (v) 7,454,329 Shares were reserved for issuance pursuant to the Company ESPP. All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. No shares of capital stock of the Company are owned by any Subsidiary of the Company.

(b) The Company does not have outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth above in the second sentence of Section 3.2(a) and except for changes since the close of business on the Measurement Date resulting from the exercise of Company Stock Options and settlement of Company RSUs described in Section 3.2(c) or purchase rights under the Company ESPP, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or rights or interests described in the preceding clause (C) or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company.

(c) Section 3.2(c) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of outstanding Company Stock Options, outstanding Company RSUs and other similar rights to purchase or receive Shares or similar rights granted under the Company Stock Plans or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of Shares subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof, and whether (and to what extent) the vesting of such Company Stock Award will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in any way by the consummation of the Merger and the other transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Company Stock Option is no less than the fair market value of a Share as determined on the date of grant of such Company Stock Option. The Company has delivered or made available to Parent true and complete copies of all Company Stock Plans and the forms of all stock option agreements evidencing outstanding Company Stock Options and the forms of all restricted stock unit agreements evidencing outstanding Company RSUs. The treatment of Company Stock Options and Company RSUs under Section 2.2 does not violate the terms of the plans or the award agreements under which such Company Stock Awards were granted.

Section 3.3 Subsidiaries and Affiliates.

(a) Section 3.3(a) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary and controlled Affiliate of the Company, including its jurisdiction of incorporation or formation. The Company (x) will have delivered to Parent, within thirty (30) days after the date hereof, a true and complete list, with respect to each of the Company’s Subsidiaries and controlled Affiliates, of such entity’s respective officers and directors (or individuals with equivalent responsibilities) and (y) has delivered or made available, prior to the date hereof, a true and complete list of the Company’s officers and directors. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

(b) Each of the Company’s Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(c) The Company has previously delivered or made available to Parent true and complete copies of the certificate of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered or made available is in full force and effect.

(d) All outstanding shares of capital stock and other voting securities or equity interests of each of the Company’s Subsidiaries are owned, directly or indirectly, by the Company, free and clear of all Liens. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. None of the Company’s Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter.

(e) There are no outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for voting securities or equity interests of any of the Company’s Subsidiaries,

(B) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of any of the Company’s Subsidiaries or other equity equivalent or equity-based awards or rights, (C) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of any of the Company’s Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of any of the Company’s Subsidiaries or rights or interests described in the preceding clause (B), or (D) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of any of the Company’s Subsidiaries.

Section 3.4 Authority.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by the holders of at least a majority of the outstanding Shares (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity) (collectively, the “Enforceability Limitations”).

(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and (iv) resolving to recommend that the Company’s stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.2.

(c) The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation of the Merger. No vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company other than the Merger.

Section 3.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, (ii) the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (iii) any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iv) subject to the governmental filings and other matters referred to in Section 3.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) or any rule or regulation of NASDAQ applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, or any Permits, except as, in the case of clauses (iii) and (iv), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (provided, that clause (4) of the definition of Material Adverse Effect shall be disregarded for purposes of this Section 3.5(a)).

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity” and together the “Governmental Entities”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any filings related to any other Required Antitrust Approvals, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iv) any filings and approvals required under the rules and regulations of NASDAQ and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (provided, that clause (4) of the definition of Material Adverse Effect shall be disregarded for purposes of this Section 3.5(b)).

Section 3.6 SEC Reports; Financial Statements.

(a) The Company has filed with or furnished to the Securities and Exchange Commission (the “SEC”) on a timely basis, true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by the Company since July 31, 2011 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iv) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. The financial and accounting books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions. To the extent required by applicable Law or securities exchange listing requirements, all financial statements of the Company and its Subsidiaries have been prepared in accordance with generally accepted accounting principles in the jurisdictions in which they are formed or conduct business.

(c) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee has been delivered to Parent.

(e) Since July 31, 2011, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the Knowledge of the

Company, as of the date of this Agreement, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(h) The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of NASDAQ, in each case, that are applicable to the Company.

(i) No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

Section 3.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as at October 31, 2014 included in the Quarterly Report on Form 10-Q filed by the Company with the SEC on December 4, 2014 (without giving effect to any amendment thereto filed on or after the date hereof), (b) liabilities or obligations under this Agreement, (c) executory obligations under any Material Contract disclosed in Section 3.16 of the Company Disclosure Letter, (d) executory obligations under any other Contract that, individually or in the aggregate, have not and would not be reasonably expected to constitute a Material Adverse Effect, and (e) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since October 31, 2014 that, individually or in the aggregate, have not and would not be reasonably expected to constitute a Material Adverse Effect.

Section 3.8 Certain Information. The Proxy Statement will not, at the time it is first mailed to the Company’s stockholders, at the time of any subsequent amendments or supplements thereto, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein. For purposes of this Agreement, the letter to stockholders, notice of meeting, proxy statement and form of proxy to be distributed to stockholders in connection with the Merger (including any amendments or supplements) are collectively referred to as the “Proxy Statement.”

Section 3.9 Absence of Certain Changes or Events. Since July 31, 2014: (a) through the date hereof, the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) through the date hereof, there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;(c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) through the date hereof, none of the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1 (other than subsections (b), (j), (o), (q) or (v) (to the extent related to the foregoing subsections)).

Section 3.10 Litigation. There is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) (or basis therefor) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such; other than any Action commenced by a Person (other than a Governmental Entity) that both (a) does not involve an amount in controversy in excess of $500,000, and (b) does not seek material injunctive or other non-monetary relief. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding materially adverse judgment, order, injunction, ruling or decree which is (x) issued by any court, tribunal or arbitral body, or (y) issued by any other Governmental Entity to the extent that such judgment, order, injunction, ruling or decree was specifically addressed at the Company or any of its Subsidiaries (including, in each case, any predecessor entity). As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened, seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 3.11 Compliance with Laws.

(a) The Company and each of its Subsidiaries are and, at all times since January 1, 2011 have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. None of the Company or any of its Subsidiaries has received, since January 1, 2011, any notice or other communication alleging a violation or potential violation of any Law by the Company or any of its Subsidiaries applicable to their businesses, operations, properties or assets, which violation, individually or in the aggregate, would be material to the Company and its Subsidiaries taken as a whole. Except as would not reasonably be expected to result in material liability to the Company or its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries have in effect all permits, licenses, variances, exemptions, approvals, authorizations, consents, operating certificates, franchises, orders and approvals required by any Governmental Entity for the Company or any Subsidiary to operate their businesses and operations as now conducted (collectively, “Permits”), and (ii) there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit.

(b) Since January 1, 2009, the Company and each of its Subsidiaries have conducted their import and export transactions in accordance in all material respects with applicable provisions of U.S. export control and sanctions Laws (including the International Traffic in Arms Regulations, the Export Administration Regulations, the regulations administered by the Department of Treasury, Office of Foreign Assets Control (“OFAC”), and any applicable anti-boycott compliance regulations), the import and export laws and regulations administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security, and export, sanctions, and customs Laws of the other countries (collectively, “Import and Export Laws”) where it conducted and currently conducts business, and neither the Company nor any of its Subsidiaries has received any notice of noncompliance, complaints, or warnings with respect to its compliance with the Import and Export Laws. Neither the Company nor any of its Subsidiaries has sold, exported, re-exported, imported, transferred, diverted, or otherwise disposed of any products, software, encryption-related source code, object code, or technology (including products derived from or based on such technology) to or from any destination, entity, or Person, without obtaining prior authorization from the competent government authorities as required by those Import and Export Laws. Without limiting the foregoing:

(i) except as would not reasonably be expected to result in material liability to the Company or its Subsidiaries, individually or taken as a whole, the Company and each of its Subsidiaries have obtained and delivered or made available to Parent true, correct and complete copies of all Permits required by Import and Export Laws of products, software and technologies from and to the U.S. and other countries where it conducts business;

(ii) except as would not reasonably be expected to result in material liability to the Company or its Subsidiaries, individually or taken as a whole, the Company and each of its Subsidiaries are in compliance in all material respects with the terms of such applicable Permits issued pursuant to Import and Export Laws;

(iii) except as would not reasonably be expected to result in material liability to the Company or its Subsidiaries, individually or taken as a whole, there are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such Permits issued pursuant to Import and Export Laws, or the failure to obtain or to comply with the terms of such Permits;

(iv) except as would not reasonably be expected to result in material liability to the Company or its Subsidiaries, individually or taken as a whole, the Company and its Subsidiaries have in place adequate controls and systems to ensure compliance with applicable Import and Export Laws in each of the jurisdictions in which the Company and its Subsidiaries currently does business, either directly or indirectly;

(v) neither the Company, nor its Subsidiaries, nor any directors, administrators, officers, directors or, to the Knowledge of the Company, employees of the Company or its Subsidiaries is, or has been within the past five years, identified on (i) OFAC’s List of Specially Designated Nationals and Blocked Persons; (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List”; or (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties,” or foreign governmental listings of similar effect;

(vi) no Governmental Entity nor any other Person has notified the Company or any of its Subsidiaries in the past five years of any actual or alleged violation or breach of any Import and Export Law that would reasonably be expected to result in material liability to the Company and its Subsidiaries, individually or taken as a whole, nor has the Company or any of its Subsidiaries made any voluntary disclosures to any Governmental Entity or other Person of facts that could result in any adverse action being taken by a Governmental Entity against the Company or any Subsidiary with respect to export authorization in the future; and

(vii) neither the Company nor or any of its Subsidiaries has made any alteration of any hardware, software, or any other modification to any of its generally available commercial off-the-shelf items, software, or services sold or provided to foreign government customers that would classify any such item, software, or service as a “defense article” or “defense service,” as those terms are defined in the International Traffic in Arms Regulations, nor does the Company or any of its Subsidiaries have any knowledge that any other Person made such alteration.

Section 3.12 Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Letter contains a true and complete list of each Company Plan. For purposes of this Agreement, “Company Plan” means any “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of the Company or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or the Company or its Subsidiaries sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. The Company has delivered or made available to Parent a current, accurate and complete copy of each material Company Plan, or if such Company Plan is not in written form, a written summary of all of the material terms of such Company Plan. With respect to each material Company Plan, the Company has delivered or made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of the Company or its Subsidiaries concerning the extent of the benefits provided under a Company Plan, and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information.

(b) Neither the Company, its Subsidiaries or any member of their Controlled Group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o)) has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c) With respect to the Company Plans:

(i) each Company Plan complies with its terms in all material respects and complies in form and in operation, in all material respects, with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii) all contributions required to be made under the terms of any Company Plan have been timely made;

(iii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the Knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to result in the loss of the qualified status of such Company Plan;

(iv) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the Knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor, to the Knowledge of the Company, are there facts or circumstances that exist that could reasonably give rise to any such actions;

(v) none of the Company, its Subsidiaries or any member of their Controlled Group has incurred any direct or indirect liability under ERISA, the Code or other applicable Laws in connection with the termination of, withdrawal from or failure to fund, any Company Plan or other retirement plan or arrangement, and, to the Knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such liability;

(vi) the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601, et. seq. of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation;

(vii) none of the Company Plans currently provides, or reflects or represents any material liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by Section 601, et. seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”), and none of the Company, its Subsidiaries or any members of their Controlled Group has any material liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any employee or former employee of the Company (either individually or to Company employees as a group) or any other person that such employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA;

(viii) with respect to each Company Plan that is not subject exclusively to United States Law (a “Non-U.S. Benefit Plan” ): (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by applicable Law or by the terms of such Non-U.S. Benefit Plan or pursuant to any other contractual obligation (including contributions to all mandatory provident fund schemes) have been timely made in accordance with applicable Law; (ii) from and after the Effective Time, such funds, accruals or reserves under the Non-U.S. Benefit Plans shall be used exclusively to satisfy benefit obligations accrued under such Non-U.S. Benefit Plans or else shall remain or revert to Parent and its Affiliates in accordance with the terms of such Non-U.S. Benefit Plan or applicable Law; and (iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and

(ix) the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director or consultant of the Company or any Subsidiary to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.

(d) Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan (including any Company Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which any of the Company or any Subsidiary is a party or by which any of them is otherwise bound to compensate any person in respect of taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(e) Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code and the regulations and other administrative guidance promulgated thereunder (the “409A Authorities”). No Company Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities and has not been operated in compliance with the 409A Authorities. No Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including Federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A of the Code)) or interest or penalty related thereto.

(f) For purposes of this Agreement, “Participant” shall mean current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries.

Section 3.13 Labor Matters.

(a) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are and have been in compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans. During the preceding three years, there has not been, and as of the date of this Agreement there is not pending or, to the Knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees.

(b) No employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the Knowledge of the Company, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company or any of its Subsidiaries. There are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority (and to the Knowledge of the Company no such representations, claims or petitions are threatened), or (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority.

(c) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with all laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll taxes and similar taxes. During the preceding three years, (i) neither the Company nor any Subsidiary has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company or any Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither the Company nor any Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. Each person employed by the Company or any Subsidiary was or is properly classified as exempt or non-exempt in accordance with applicable overtime laws, and no person treated as an independent contractor or consultant by the Company or any Subsidiary should have been properly classified as an employee under applicable law.

(d) Except as set forth on Section 3.13(d) of the Company Disclosure Letter, with respect to any current or former employee, officer, consultant, or other service provider of the Company, there are no actions against the Company or any of its Subsidiaries pending, or to the Company’s Knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant, or service provider of the Company, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in the Company incurring a material liability.

(e) Except as set forth on Section 3.13(e) of the Company Disclosure Letter or with respect to any Company Plan (which subject is addressed in Section 3.12 above), the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any material payment to be made under, any applicable Laws respecting labor and employment.

(f) The transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of the Company and its Subsidiaries.

Section 3.14 Environmental Matters.

(a) Since January 1, 2011, each of the Company and its Subsidiaries (i) is and has been in compliance with applicable Environmental Laws and (ii) has received and is and has been in compliance in all respects with all Permits required under Environmental Laws for the conduct of its business (“Environmental Permits”), except where any non-compliance with Environmental Law or Environmental Permit, or failure to have an Environmental Permit, would not reasonably be expected to result in material liability to the Company and to its Subsidiaries taken as a whole.

(b) Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole, (i) neither the Company nor any of its Subsidiaries is presently the subject of any Environmental Claim, (ii) no Environmental Claim is pending or, to the Knowledge of the Company, threatened against either the Company or any of its Subsidiaries or against any Person whose liability for the Environmental Claim was retained or assumed either contractually or by operation of law by the Company or any of its Subsidiaries, and (iii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has taken any actions or failed to take any actions required to be taken that would reasonably be expected to form the basis of an Environmental Claim against the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has transported, managed, used, stored, recycled or disposed of Hazardous Materials in such a manner, and there has been no Release of Hazardous Materials, which would reasonably be expected to form the basis of an Environmental Claim against the Company or any of its Subsidiaries or that would require the Company or any of its Subsidiaries to remediate such Hazardous Materials, in either case, that would reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole.

(d) The Company and its Subsidiaries have assumed no obligation to indemnify any other Person for liabilities arising under Environmental Law by Contract or by operation of law that would reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole.

(e) Neither the Company nor any of its Subsidiaries has received any written notices, demand letters, or subpoenas (except for such written notices, demand letters, or subpoenas the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law, except for such written notices, demand letters, or subpoenas that would not reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole.

(f) Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of their respective predecessors in interest: (x) has ever manufactured, produced, repaired, installed, sold, conveyed or otherwise put into the stream of commerce any product, merchandise, manufactured good, part, component or other item comprised of or containing asbestos; or (y) has been the subject of any litigation arising out the alleged exposure to asbestos or asbestos-containing material.

(g) The parties to this Agreement agree that the only representations and warranties in this Agreement that relate to or address environmental matters, Environmental Laws, Environmental Permits, Hazardous Materials, or Environmental Claims are those contained exclusively in this Section 3.14.

(h) For purposes of this Agreement:

(i) “Environment” means any air (whether ambient, outdoor or indoor), surface water, drinking water, groundwater, land surface, wetland, subsurface strata, soil, sediment, plant or animal life, any other natural resources, and the sewer, septic and waste treatment, storage and disposal systems servicing real property or physical buildings or structures.

(ii) “Environmental Claim” means any written claim, cause of action, suit, notice, or proceeding alleging potential liability of the Company or any of its Subsidiaries (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, diminution of property value, medical monitoring, personal injuries, or fines or penalties) based on or resulting from (A) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (B) any violation of any Environmental Law.

(iii) “Environmental Law” means any applicable Law (including common law) or consent order issued or entered by or with any Governmental Entity applicable to the Company or any of its Subsidiaries relating to: (A) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (B) human health and safety with regard to exposure to any Hazardous Materials, (C) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (D) the management of any Hazardous Materials, including the use, labeling, processing, generation, handling, production, release, disposal, storage, treatment, transport, or recycling of any Hazardous Materials, (E) the presence of Hazardous Materials in any building, physical structure, product or fixture, or (F) any applicable Law pertaining to restrictions on Hazardous Materials in products, energy efficiency of products, requirements to take-back or recycle used products or wastes containing Hazardous Materials, or pertaining to product packaging or labeling.

(iv) “Hazardous Materials” means any pollutant, contaminant, constituent, chemical, raw material, product or by-product, substance, material or waste or any other term of similar meaning or regulatory effect under any Environmental Law, that by virtue of its hazardous, toxic, poisonous, explosive, caustic, flammable, corrosive, infectious, pathogenic, or carcinogenic properties is subject to regulation or gives rise to liability under any Environmental Law, including without limitation, petroleum or any fraction thereof, asbestos or asbestos-containing material, mold, polychlorinated biphenyls, lead paint, insecticides, fungicides, rodenticides, pesticides and herbicides.

(v) “Release” or “Released” shall have the same meaning as under the CERCLA, 42 U.S.C., Section 9601(22).

Section 3.15 Taxes.

(a) The Company and its Subsidiaries have timely filed all income and other material Tax Returns they are required to have filed, and such Tax Returns are true, complete and correct. The Company and its Subsidiaries have timely paid all Taxes they are required to have paid, other than Taxes for which adequate reserves have been established in accordance with GAAP on the most recent financial statements contained in the Company SEC Documents. There is a specific accrual in accordance with GAAP on the most recent financial statements contained in the Company SEC Documents for all Taxes that accrued but were not yet due or payable as of the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of such financial statements other than in the ordinary course of business of the Company and such Subsidiaries consistent with amounts incurred and paid with respect to comparable prior periods.

(b) None of the Company or any of its Subsidiaries is currently the subject of any audit, examination or other proceeding with any taxing authority, and no notice of such an audit, examination or proceeding has been received by the Company or any of its Subsidiaries. No deficiency or adjustment with respect to any Taxes of the Company or any of its Subsidiaries has been proposed or assessed by any taxing authority. Each deficiency resulting from any completed audit or examination relating to Taxes by any taxing authority has been timely paid. No issues relating to Taxes were raised by the relevant taxing authority in any completed audit or examination that would reasonably be expected to recur in a later taxable period.

(c) None of the Company or any of its Subsidiaries has extended the period of assessment or collection of any Taxes.

(d) None of the Company or any of its Subsidiaries has granted any currently outstanding power of attorney with respect to any Taxes.

(e) None of the Company or any of its Subsidiaries is party to or bound by any written or oral Tax allocation, Tax sharing, Tax indemnity or similar agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other similar agreement with any Governmental Entity related to Taxes), other than any customary Tax indemnification provisions in any commercial agreement entered into in the ordinary course of business a principal purpose of which is unrelated to Taxes. No Tax rulings have been requested or received that would affect the amount of Taxes owed by the Company or any of its Subsidiaries.

(f) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable. None of the assets of the Company or any of its Subsidiaries is required to be treated for Tax purposes as being owned by any other Person.

(g) None of the Company or any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income in any taxable period (or portion thereof) ending after the Closing Date attributable to any action taken on or prior to the Closing Date, including as a result of (i) a change in method of accounting under Section 481 of the Code (or any similar provision of state, local or foreign Law), (ii) an installment sale or open transaction, (iii) a prepaid amount received on or prior to the Closing Date, (iv) an election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law), or (v) a deferred intercompany transaction within the meaning of Treasury regulation section 1.1502-13(b)(1) (or any similar provision of state, local or foreign Law). There are no material “excess loss accounts” within the meaning of Treasury Regulation section 1.1502-19(a)(2) with respect to any Subsidiaries of the Company.

(h) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax Laws) and have complied with all applicable Laws relating to information reporting and record retention (including, without limitation, to the extent necessary to claim any exemption from sales Tax collection and maintaining adequate and current resale certificates to support any such claimed exemptions). The Company and its Subsidiaries have complied in all material respects with the Foreign Account Tax Compliance Act (FATCA), including all regulations issued by the U.S. Department of Treasury and/or the Internal Revenue Service pursuant thereto.

(i) The Company and each of its Subsidiaries have properly and in a timely manner documented their respective transfer pricing methodologies in compliance with Section 482 of the Code and the Treasury Regulations thereunder and any comparable provisions of any state, local or foreign Tax Law.

(j) The Company was not, at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(k) Except as set forth on Section 3.15(k) of the Company Disclosure Letter, there is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company or any of its Subsidiaries under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder and comparable provisions of state, local or foreign Law, that would cause any of the representations in this Section 3.15 to be untrue.

(l) Neither the Company nor any of its Subsidiaries has (i) taken a position on a Tax Return that, if not sustained, would be reasonably likely to give rise to a penalty for substantial understatement of Tax under Section 6662 of the Code (or any similar provision of state, local or foreign Law), regardless of disclosure related thereto, or (ii) participated in any “reportable transaction”, as defined in Treasury Regulation Section 1.6011-4(b).

(m) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Section 1504 of the Code) or other comparable group for state, local or foreign Tax purposes filing a combined, consolidated or unitary Tax Return, other than a group the common parent of which is or was the Company, or (ii) has any liability for Taxes of any other Person, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as transferee or successor or by Contract (other than any commercial agreement entered into in the ordinary course of business a principal purpose of which is unrelated to Taxes).

(n) Neither the Company nor any of its Subsidiaries (i) is subject to Tax in a jurisdiction outside of the jurisdiction in which it is organized, (ii) currently has or has ever had a permanent establishment (as defined in any applicable tax treaty) or other fixed place of business in a country other than the United States, or (iii) is currently or has been a party to or the beneficiary of any Tax exemption, Tax holiday or other Tax reduction Contract or order.

(o) Except as set forth on Section 3.15(o) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries currently owns or has ever owned an interest in any (i) domestic international sales corporation; (ii) foreign sales corporation; or (iii) passive foreign investment company, as each such term is defined in the Code.

(p) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction qualifying, intending to qualify or purporting to qualify for tax-free treatment under Section 355 of the Code.

(q) The Company has delivered or made available to Parent true, correct and complete copies of all (i) U.S. federal and state income or franchise Tax Returns for the Company and each of its Subsidiaries for all periods ending on and after December 31, 2010; and (ii) audit reports, letter rulings, technical advice memoranda and similar documents issued by a Tax Authority relating to Taxes of the Company or any of its Subsidiaries.

(r) Neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will result in payments under any Company Plan which would not reasonably be expected to be deductible under Section 162(m) of the Code.

All references to the Company or any of its Subsidiaries in this Section 3.15 shall include references to any Person that merged with and into or liquidated into the Company or such Subsidiary, or for whose Taxes the Company or such Subsidiary is or could be held liable, as applicable.

Section 3.16 Contracts.

(a) Section 3.16 of the Company Disclosure Letter lists each Contract of the following types to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound as of the date hereof:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) any Contract (A) that limits the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area, or (B) that restricts the right of the Company and its Subsidiaries to sell to or purchase from any specific Person or category of Persons, or (C) that restricts the right of the Company or its Subsidiaries to hire any Person, other than non-solicitation provisions restricting the hiring of employees of the counterparty contained in non-material vendor, outsourcing or supply agreements entered into in the ordinary course of business, or (D) that grants the other party or any third Person “most favored nation” status;

(iii) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership entity, limited liability entity or other similar entity, other than solely among the Company and its Subsidiaries;

(iv) any Contract relating to Indebtedness and having an outstanding principal amount in excess of $250,000, other than solely among the Company and its Subsidiaries;

(v) any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests to or from a third Person for aggregate consideration (in one or a series of transactions) under such Contract of $500,000 or more (other than acquisitions or dispositions of inventory, supplies, raw materials or Company Products in the ordinary course of business consistent with past practice);

(vi) any Contract that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $1,000,000 over the remaining term of such Contract, excluding Contracts with vendors, suppliers or customers of the Company or its Subsidiaries entered into in the ordinary course of business consistent with past practice;

(vii) any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification (other than indemnification provisions entered into in the ordinary course of business consistent with past practice), “earn-out” or other contingent payment obligations owed to a third Person in connection with the acquisition or disposition of any business (whether through any merger, stock acquisition, asset acquisition, or similar transaction), in each case that could result in payments in excess of $500,000;

(viii) any Contract that is a license agreement, covenant not to sue agreement or co-existence agreement or similar agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, to which the Company or any of its Subsidiaries is a party and under which (i) Intellectual Property or Intellectual Property Rights owned by or exclusively licensed to a third party is licensed (or sublicensed) to the Company or any of its Subsidiaries (other than Contracts containing licenses to Intellectual Property or Intellectual Property Rights (including for Software) that are typically contained in click-wrap or shrink-wrap agreements, terms of use or services, or similar generally commercially available agreements) (“Material Inbound Licenses”); or (ii) Intellectual Property or Intellectual Property Rights owned by or exclusively licensed to the Company or its Subsidiaries is licensed (or sublicensed) to a third party (“Material Outbound Licenses”);

(ix) any Contract entered into on or prior to the date hereof that provides for any confidentiality or standstill obligations in connection with the evaluation of the potential sale or purchase of any businesses or equity interests of third Persons (other than Acquisition Proposals), which Contract (x) was entered into since January 1, 2012 or (y) otherwise contains standstill obligations that have not expired or been terminated;

(x) any Contract entered into on or prior to the date hereof that provides for any confidentiality or standstill obligations in connection with the evaluation of any Acquisition Proposals, which Contract (x) was entered into since January 1, 2012 or (y) otherwise contains standstill obligations that have not expired or been terminated;

(xi) any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment or loan to a third Person in an amount in excess of $500,000 over the remaining term of the Contract;

(xii) any Company Government Contract or Company Government Subcontract, direct as a prime contractor, or indirect as a subcontractor through a third-party prime contractor, including through a reseller, distributor or similar third party pursuant to a master agreement with annual aggregate payments to the Company and its Subsidiaries under such master agreement for $2,000,000 or more, and any subcontract issued to a third party under a Company Government Contract. For the purposes of this subparagraph (xii), the term “Governmental Entity” as it relates to the definitions of “Company Government Contract” or “Company Government Subcontract” shall be limited to Contracts with any United States Federal governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body;

(xiii) any Contract which involves any material long-term commitment to any supplier for a term in excess of three years;

(xiv) any Contract with any university or similar academic institution pursuant to which the Company or any Subsidiary has utilized or will utilize any funding, personnel or facility or other resources of such Person in connection with any research or development activities;

(xv) any Contract with a Top Supplier or Top Customer; or

(xvi) any Contract that is material to the business of the Company and its Subsidiaries, taken as a whole.

Each contract of the type described in clauses (i) through (xvi) is referred to herein as a “Material Contract.”

(b) (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; provided, however, that clause (4) of the definition of Material Adverse Effect shall be disregarded for purposes of this Section 3.16(b). The Company has delivered or made available to Parent true and complete copies of all Material Contracts, including all amendments thereto.

(c) Government Contracts.

(i) With respect to each Contract between the Company or any Subsidiary of the Company, on the one hand, and any Governmental Entity, on the other hand, for which performance is ongoing as of the date hereof, and each bid, quotation or proposal by the Company or any of its Subsidiaries that is outstanding as of the date hereof (each, a “Bid”) that if accepted or awarded could lead to a Contract between the Company or a Subsidiary of the Company, on the one hand, and any Governmental Entity, on the other hand (each such Contract or Bid, a “Company Government Contract”) and each Contract between the Company or any of its Subsidiaries, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Entity for which performance is ongoing as of the date hereof, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company or any of its Subsidiaries, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Entity (each such Contract or Bid, a “Company Government Subcontract”):

(A) to the Knowledge of the Company, each Company Government Contract or Company Government Subcontract was legally awarded, is binding on the parties thereto, and is in full force and effect in accordance with their terms; provided, that for purposes of this clause (A), the terms Company Government Contract and Company Government Subcontract shall not include any Bids;

(B) to the Knowledge of the Company, the Company and each Subsidiary has maintained sufficient records, which records have been delivered or made available to Parent, to demonstrate compliance with the terms and conditions of each Company Government Contract or Company Government Subcontract;

(C) to the Knowledge of the Company, no reasonable basis exists to give rise to a material claim by a Governmental Entity for fraud (as such concept is defined under the state or federal Laws of the United States) in connection with any Company Government Contract or Company Government Subcontract;

(D) except as set forth on Section 3.16(c)(i)(D) of the Company Disclosure Letter, since January 1, 2009, neither any Governmental Entity nor any prime contractor, subcontractor or other Person or entity has notified the Company, in writing, or, to the Knowledge of the Company, orally, that the Company has, or may have, breached or violated in any material respect any Law, certification, representation, clause, provision or requirement pertaining to any Company Government Contract or Company Government Subcontract;

(E) to the Knowledge of the Company, except as set forth on Section 3.16(c)(i)(E) of the Company Disclosure Letter, since January 1, 2009, all facts set forth in or acknowledged by any representations, claims or certifications submitted by or on behalf of the Company or any of its Subsidiaries in connection with any Company Government Contract or Company Government Subcontract were current, accurate and complete in all material respects as of their effective date;

(F) except as set forth on Section 3.16(c)(i)(F) of the Company Disclosure Letter, the Company and its Subsidiaries have not received any written notice of termination, “show cause” or cure notice pertaining to any Company Government Contract or Company Government Subcontract; provided, that this clause (F) shall not apply to any notice received more than three years prior to the date hereof, which notice is related to a Company Government Contract or Company Government Subcontract that is no longer ongoing as of the date hereof; provided, further, that for purposes of this clause (F), the terms Company Government Contract and Company Government Subcontract shall not include any Bids;

(G) except as set forth on Section 3.16(c)(i)(G) of the Company Disclosure Letter, since January 1, 2009, no cost in excess of $10,000 incurred by the Company or any of its Subsidiaries pertaining to a Company Government Contract or Company Government Subcontract has been questioned in writing by any Governmental Entity, is the subject of any audit (other than routine audits and similar inquiries) or, to the Knowledge of the Company, is under investigation or has been disallowed by any Governmental Entity; provided, that for purposes of this clause (G), the terms Company Government Contract and Company Government Subcontract shall not include any Bids;

(H) except as set forth on Section 3.16(c)(i)(H) of the Company Disclosure Letter, since January 1, 2009, no payment in excess of $10,000 due to the Company or any of its Subsidiaries pertaining to any Company Government Contract or Company Government Subcontract has been withheld or set off, and the Company is entitled to all progress or other payments received to date with respect thereto; provided, that for purposes of this clause (H), the terms Company Government Contract and Company Government Subcontract shall not include any Bids;

(I) to the Knowledge of the Company, except as set forth on Section 3.16(c)(i)(I) of the Company Disclosure Letter, the Company and each of its Subsidiaries has complied in all material respects with (i) all requirements relating to the safeguarding of, and access to, classified information under each Company Government Contract or Company Government Subcontract and (ii) any Law relating to the safeguarding of, and access to, classified information (or, in the case of Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalent thereof, if any); and all violations thereof have been reported to the appropriate Governmental Entity and contracting parties as required by any Company Government Contracts or Company Government Subcontracts or any Law relating to the safeguarding of, and access to, classified information.

(J) to the Knowledge of the Company, except as set forth on Section 3.16(c)(i)(J) of the Company Disclosure Letter, with respect to any ongoing Company Government Contract or Company Government Subcontract or completed Company Government Contract or Company Government Subcontract under which final payment was received by the Company within three years prior to the date hereof, the Company and its Subsidiaries do not have credible evidence that a Principal,

Employee, Agent, or Subcontractor (as such terms are defined by Federal Acquisition Regulation (“FAR”) 52.203-13(a)) of the Company or any of its Subsidiaries has committed a violation of Federal criminal Law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act and the Company and its Subsidiaries have not conducted and are not conducting an investigation to determine whether credible evidence exists that a Principal, Employee, Agent, or Subcontractor (as such terms are defined by FAR 52.203-13(a)) of the Company or any of its Subsidiaries has committed a violation of Federal criminal Law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act; and

(K) to the Knowledge of the Company, except as set forth on Section 3.16(c)(i)(K) of the Company Disclosure Letter, with respect to any ongoing Company Government Contract or Company Government Subcontract or completed Company Government Contract or Company Government Subcontract under which final payment was received by the Company or any of its Subsidiaries within three years prior to the date of this Agreement, the Company and its Subsidiaries do not have credible evidence of any significant overpayment(s) on such Company Government Contract or Company Government Subcontract, other than overpayments resulting from contract financing payment as defined in FAR 32.001, and the Company and its Subsidiaries have not conducted and are not conducting an investigation to determine whether credible evidence exists of any significant overpayment(s) on such Company Government Contract or Company Government Subcontract, other than overpayments resulting from contract financing payment as defined in FAR 32.001; provided, that for purposes of this clause (K), the terms Company Government Contract and Company Government Subcontract shall not include any Bids.

(ii) The Company and its Subsidiaries are not, nor have any of them ever been, suspended or debarred from doing business with a Governmental Entity or, to the Knowledge of the Company, proposed for suspension or debarment by a Governmental Entity, and, to the Knowledge of the Company, have not been the subject of a finding of non-responsibility or ineligibility for contracting with a Governmental Entity.

(iii) To the Knowledge of the Company, (i) neither the Company, its Subsidiaries, nor any of their respective directors or officers or Principals (as such term is defined by FAR 52.209-5(a)(2)) is (or since January 1, 2009 has been) under indictment with respect to any alleged irregularity, misstatement or omission arising under or relating to any Company Government Contract or Company Government Subcontract with a Governmental Entity that would reasonably be expected to result in a Material Adverse Effect and (ii) since January 1, 2009, the Company and its Subsidiaries have not entered into any consent order or administrative agreement relating directly or indirectly to any such Company Government Contract or Company Government Subcontract with a Governmental Entity that has had or would reasonably be expected to result in a Material Adverse Effect.

(iv) All sales representatives who assist the Company and its Subsidiaries in soliciting or obtaining a Company Government Contract are bona fide employees or bona fide agencies as defined in FAR 52.203.5.

(v) To the Knowledge of the Company, the past performance evaluations received by the Company or its Subsidiaries in the past three years from a Governmental Entity in relation to a Company Government Contract have been satisfactory or better; provided, that for purposes of this clause (v), the term Company Government Contract shall not include any Bids.

(vi) The Company and each of its Subsidiaries have the capacity, facilities and personnel necessary to deliver, in a timely fashion and in accordance with the Defense Priorities and Allocations System regulations, all outstanding defense rated orders received under a Company Government Contract or Company Government Subcontract.

(vii) To the Knowledge of the Company, no Company employee formerly employed by a Governmental Entity in the past three years (“Former Government Employee”) participated personally and substantially in any procurement decisions by such Governmental Entity, and the Company and all Former

Government Employees are in compliance with all Laws regarding post-employment conflict of interest restrictions applicable to such Former Government Employees.

Section 3.17 Insurance. The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which the Company operates, except where the failure to have such policies would not be material to the Company and its Subsidiaries, taken as a whole. Section 3.17 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any material historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the Knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, except in each case as, individually or in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole. No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby, except for such cancellations or terminations that individually or in the aggregate would not be material to the Company and its Subsidiaries taken as a whole.

Section 3.18 Properties.

(a) The Company or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for the Company and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens other than (i) Liens for current taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, (iii) Liens arising through or under any landlords of leased real property with respect to such landlord’s interest in such leased real property (and not through or under the Company or one of its Subsidiaries) to the extent such Liens are permitted under the terms of the applicable lease and (iv) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the tangible personal property currently used in the operation of the business of the Company and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b) Each of the Company and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries owns or has ever owned any real property. Section 3.18(c) of the Company Disclosure Letter sets forth a true and complete list of all real property leased for the benefit of the Company or any of its Subsidiaries.

This Section 3.18 does not relate to Intellectual Property or Intellectual Property Rights, which is the subject of Section 3.19.

Section 3.19 Intellectual Property.

(a) For purposes of this Agreement,

(i) “Company Products” means all products and services of the Company or its Subsidiaries made commercially available as of the date hereof or in development with anticipated commercial release within six months after the date hereof, including Open Source Materials and tools which have been made available by the Company as standalone products prior to the date hereof, but not including any such Open Source Materials and tools that are first made available by the Company after the date hereof;

(ii) “Company Intellectual Property Rights” means all Intellectual Property and Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries, including Company Registered IP;

(iii) “Intellectual Property” means any or all of the following: (a) inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know how, technology, techniques, processes, technical data and customer lists, and all documentation relating to any of the foregoing; (b) business, technical and know-how information, non-public information, confidential information; (c) works of authorship (including computer programs, in any form, including source code, object code, or executable code, and whether embodied in software, firmware or otherwise), architecture, artwork, logo images, documentation, files, records, databases and data collections, schematics, diagrams, application programming interfaces, user interfaces, algorithms, websites, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools; (d) processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware development tools; (e) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses, uniform resource locators and domain names, tools, methods and processes; and (f) any similar or equivalent property of any of the foregoing;

(iv) “Intellectual Property Rights” means any and all rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) domain names and other Internet addresses or identifiers (“Domain Names”); (iii) patents, utility models and any similar or equivalent statutory rights with respect to the protection of inventions, and all applications for any of the foregoing (collectively, “Patents”); (iv) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (v) know-how, inventions, methods, processes, customer lists, technical data, specifications, discoveries, techniques, methodologies, formulae, algorithms, research and development information, technology, product roadmaps, customer lists and any other information of any kind or nature, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure (“Trade Secrets”); and (vi) mask work rights, moral rights, publicity rights, database rights and any other proprietary, intellectual or industrial property rights of any kind or nature;

(v) “Open Source Materials” means any Software that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License and any license identified as an open source license by the Open Source Initiative (www.opensource.org));

(vi) “Palamida Reports” means the audit reports provided by Palamida, Inc. to Parent prior to the date hereof containing the results of its analysis of the Open Source Materials contained in certain Company Products; and

(vii) “Software” means in object and source code form (as applicable) any and all computer programs, software, firmware, middleware, applications, APIs, web widgets, scripts and code.

(b) Section 3.19(b) of the Company Disclosure Letter contains a complete and accurate list as of the date hereof of all Company Products.

(c) Section 3.19(c) of the Company Disclosure Letter contains a complete and accurate list of all registered Intellectual Property Rights in which the Company or any of the Subsidiaries has any ownership interest (“Company Registered IP”), including: (i) all registered Marks and pending applications to register Marks; (ii) all registered Patents and Patent applications, (iii) all registered Copyrights and pending applications to register Copyrights; and (iv) all Domain Names used in the current conduct of the businesses of the Company or any of its Subsidiaries.

(d) (i) All Company Registered IP (other than patent applications or applications to register trademarks or copyrights and Company Registered IP to which the Company and its Subsidiaries have abandoned or allowed to lapse in their reasonable business discretion) is subsisting and in full force and effect and, to the Knowledge of the Company, valid and enforceable, (ii) neither the Company nor any of its Subsidiaries has received any written notice or claim within the last two years from the date hereof challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP and (iii) no Company Registered IP is involved in any interference, derivation, post-grant, reissue, reexamination, opposition, cancellation or similar proceeding and, to the Knowledge of the Company, no such action is or has been threatened in writing with respect to any of the Company Registered IP.

(e) The Company or its Subsidiaries own exclusively, free and clear of any and all Liens, all Company Intellectual Property Rights. Neither the Company nor any of its Subsidiaries has received any written notice or claim within the last two years challenging the Company’s ownership of any Company Intellectual Property Rights that is material to the conduct of the Company’s or any of its Subsidiaries’ businesses.

(f) The Company Intellectual Property Rights, together with the Intellectual Property Rights received under Material Inbound Licenses, constitute all of the material Intellectual Property Rights necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted; provided, however, that the foregoing is not a representation and warranty of non-infringement of Intellectual Property Rights of any third party, which representation is solely set forth in Section 3.19(i).

(g) The Company has not granted to any Person, under any Company Intellectual Property Rights, (i) any exclusive license or rights, (ii) any express, formal covenant not to assert or enforce any Company Intellectual Property Rights or (iii) non-exclusive license or rights that materially deviate in scope from the licenses contained in the Company’s standard commercial agreements.

(h) Each of the Company and its Subsidiaries has taken reasonable steps in accordance with standard industry practices to protect its rights in its Company Intellectual Property Rights and maintain the confidentiality of all Trade Secrets and other confidential information of the Company or its Subsidiaries that Company and its Subsidiaries desire to maintain as confidential in their reasonable business discretion, including the use of industry standard tools designed to safeguard any such information that is accessible through computer systems or networks. Without limiting the foregoing, the Company and its Subsidiaries have a policy requiring all employees, as well as all consultants and contractors who participate in the development of any Intellectual Property or who have access to Trade Secrets, to execute a confidentiality and assignment agreement in the Company’s standard form, of which a copy of the current version has previously provided to Parent. The Company and its Subsidiaries have enforced such policy, except where for any failures to enforce that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(i) To the Knowledge of the Company (without undue inquiry or the performance of any freedom to operate or similar studies), the Company’s and its Subsidiaries’ development, sale, distribution or other commercial exploitation of the Company Products, and all of the other activities or operations of the business of the Company or any of its Subsidiaries, have not and do not infringe upon, misappropriate, violate or dilute, any Intellectual Property Rights of any third party, where such infringement, misappropriation, violation or dilution is reasonably likely to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received during the two year period prior to the date hereof any written notice or claim asserting that such infringement, misappropriation, violation or dilution has occurred. During the two year period prior to the date hereof, neither the Company nor any of its Subsidiaries has received any unsolicited written request or invitation to take a license under any Patents owned by a third party.

(j) To the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property Rights owned by or exclusively licensed to the Company or any of its Subsidiaries except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(k) To the Knowledge of the Company, no Company Intellectual Property Right is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use, licensing or other exploitation thereof by the Company or any of its Subsidiaries.

(l) The execution, delivery and performance by the Company of this Agreement and consummation of the Merger will not, as a result of any Contract to which the Company or its Subsidiaries are currently a party, (i) result in Parent or any of its Affiliates being obligated to grant to any third party any rights (including expanded rights) with respect to Intellectual Property, except for such obligations on the Surviving Corporation and its Subsidiaries under Company Intellectual Property Rights resulting from Contracts to which Company or its Subsidiaries are a party immediately prior to the Closing Date; (ii) result in Parent or any of its Affiliates being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, except for such obligations on the Surviving Corporation and its Subsidiaries under Company Intellectual Property Rights resulting from Contracts to which Company or its Subsidiaries are a party immediately prior to the Closing Date; or (iii) result in the Surviving Corporation and its Subsidiaries being obligated to pay any material amount of royalties or other material payments to any third party at a rate in excess of that which is payable by the Company and its Subsidiaries had the Merger not occurred.

(m) Except with respect to the information that is expressly contained in the Palamida Reports, Section 3.19(m) of the Company Disclosure Letter (i) sets forth as of the date hereof a true and complete list all Open Source Materials that comprise, are incorporated into, or combined, distributed or made available for download with any Company Products and (ii) describes the manner in which such Open Source Materials comprise or were so incorporated, combined, distributed or made available for download with Company Products, and identifies for each such item of Open Source Materials (1) the applicable open source license(s), (2) which Company Products the item comprises, is incorporated into, distributed or made available for download within and (3) whether or not the item was modified by the Company or any Subsidiary.

(n) During the five year period prior to the date hereof, the Company has received no written notice or complaint that it has failed to comply with the terms and conditions of any license to any Open Source Materials. Neither the Company nor any of its Subsidiaries is in breach of or has breached any of the terms or conditions of any license to any Open Source Materials, except where any such breach would not reasonably be expected to give rise to a Material Adverse Effect; provided, that, with respect to the information expressly contained in the Palamida Reports, the foregoing representation is made to the Knowledge of the Company and its Subsidiaries. The Company has not included in any Software of the Company Products that the Company intends to keep proprietary or has not explicitly made available under an Open Source Materials license (as reflected in the Software’s file header or accompanying license text for such Software) any Open Source Materials in a manner that subjects such Software to an Open Source Materials license that requires, as a covenant or condition of exploitation of such Open Source Materials, that any or all of such Software for such Company Products be (A) disclosed or distributed or otherwise made available in source code form, (B) licensed for the purpose of making derivative works, (C) redistributable at no charge or minimal charge, or (D) licensed under the same license as such Open Source Materials; provided, however, that the foregoing is not a representation or warranty with respect to the information expressly contained in the Palamida Reports.

(o) Neither the Company nor any of its Subsidiaries is a member of or party to any patent pool, standards-setting organizations, multi-party special interest industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Copyrights or Patents to any person or entity or to refrain from asserting any existing or future Copyrights or Patents against any person or entity.

(p) The Company has not included in the Company Products any disabling mechanisms or protection features that are designed to disrupt, disable, harm or otherwise impede in any material respect the normal and authorized operation of, or provide unauthorized access to, a computer system or network or other device on which Company Products are stored or installed or damage or destroy any material normal and authorized data or file without the user’s consent.

(q) The Company and its Subsidiaries have used industry standard scanning procedures designed to identify and protect against viruses, worms, and other malicious Software routines adversely affecting the information technology systems used in connection with the operation of the Company and its Subsidiaries. The Company and its Subsidiaries have commercially reasonable disaster recovery and business continuity plans, procedures and facilities for the business of the Company and its Subsidiaries. To the Knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of such information technology systems.

(r) No source code of any material Software used in any Company Products has been disclosed by the Company or any of its Subsidiaries, except (i) for disclosure to employees or individual independent contractors of the Company or such Subsidiaries who are bound by non-disclosure agreements or (ii) to escrow agents under source code escrow agreements with such escrow agents that include appropriate non-disclosure provisions. No condition has occurred that would be sufficient to entitle the beneficiary under any source code escrow arrangement under which the Company or any Subsidiary has deposited any such source code for Company Products to require release of such source code from escrow. The consummation of the transactions contemplated hereby (including the Merger) will not constitute a source code escrow release condition to require release of such source code for Company Products from escrow.

(s) No Governmental Entity nor any university, college, or academic institution has ownership rights or ownership interest in or to any Company Intellectual Property Rights.

(t) Neither the Company nor any of its Subsidiaries has distributed or made available, or agreed to distribute or make available (including by contribution to an open source project or community), Software developed by the Company or any of its Subsidiaries as Open Source Materials in any manner than would reasonably be expected to give rise to a Material Adverse Effect.

Section 3.20 Privacy and Security.

(a) The Company and each Subsidiary have, at all times, complied with applicable privacy and data security Laws and regulations, including all privacy and security rules of the Health Insurance Portability and Accountability Act of 1996, as amended (collectively, “Privacy Laws”) and their respective internal privacy policies, except where any such noncompliance would not be material to the Company and its Subsidiaries taken as a whole. The Company and each Subsidiary have been and are in material compliance with all of the terms of all Contracts to which the Company or any Subsidiary is a party relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected, accessed or obtained by the Company or any Subsidiary or by third parties having authorized access to the records of the Company or any Subsidiary, except where any such noncompliance would not be material to the Company and its Subsidiaries taken as a whole.

Each of the Websites owned or operated by the Company or any Subsidiary has in the past three years maintained a publicly posted privacy policy that describes the Company’s practices with respect to the collection, use and disclosure of personally identifiable information collected by such Websites, the disclosures in which privacy policy are accurate and not misleading. Neither the Company nor any Subsidiary has in the past three years received a written complaint regarding actual, alleged or suspected violation of any Privacy Law by the Company, any of its Subsidiaries, any of their customers or any users of any Company Product. To the Knowledge of the Company, the use, collection, storage, disclosure and transfer of any personally identifiable information collected, accessed or obtained by third parties having authorized access to the records of the Company or any Subsidiary has, at all times, complied with such privacy policies and Privacy Laws, except where any such noncompliance would not be material to the Company and its Subsidiaries taken as a whole.

(b) The Company and each Subsidiary exercises ordinary and reasonable care with respect to the security of any personally identifiable information in the Company’s or such Subsidiary’s possession, custody or control. The Company and each Subsidiary (i) implements and monitors administrative, electronic and physical safeguards to control the internal and external risks to the security of any personally identifiable information in the possession of the Company or any of its Subsidiaries; and (ii) maintains notification procedures in material compliance with Privacy Laws in the case of any breach of security compromising data containing personally identifiable information. To the Knowledge of the Company during the prior three years, neither the Company nor any Subsidiary has experienced any material breach of security or other unauthorized access by third parties to any personally identifiable information in the Company’s or any Subsidiary’s possession, custody or control.

(c) For purposes of this Agreement, “Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software and related items included on or used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.

Section 3.21 State Takeover Statutes. As of the date hereof and at all times on or prior to the Effective Time, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other transactions contemplated hereby and will not restrict, impair or delay the ability of Parent or Merger Sub, after the Effective Time, to vote or otherwise exercise all rights as a stockholder of the Company. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company Charter or Company Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 3.22 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 3.23 Related Party Transactions. No present or former director, executive officer, stockholder, partner, member, employee or Affiliate of the Company or any of its Subsidiaries, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Related Party”), is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months. No Related Party of the Company or any of its Subsidiaries owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of its Subsidiaries, or any organization which has a Contract with the Company or any of its Subsidiaries.

Section 3.24 Certain Business Practices.

(a) The Company, its Subsidiaries and Affiliates (and their respective directors, officers, executives, employees, representatives, agents, consultants, distributors and resellers) have at all times complied with, and are currently in full compliance with, (i) the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and (ii) the U.K. Bribery Act, and any similar applicable law of any non-U.S. jurisdiction, or any applicable law that prohibits providing a thing of value to improperly influence government officials or other persons (collectively with the FCPA, the “Anti-Corruption Laws”), except where any non-compliance, individually or in the aggregate, would not reasonably be expected to result in material liability to the Company or its Subsidiaries, taken as a whole.

(b) Neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, officers, executives, employees, representatives, agents, consultants, distributors or resellers, nor any person acting on behalf of the Company or any of its Subsidiaries or Affiliates, has taken, or failed to take any action, either directly or indirectly, that constituted a violation of the FCPA or other Anti-Corruption Laws, including making, offering, authorizing, promising, accepting or soliciting any payment, contribution, gift, entertainment, bribe, rebate, kickback or any other thing of value, regardless of form or amount, to or from: (i) any official, employee or representative of a Governmental Entity, any political party or official thereof, any candidate for political office, or any other persons; (ii) any director, officer, executive, employee or person affiliated to an entity owned or controlled by a Governmental Entity; or (iii) any director, officer, executive or employee of a public international organization, to unlawfully obtain or retain a competitive advantage, to receive favorable treatment in obtaining or retaining business or compensate for favorable treatment already secured, or to unlawfully influence any action, inaction or decision, except where any non-compliance, individually or in the aggregate, would not reasonably be expected to result in material liability to the Company or its Subsidiaries, taken as a whole.

(c) There have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries or Affiliates relating to any illegal payment or secret or unrecorded fund and neither the Company nor any of its Subsidiaries or Affiliates has established or maintained a secret or unrecorded fund. Each of the Company and each of its Subsidiaries and Affiliates has at all times made and kept, and currently makes and keeps, books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the respective assets of the Company and each such Subsidiary and Affiliate.

(d) Neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, officers, executives, employees, representatives, agents, consultants, distributors and resellers, is, or has been, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine contract audit) by any party, in connection with alleged or possible violations of the Anti-Corruption Laws or has received a whistleblower report of such alleged or possible violations. Neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, officers, executives, employees, representatives, agents, consultants, distributors and resellers has received notice from, or made a voluntary disclosure to, the U.S. Department of Justice, U.S. Securities and Exchange Commission or other similar agency of any non-U.S. jurisdiction regarding alleged or possible violations of the Anti-Corruption Laws. The Company and its Subsidiaries and Affiliates have in place adequate controls and systems to ensure compliance with Anti-Corruption Laws.

Section 3.25 Suppliers. Section 3.25 of the Company Disclosure Letter sets forth a true, correct and complete list of the top twenty suppliers (the “Top Suppliers”) by the aggregate amounts paid by the Company and its Subsidiaries during the twelve months ended July 31, 2014. Since July 31, 2014, (a) there has been no termination of the business relationship of the Company or its Subsidiaries with any Top Supplier, (b) there has been no material change in the material terms of its business relationship with any Top Supplier adverse to the Company or its Subsidiaries and (c) no Top Supplier has notified the Company or any of its Subsidiaries in writing that it intends to terminate its business relationship with the Company or its Subsidiaries or change the pricing or other terms of its business in any material respect adverse to the Company or its Subsidiaries. Except for letters of credit for outstanding purchase orders, none of the Company or any of its Subsidiaries is required to provide any material bonding or other material financial security arrangements in connection with any transactions with any supplier in the ordinary course of its business. Neither the Company nor any of its Subsidiaries is involved in any material dispute with any Top Supplier or has been notified by or has notified any Top Supplier, in writing, of any breach or violation of any contract or agreement with any Top Supplier.

Section 3.26 Customers. Section 3.26 of the Company Disclosure Letter sets forth a true, correct and complete list of the top twenty customers (whether end customers, distributors or resellers) of the Company, as measured by consolidated billings for the 12-month period ended July 31, 2014 (the “Top Customers”). No Top Customer has cancelled or otherwise terminated or, to the Knowledge of the Company, threatened to cancel, terminate or otherwise materially and adversely alter the terms of its business relationship with the Company. Neither the Company nor any of its Subsidiaries is involved in any material dispute with any such customer of the Company or has been notified by or has notified any such customer, in writing, of any breach or violation of any contract or agreement with any such customer.

Section 3.27 Brokers. No broker, investment banker, financial advisor or other Person, other than Qatalyst Partners LP and Evercore Group L.L.C., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has furnished to Parent a true and complete copy of any Contract between the Company and each of Qatalyst Partners LP and Evercore Group L.L.C. pursuant to which Qatalyst Partners LP and Evercore Group L.L.C. could be entitled to any payment from the Company relating to the transactions contemplated hereby.

Section 3.28 Opinion of Financial Advisor. The Company has received the opinion of Qatalyst Partners LP to the effect that, as of the date of such opinion, and based upon and subject to the considerations, limitations, qualifications and other matters set forth therein, the Merger Consideration to be received by the holders of Shares, other than Parent or any affiliates of Parent, pursuant to this Agreement is fair, from a financial point of view, to such holders, a signed true and complete copy of which opinion has been or will promptly be provided to Parent for information purposes only.

Section 3.29 No Other Representations; Non-Reliance.

(a) Except for the representations and warranties of the Company expressly set forth in this Article III and Section 5.8(b) of this Agreement, and the representations and warranties of the Company stockholders set forth in Section 5 of the Voting Agreement, (i) neither the Company, any of its Subsidiaries nor any of their respective Affiliates or Representatives (or any other Person acting or purporting to act on behalf of any of the foregoing) makes, or has made, any representation or warranty (whether express or implied) relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any such information, (ii) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated by this Agreement, and (iii) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives by the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives (or any other Person acting or purporting to act on behalf of any of the foregoing), including any materials or information made available in the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is expressly the subject of any express representation or warranty of the Company set forth in this Article III or Section 5.8(b).

(b) The Company hereby acknowledges and agrees (each for itself and on behalf of its respective Affiliates and Representatives) that, except for the representations and warranties of Parent and Merger Sub expressly set forth in Article IV, (i) neither Parent nor any of its Subsidiaries nor any of their respective Affiliates or Representatives (or any other Person acting or purporting to act on behalf of any of the foregoing) makes, or has made, any representation or warranty (whether express or implied) relating to Parent, Merger Sub or their Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement and the transactions contemplated by this Agreement, including as to the accuracy or completeness of any such information, and none of the Company or any of its Affiliates or Representatives is relying on any representation or warranty except for those representations and warranties of Parent and Merger Sub expressly set forth in Article IV in connection with this Agreement or the transactions contemplated by this Agreement and (ii) no Person has been authorized by Parent, Merger Sub, or any of their Subsidiaries to make any representation or warranty relating to Parent, Merger Sub, their Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty has not been and may not be relied upon by the Company or any of its Affiliates or Representatives as having been authorized by Parent, Merger Sub or any of their respective Subsidiaries (or any other Person). Notwithstanding the foregoing, nothing set forth herein shall limit or otherwise impact the rights of the Company under this Agreement or applicable Law arising out of fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and the Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power. Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of clause (b) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that materially impairs the ability of Parent and Merger Sub to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of consummation of the Merger, to the approval of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) any material Contract to which Parent or Merger Sub is a party by which Parent, Merger Sub or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b), any material Law or any rule or regulation of the New York Stock Exchange applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the HSR Act and any filings related to any other Required Antitrust Approvals, (ii) such filings and reports as required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iv) any filings required under the rules and regulations of the New York Stock Exchange and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened, against Parent, Merger Sub or any of their respective Subsidiaries challenging the validity or propriety of the Merger or the other transactions contemplated by this Agreement, which, if adversely determined, would have or reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5 Certain Information. None of the information supplied or to be supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first published, distributed or disseminated to the Company’s stockholders, at the time of any amendments or supplements thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Company specifically for inclusion or incorporation by reference therein.

Section 4.6 Brokers. No broker, investment banker, financial advisor or other Person, other than Barclays Capital Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.7 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

Section 4.8 Funds. As of the date hereof Parent has, and as of the Closing Date, Parent will have, sufficient funds available to consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions contemplated hereby.

Section 4.9 Non-Reliance.

(a) Parent and Merger Sub hereby acknowledge and agree (each for itself and on behalf of its respective Affiliates and Representatives) that, except for the representations and warranties of the Company expressly set forth in Article III and Section 5.8(b) of this Agreement, and the representations and warranties of the Company stockholders set forth in Section 5 of the Voting Agreement, (i) neither the Company, any of its Subsidiaries nor any of their respective Affiliates or Representatives (or any other Person acting or purporting to act on behalf of any of the foregoing) makes, or has made, any representation or warranty (whether express or implied) relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement and the transactions contemplated by this Agreement, including as to the accuracy or completeness of any such information, and none of Parent, Merger Sub or any of their respective Affiliates or Representatives is relying on any representation or warranty except for those representations and warranties of the Company expressly set forth in Article III and Section 5.8 of this Agreement, and the representations and warranties of the Company stockholders set forth in Section 5 of the Voting Agreement, (ii) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated by this Agreement, and if made, such representation or warranty has not been and may not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company or any of its Subsidiaries (or any other Person) and (iii) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives by the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives (or any other Person acting or purporting to act on behalf of any of the foregoing), including any materials or information made available in the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is expressly the subject of any express representation or warranty of the Company set forth in Article III or Section 5.8(b) hereof. Notwithstanding the foregoing, nothing set forth herein shall limit or otherwise impair the rights of Parent or Merger Sub under this Agreement or applicable Law arising out of fraud.

(b) Except for the representations and warranties of Parent and Merger Sub expressly set forth in this Article IV, (i) neither Parent, Merger Sub nor any of their Subsidiaries nor any of their respective Affiliates or Representatives (or any other Person acting or purporting to act on behalf of any of the foregoing) makes, or has made, any representation or warranty (whether express or implied) relating to Parent, Merger Subs, their Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any such information, and (ii) no Person has been authorized by Parent, Merger Sub or any of their Subsidiaries to make any representation or warranty relating to Parent, Merger Sub or their Subsidiaries or any of their businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent or as otherwise specifically required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Letter or as specifically required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries, without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed, with respect to the actions contemplated by subsection (i), (k), (q) (but solely with respect to employees below the vice-president level), (u), or (v) (solely with respect to the foregoing subsections), to:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to its parent (provided, that the Company and its Subsidiaries shall not repatriate any material amount of cash as a dividend from Subsidiaries outside of the United States outside the ordinary course of business consistent with past practice), (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Shares, including pursuant to Contracts as in effect on the date hereof (other than the issuance of Shares upon the exercise of Company Stock Options, the settlement of Company RSUs outstanding on the Measurement Date, or the purchase of Shares upon the exercise of purchase rights under the Company ESPP, in all cases, in accordance with their terms as in effect on such date or granted in accordance with this Section 5.1 or with the consent of Parent);

(c) amend or otherwise change, or authorize or propose to amend or otherwise change, its certificate of incorporation or by-laws (or similar organizational documents);

(d) directly or indirectly acquire or agree to acquire from any third Person (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof, with a value of $2,000,000 or more individually or $6,000,000 or more in the aggregate or (ii) any assets that are otherwise material to the Company and its Subsidiaries, other than (x) inventory, supplies or raw materials acquired in the ordinary course of business consistent with past practice and (y) any capital expenditures or authorizations or commitments with respect thereto which would not require Parent consent under subsection (h) below;

(e) directly or indirectly sell, lease, license, sell and leaseback, abandon, allow to lapse, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part to any third Person of any of its properties, assets or rights or any interest therein, except (x) sales of inventory, professional services or Company Products or the non-exclusive license of Intellectual Property Rights in the ordinary course of business consistent with past practice or (y) assets with a value of less than $500,000 individually or in a series of related transactions, or $2,000,000 in the aggregate;

(f) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g) (i) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness owed to a third Person, or amend, modify or refinance any Indebtedness owed to a third Person or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(h) incur or commit to incur any capital expenditures or authorizations or commitments with respect thereto that in the aggregate are in excess of $1,000,000 individually or $5,000,000 in the aggregate per fiscal quarter;

(i) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than (x) the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date hereof (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or (y) compromises, settlements or agreements to settle any Action which would not require Parent consent pursuant to subsection (k) below, or (ii) cancel any material Indebtedness owed to the Company or any of its Subsidiaries;

(j) (i) modify, amend, terminate, cancel, waive any material right under or extend any Material Contract or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract, in each case excluding any Contract which would constitute a Material Contract under subsections (ii), (iv), (v), (vii), (ix), (x), and (xi) of Section 3.16(a);

(k) commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $1,000,000 individually or $5,000,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(l) change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or (other than as required by GAAP for any assets which are required to be marked-to-market on a periodic basis) revalue any of its material assets;

(m) settle or compromise any liability for Taxes; file any amended Tax Return or claim for Tax refund; make, revoke or modify any Tax election; file any Tax Return other than on a basis consistent with past practice; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; grant any power of attorney with respect to Taxes; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax holiday or any closing or other similar agreement; or change any method of accounting for Tax purposes;

(n) change its fiscal year;

(o) except as required to comply with any applicable Law or any Company Plan in effect as of the date hereof: (i) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, other than increases or non-equity payments made to employees at the level of below vice president in the ordinary course of business and consistent with past practice, (ii) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, other than severance or termination payments equal to no more than two weeks of base salary or other base rate of pay, as applicable, that are made to employees at the level of below vice president who are not otherwise covered by the terms of a pre-existing written severance plan, arrangement, policy or agreement upon their termination of employment in the ordinary course of business and consistent with past practice, (iii) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder), (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan or other Contract, other than as may be permitted under subsection (i) through (v) of this Section 5.1(o) or (vi) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as may be permitted under subsection (i) through (v) of this Section 5.1(o);

(p) (i) hire employees at the vice-president level or higher or (ii) other than in the ordinary course of business consistent with past practice, any other employees;

(q) terminate any employees of the Company or its Subsidiaries or otherwise cause any employees of the Company or its Subsidiaries to resign, in each case other than (i) in the ordinary course of business consistent with past practice or (ii) for cause or poor performance (documented in accordance with the Company’s past practices);

(r) fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect;

(s) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement (including any Contract described in Section 3.16(a)(ii)) that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(t) enter into any new line of business outside of its existing business, other than pursuant to the product roadmap previously delivered or made available to Parent (provided, that for the avoidance of doubt such roadmap shall not serve as an exception or otherwise qualify any covenant or obligation of the Company under this Section 5.1, other than this paragraph (t));

(u) enter into any new lease or amend the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $125,000, other than renewals of existing leases entered into in the ordinary course of business; or

(v) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 5.2 No Solicitation; Recommendation of the Merger.

(a) The Company shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of the Company or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to any Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, other than with respect to Parent, and the respective Representatives of Parent, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition

Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (B) exercise Contractual rights, if any, to request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal to any Person since January 1, 2013 and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (1) the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 5.2(a), (3) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (x) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to the Company than, those set forth in the Confidentiality Agreement (including the “standstill” provisions contained therein) (an “Acceptable Confidentiality Agreement”); provided, that (I) the Company shall provide Parent a non-redacted copy of each confidentiality agreement the Company has executed in accordance with this Section 5.2 and (II) that any non-public information provided to any such Person shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person, and (y) participate in discussions and negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal. The Company shall not provide (and shall not permit any of its Representatives to provide) any commercially or competitively sensitive non-public information in connection with the actions permitted by this Section 5.2(a), except in accordance with “clean room” or other similar procedures that are consistent in all material respects (including with respect to the scope of information restricted thereby) with the Company’s practices in dealing with the disclosures of such information to Parent and its Representatives in connection with the negotiation of this Agreement and the transactions contemplated thereby.

(b) Neither the Company Board nor any committee thereof shall:

(i) (A) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub) the recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (B) recommend or otherwise declare advisable the approval by the Company stockholders of any Acquisition Proposal, or (C) resolve, agree or propose to take any such actions (each such action set forth in this Section 5.2(b)(i) being referred to herein as an “Adverse Recommendation Change”); or

(ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (each, an “Alternative Acquisition Agreement”), except for an Acceptable Confidentiality Agreement, or resolve, agree or propose to take any such actions.

Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 5.2(b), (x) make an Adverse Recommendation Change in response to either (I) a Superior Proposal or (II) an Intervening Event, or (y) solely in response to a Superior Proposal received after the date hereof that was unsolicited and did not otherwise result from a breach of Section 5.2(a), cause the Company to terminate this Agreement in accordance with Section 7.1(d)(ii) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not make an Adverse Recommendation Change in response to a Superior Proposal or terminate this Agreement pursuant to Section 7.1(d)(ii) unless:

(A) the Company notifies Parent in writing at least five Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new two calendar day period); and

(B) if Parent makes an offer or proposal capable of being accepted by the Company as a binding agreement during such five Business Day (or two calendar day, as applicable) period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as offered or proposed by Parent, determines in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law;

provided, further, that the Company Board may not make an Adverse Recommendation Change in response to an Intervening Event unless:

(1) the Company provides Parent with written information describing such Intervening Event in reasonable detail;

(2) the Company notifies Parent in writing at least five Business Days before making an Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifies the reasons therefor; and

(3) if Parent makes an offer or proposal capable of being accepted by the Company as a binding agreement during such five Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as offered or proposed by Parent, determines in good faith (after consultation with outside counsel) that the failure to make such Adverse Recommendation Change would result in a breach of its fiduciary obligations to the stockholders of the Company under applicable Law.

During the five Business Day period (or two calendar day period, as applicable) prior to its effecting an Adverse Recommendation Change or terminating this Agreement as referred to above, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement offered or proposed by Parent. Notwithstanding anything to the contrary contained herein, neither the Company nor any Company Subsidiary shall enter into any Alternative Acquisition Agreement (except an Acceptable Confidentiality Agreement) unless this Agreement has been terminated in accordance with its terms (including the payment of the Termination Fee pursuant to Section 7.3(b), if applicable).

(c) In addition to the obligations of the Company set forth in Section 5.2(a) and Section 5.2(b), the Company promptly (and in any event within twenty-four hours of receipt) shall advise Parent in writing (including, for this purpose, via electronic mail) in the event the Company or any of its Subsidiaries or Representatives receives (i) any indication by any Person that it is considering making an Acquisition Proposal,

(ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or (iii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall keep Parent reasonably informed in writing (including, for this purpose, via electronic mail) in all material respects on a timely basis of the status and details (including, within twenty-four hours after the occurrence of any amendment or modification to any Acquisition Proposal) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, the Company shall promptly (and in any event within twenty-four hours) notify Parent in writing (including, for this purpose, via electronic mail) if it determines to begin providing information or to begin engaging in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.2(a) or Section 5.2(b) and shall in no event begin providing such information or begin engaging in such discussions or negotiations prior to providing such notice. The Company shall provide Parent with at least twenty-four hours prior notice (or such shorter notice as may be provided to the Company Board) of a meeting of the Company Board at which the Company Board is reasonably expected to consider an Acquisition Proposal.

(d) The Company agrees that any violation of the restrictions set forth in this Section 5.2 by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company.

(e) The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 5.2.

(f) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 7.1(d)(ii).

(g) Nothing contained in Section 5.2(a) shall prohibit the Company from taking and disclosing a position contemplated by Rule 14e–2(a), Rule 14d–9 or Item 1012(a) of Regulation M–A promulgated under the Exchange Act; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d–9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 7.1(c)(ii)) unless the Company Board expressly reaffirms its recommendation to the Company’s stockholders in favor of the approval of this Agreement and the Merger in such disclosure and expressly rejects any applicable Acquisition Proposal.

(h) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase or license, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction, or otherwise, of (A) assets or businesses of the Company and its Subsidiaries that generate 15% or more of the net revenues or net income (for the twelve-month period ending on the last day of the Company’s most recently completed fiscal quarter) or that represent 15% or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) 15% or more of any class of capital stock, other equity securities or voting power of the Company or any resulting parent company of the Company, or (C) 15% or more of any class of capital stock, other equity securities or voting power of any one or more of its Subsidiaries which collectively generate 15% or more of the net revenues or net income (for the twelve-month period ending on the last day of the Company’s most recently completed fiscal quarter) or collectively hold 15% or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than the Merger and other transactions contemplated by this Agreement.

(ii) “Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal that is fully financed or has fully committed financing, that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal (including the likelihood that the transaction contemplated thereby will be completed on the terms proposed on a timely basis) and the Person making the proposal, is more favorable to the stockholders of the Company from a financial point of view than the Merger (including any adjustment to the terms and conditions proposed by Parent in response to such proposal); provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” shall be deemed to be references to “50%”; and

(iii) “Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to the Company Board prior to the date of this Agreement, which event or circumstance, or any material consequence thereof, becomes known to the Company Board prior to the receipt of the Company Stockholder Approval and does not relate to an Acquisition Proposal.

Section 5.3 Preparation of Proxy Statement; Stockholders’ Meeting.

(a) As promptly as practicable after the date of this Agreement, the Company shall (i) prepare and file a Proxy Statement with the SEC in preliminary form as required by the Exchange Act (in any event no later than fifteen calendar days after the date hereof) and (ii) set a preliminary record date for the Company Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. The Company shall consult with Parent in good faith regarding the foregoing. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof. The Company shall obtain and furnish the information required to be included in the Proxy Statement, shall provide Parent and Merger Sub with any comments that may be received from the SEC or its staff with respect thereto, shall respond promptly to any such comments made by the SEC or its staff with respect to the Proxy Statement, and shall cause the Proxy Statement in definitive form to be mailed to the Company’s stockholders at the earliest practicable date. If at any time prior to obtaining the Company Stockholder Approval, any information relating to the Merger, the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, disseminate such amendment or supplement to the stockholders of the Company. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall give Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such document or response and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

(b) As promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, the Company shall duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith (and such Company Stockholders Meeting shall in any event be no later than forty-five calendar days after (i) the tenth calendar day after the preliminary Proxy Statement therefor has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Proxy Statement or (ii) if the SEC has, by the tenth calendar day after the preliminary Proxy Statement therefor has been filed with the SEC, informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement). The Company may postpone or adjourn the Company Stockholders Meeting solely (i) with the consent of Parent; (ii)(A) due to the absence of a quorum or (B) if the Company has not received proxies representing a sufficient number of Shares for the Company Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; provided, that the Company may not postpone or adjourn the Company Stockholders Meeting more than a total of two times pursuant to the preceding clause (ii)(A) and/or clause (ii)(B); or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting. Notwithstanding the foregoing, the Company shall, at the request of Parent, to the extent permitted by Law, adjourn the Company Stockholders Meeting to a date specified by Parent for the absence of a quorum or if the Company has not received proxies representing a sufficient number of Shares for the Company Stockholder Approval; provided, that the Company shall not be required to adjourn the Company Stockholders Meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding ten Business Days or for any period that would require the Company to select a different record date for the Company Stockholders Meeting, provided, further, that Parent shall not be entitled to exercise the foregoing right to cause the adjournment of the Company Stockholders Meeting if the Company has previously exercised the right to adjourn such meeting contained in clause (ii)(A) or clause (ii)(B) of the prior sentence. Except in the case of an Adverse Recommendation Change specifically permitted by Section 5.2(b), the Company, through the Company Board, shall (i) recommend to its stockholders that they adopt this Agreement and the transactions contemplated hereby and (ii) include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that (x) except in the event of an Adverse Recommendation Change specifically permitted by Section 5.2(b), the Company shall use its reasonable best efforts to solicit proxies to obtain the Company Stockholder Approval and (y) its obligations pursuant to this Section 5.3(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal or the occurrence of any Adverse Recommendation Change.

Section 5.4 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties (subject to the Company’s and its Subsidiaries’ reasonable security measures but excluding the right to perform any invasive testing or sampling) assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the work papers of its auditors); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would contravene applicable Law or would cause the waiver of any legal privilege, provided, that the parties will cooperate and use reasonable best efforts to find a way to allow diligence of such information in a manner that would not contravene such law or cause such waiver of a legal privilege. All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Parent and the Company dated as of October 2, 2014 (the “Confidentiality Agreement”). No investigation pursuant to this Section 5.4 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.5 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, and no later than ten (10) days following the date of this Agreement in the case of filings under the HSR Act, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract, and (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and make all reasonable best efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, including filings under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice or as are required to obtain any other Required Antitrust Approvals; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Parent and the Company shall each have the right to review in advance, and to the extent practicable, each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.

(b) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or any of its Affiliates be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Parent or any of its Affiliates or, assuming the consummation of the Merger, the Surviving Corporation or any of its Affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares) or (iii) enter into any agreement that in any way limits the ownership or operation of any business of Parent, the Company, the Surviving Corporation or any of their respective Affiliates.

(c) The Company shall take all actions to comply with its obligations under Section  5.5(c) of the Company Disclosure Letter.

Section 5.6 Takeover Laws. The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.7 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby or (d) any change, condition or event occurring after the date hereof (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any manner that could reasonably be expected to cause the conditions set forth in Section 6.2(a) or Section 6.3(a), as the case may be, not to be satisfied or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any condition set forth in Article VI) to be complied with or satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.8 Indemnification, Exculpation and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, exculpation and advancement of expenses existing in favor of the current or former directors and officers of the Company and each Subsidiary of the Company as provided in the Company Charter or Company Bylaws (and comparable governing documents of the Subsidiaries of the Company that have been delivered and made available to Parent prior to the date hereof) as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time shall be assumed and performed by the Surviving Corporation and shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law.

(b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided, that Parent may (i) substitute therefor policies of an insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date hereof or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); and provided, further, that in no event shall Parent or the Company be required to pay annual premiums for insurance under this Section 5.8(b) in excess of 150% of the amount of the annual premiums paid by the Company for fiscal year 2014 for such purpose (which fiscal year 2014 premiums are hereby represented and warranted by the Company to be as set forth in Section 5.8(b) of the Company Disclosure Letter), it being understood that Parent shall nevertheless be obligated to provide as much coverage as may be obtained for such 150% amount. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the Company’s directors’ and officers’ liability insurance for acts or omissions occurring prior to the Effective Time, provided, that the aggregate cost for such “tail” policy shall not exceed 250% of the amount of the annual premiums paid by the Company for fiscal year 2014 for such purpose. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of the Surviving Corporation (and Parent) under the first sentence of this Section 5.8(b) for so long as such “tail” policy shall be maintained in full force and effect (subject to the proviso in the preceding sentence).

(c) In the event that Parent, the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any

Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 5.8.

(d) The provisions of this Section 5.8 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

Section 5.9 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company and/or its officers or directors relating to the Merger or any of the other transactions contemplated by this Agreement. The Company shall not enter into any settlement agreement in respect of any stockholder litigation against the Company and/or its directors or officers relating to the Merger or any of the other transactions contemplated hereby without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.10 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NASDAQ Global Select Market (“NASDAQ”) to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

Section 5.11 Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except (x) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system and (y)  in connection with any Adverse Recommendation Change.

Section 5.12 Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Resignations. Prior to the Effective Time, the Company shall cause each member of the Company Board to execute and deliver a letter effectuating his or her resignation as a director of the Company Board effective immediately prior to the Effective Time. If and to the extent requested by Parent, the Company will obtain and provide, prior to the Effective Time, letters of resignation from all officers, directors, managers and persons of similar responsibilities at the Company and each of its Subsidiaries and controlled Affiliates.

Section 5.14 Employee Matters.

(a) The Company shall terminate, effective as of the day immediately preceding the date the Company becomes a member of the same controlled group of corporations (as defined in Section 414(b) of the Code) as Parent, any and all 401(k) plans maintained by the Company or any of its Subsidiaries. The Company shall provide Parent evidence that the 401(k) plan(s) of the Company and its Subsidiaries have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable. The form and substance of such resolutions shall be substantially in the form contained in Schedule 5.14(a), and any material modifications to such form shall be subject to the review and approval of Parent. The Company shall also take such other actions in furtherance of terminating any such 401(k) Plans as Parent may reasonably request.

(b) From and after the Effective Time, Parent shall permit all employees of the Company or its Subsidiaries who remain employees of Parent or any Subsidiary of Parent (“Continuing Employees”) to participate in the benefit programs of Parent or the Subsidiary to the same extent as similarly situated employees of Parent or the Subsidiary. In the U.S., such employees who become employees of Parent shall be given credit for all service with the Company or its U.S. Subsidiaries solely for the purposes of determining their rate of vacation accrual under Parent’s standard vacation program; service credit for all other purposes shall begin at the Effective Time. Outside the U.S., such employees who become employees of a Subsidiary of Parent shall be given credit for service with the Company or its Subsidiaries solely as required by applicable Law. From and after the Effective Time, Parent shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any U.S. group health plans of Parent or its Subsidiaries to be waived with respect to the Continuing Employees and their eligible dependents and (ii) give each of the Continuing Employees in the U.S. credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out of pocket limits for expenses incurred prior to the Effective Time for which payment has been made. Unused vacation days accrued by U.S. Continuing Employees under the plans and policies of the Company and its Subsidiaries shall carry over to Parent or the Surviving Corporation to the extent administratively practicable, and each such Continuing Employee shall be paid by the Company in cash for any accrued and unused vacation days that Parent determines are not administratively practicable to carry over.

(c) Section 5.14(b) shall not operate to duplicate any benefit provided to any employee, require Parent to continue in effect any specific Company employee benefit plan or Parent employee benefit plan, or prohibit the termination of any specific employee, following the Effective Time. Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of Parent, the Company or any of their respective affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

(d) For the period commencing at the Effective Time and ending on the first anniversary thereof, Parent shall, and shall cause its Subsidiaries to, honor in accordance with their terms as in effect immediately prior to the Effective Time, all existing employment, change of control, severance and retention arrangements between the Company or any of its Subsidiaries, on the one hand, and any current or former employee, director or consultant of the Company or any of its Subsidiaries, on the other hand (including, for avoidance of doubt, any non-Continuing Employee whose employment is terminated prior to the Effective Time); provided, however, that nothing in this Agreement shall prohibit Parent or its Subsidiaries from terminating the employment of any Continuing Employee or amending or terminating any such plans or agreements, so long as such amendment or termination complies with the terms of any such plans or agreements, including specifically obtaining any necessary or required consents.

(e) The Company shall terminate any and all group severance, separation, deferred compensation or salary continuation plans, programs, policies or arrangements (other than as described or disclosed in Section 5.14(d) above) maintained by the Company or any of its Subsidiaries, effective in each case no later than the day immediately preceding the Effective Time, subject to applicable Law. The Company shall provide Parent evidence that such plans have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable (the form and substance of which resolutions shall be subject to review and approval of Parent).

(f) This Section 5.14 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.14, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.14.

Section 5.15 Tax Certificate. The Company shall use reasonable best efforts to deliver to Parent at the Closing Date a properly executed Foreign Investment and Real Property Tax Act of 1980 notification letter which states that the Shares do not constitute “United States real property interests” under Section 897(c) of the Code for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3), and a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section  1.897-2(h)(2), each in substantially the form of Exhibit B hereto.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) HSR Act; Antitrust. The Required Antitrust Approvals pursuant to the HSR Act and the Antitrust Laws of the countries set forth on Annex A to the Company Disclosure Letter shall have been obtained, waived or made, as applicable, and the respective waiting periods required in connection with such Required Antitrust Approvals shall have expired or been terminated.

(c) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger.

Section 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 3.1(a) and Section 3.1(c), Section 3.4, Section 3.5(a)(i), Section 3.9(b), Section 3.16(a)(x), Section 3.21, Section 3.22, Section 3.27 and Section 3.28 shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (ii) each of the representations and warranties of the Company set forth in Section 3.2 shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies which (A) would not increase the aggregate Merger Consideration payable in the Merger by more than a de minimis amount and (B) are otherwise not material; (iii) each of the representations and warranties of the Company set forth in Section 3.3 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (iv) each of the remaining representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all materiality and Material Adverse Effect qualifications contained in such representations and warranties) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for any failure to be so true and correct which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(e).

(d) No Litigation. There shall not be pending any Action by any Governmental Entity that seeks, directly or indirectly, to (i) challenge or make illegal or otherwise prohibit or materially delay the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, or to make materially more costly the Merger, or to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (ii) to prohibit or limit the ownership, operation or control by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries or (iii) to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of the Company.

(e) Absence of Material Adverse Effect. Since the date of this Agreement there shall not have occurred and be continuing any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 6.3 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all materiality and Parent Material Adverse Effect qualifications contained in such representations and warranties) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date, except (i) for any failure to be so true and correct which would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect, and (ii) for such representations and warranties that expressly relate to an earlier date, in which case as of such earlier date.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before February 28, 2016 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.2 or Section 5.3(b), as to which Section 7.1(c)(ii)(D) will apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement such that Section 6.3(a) or Section 6.3(b) would not be satisfied; or

(ii) if (A) an Adverse Recommendation Change shall have occurred, (B) the Company shall, within ten Business Days of a tender or exchange offer relating to an Acquisition Proposal (whether or not a Superior Proposal) having been commenced, fail to publicly recommend against such tender or exchange offer, (C) the Company shall have failed to publicly reaffirm its recommendation of the Merger after any Acquisition Proposal or any material modification thereto is first commenced, publicly announced, distributed or disseminated to the Company’s stockholders, within ten Business Days after a written request to do so by Parent, or (D) the Company shall have materially breached Section 5.2 or Section 5.3(b) or failed to perform any of its obligations set forth in Section 5.2 or Section 5.3(b) in any material respect;

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement such that Section 6.2(a) or Section 6.2(b) would not be satisfied; or

(ii) at any time prior to obtaining the Company Stockholder Approval, in order to accept a Superior Proposal in accordance with Section 5.2(b); provided, that the Company shall have (A) simultaneously with or immediately following such termination entered into the associated Alternative Acquisition Agreement, (B) otherwise complied with all provisions of Section 5.2(b), including the notice provisions thereof, with respect to such Superior Proposal and (C) paid the amounts due pursuant to Section 7.3(b).

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.

Section 7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, provided, that:

(a) the Confidentiality Agreement and the provisions of Section 5.11 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (No Third Party Beneficiaries), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Specific Performance), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial) and Section 8.16 (No Presumption Against Drafting Party) shall survive the termination hereof;

(b) the Company may have liability as provided in Section 7.3; and

(c) subject to the last proviso of Section 7.3(b), no such termination shall relieve any party from any liability or damages resulting from a material breach of any of its covenants or agreements set forth in this Agreement or fraud, with respect to which the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) (A) an Acquisition Proposal is made directly to the Company’s stockholders or is otherwise publicly disclosed or otherwise communicated to senior management of the Company or the Company Board (and such Acquisition Proposal shall not have been publicly withdrawn without qualification (I) on or prior to the tenth Business Day prior to the date of the Company Stockholders Meeting, with respect to termination pursuant to Section 7.1(b)(iii) and (II) on or prior to the 75th calendar day following the date such Acquisition Proposal has been made, with respect to any termination pursuant to Section 7.1(b)(i)), (B) this Agreement is terminated by the Company or Parent pursuant to (x) Section 7.1(b)(i), but solely if such termination under this clause (x) occurs prior to the receipt of the Company Stockholder Approval or (y) Section 7.1(b)(iii), and (C) within 12 months after the date of such termination, the Company enters into an agreement in respect of any Acquisition Proposal, or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of the foregoing clause (A) and this clause (C), each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”);

(ii) (A) an Acquisition Proposal is made directly to the Company’s stockholders or is otherwise publicly disclosed or otherwise communicated to senior management of the Company or the Company Board (and such Acquisition Proposal shall not have been publicly withdrawn without qualification prior to the event giving rise to the termination right), (B) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) as a result of an intentional breach of a covenant or agreement occurring after the event described in clause (A), and (C) within 12 months after the date of such termination, the Company enters into an agreement in respect of any Acquisition Proposal, or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of the foregoing clause (A) and this clause (C), each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”);

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii); or

(iv) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii);

then, in any such event, the Company shall pay to Parent a fee of $90,000,000 (the “Termination Fee”), it being understood that in no event shall the Company be required to pay the Termination Fee to Parent on more than one occasion; provided, that the payment by the Company of the Termination Fee pursuant to this Section 7.3 shall not relieve the Company from any liability or damage resulting from a material breach of any of its covenants or agreements set forth in this Agreement or fraud; provided, further, that, notwithstanding the foregoing, if Parent accepts payment from the Company of the Termination Fee in connection with a termination pursuant to Section 7.1(c)(ii)(D), none of the Company, its Subsidiaries, their respective Affiliates, and the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereunder (whether or not relating to or arising out of any material breach of this Agreement or of fraud).

(c) Payment of the Termination Fee shall be made by wire transfer of same day funds to the accounts designated by Parent (i) on the earliest of the execution of a definitive agreement with respect to, submission to the stockholders of, or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 7.3(b)(i) or Section 7.3(b)(ii), (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by Parent pursuant to Section 7.1(c)(ii), or (iii) simultaneously with, and as a condition to the effectiveness of, termination, in the case of a termination by the Company pursuant to Section 7.1(d)(ii).

(d) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 7.3, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, or (b) on confirmed receipt if delivered by mail or delivery service. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent, Merger Sub or the Surviving Corporation, to:

Hewlett-Packard Company

3000 Hanover Street

Palo Alto, California 94304

Attention: General Counsel

Facsimile: (650) 857-2012

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1881 Page Mill Road

Palo Alto, CA 94304-1211

Attention: Russell C. Hansen, Esq.; Eduardo Gallardo, Esq.

Facsimile: (650) 849-5083; (212) 351-5245

E-mail: RHansen@gibsondunn.com;

EGallardo@gibsondunn.com

(ii) if to Company, to:

Aruba Networks, Inc.

1344 Crossman Avenue

Sunnyvale, CA 94089-1113

Attention: General Counsel

Facsimile: (408) 541-1361

E-mail: generalcounsel@arubanetworks.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati P.C.

One Market Plaza, Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Mike Ringler

Facsimile: (415) 947-2099

E-mail: mringler@wsgr.com

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b) “Antitrust Laws” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and the Laws of any other jurisdiction that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or which prescribe requirements or procedures for the review by a Governmental Entity of competition-related aspects of mergers or acquisitions;

(c) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City, New York or San Francisco, California are authorized or required by applicable Law to be closed for the entire day;

(d) “Contract” means any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other legally binding contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto);

(e) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(f) “Designated Filings” means the Annual Report on Form 10-K of the Company for the fiscal year ended July 31, 2014, the Quarterly Report on Form 10-Q of the Company for the fiscal quarter ending October 31, 2014, the Current Reports on Form 8-K of the Company filed since July 31, 2014 and prior to the date hereof, and the proxy statement for the 2014 annual meeting of the Company’s stockholders;

(g) “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, and (v) all guarantees and all arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person;

(h) “Knowledge” of (i) the Company means the actual knowledge, after due inquiry, of the individuals listed in Schedule 8.3(h) attached hereto and (ii) Parent means the actual knowledge, after due inquiry, of any executive officer of Parent;

(i) “Liens” mean any pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership), other than licenses of Company Intellectual Property Rights;

(j) “Parent Common Stock” means the common stock, par value $0.01 per share, of Parent;

(k) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(l) “Proposed Spin-Off” means the proposed spin-off by Parent of a separate publicly traded entity (the “Spun-Off Entity”) as described in Parent’s press release dated October 6, 2014;

(m) “Required Antitrust Approvals” shall mean any required filings, consents, approvals and actions required to be made or obtained or advance ruling certificate or no-action letter required to obtain an exemption from such filings, consents, approvals or actions pursuant to (i) the HSR Act and (ii) any other Antitrust Law in order to consummate the transactions contemplated by this Agreement;

(n) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;

(o) “Tax Authority” means any Governmental Entity or any subdivision, agency, commission or authority thereof responsible for the imposition, administration, interpretation or collection of any Tax;

(p) “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof;

(q) “Taxes” means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person; and

(r) “third Person” shall mean any Person other than the Company and any of its Subsidiaries and/or Parent and any of its Subsidiaries.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall” and vice versa. References to days mean calendar days unless otherwise specified. The term “made available” shall include any information or materials contained in the electronic data room hosted by “RR Donnelley” (including the segregated “clean room” portion thereof) as of two calendar days prior to the date hereof.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Confidentiality Agreement and the Voting Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6 No Third Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 5.8.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii)  this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent and Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement (a) to Parent or any of its Affiliates at any time, in which case all references herein to Parent or Merger Sub shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to Parent or Merger Sub as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such assignment or (b) after the Effective Time, to any Person, provided, that Parent and Merger Sub shall remain liable for their obligations under this Agreement from and after such assignment.

Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns; provided, that notwithstanding anything to the contrary in this Agreement, if upon completion of the Proposed Spin-Off, this Agreement is assigned to the Spun-Off Entity, then this Agreement shall no longer be binding upon or inure to the benefit of Parent.

Section 8.10 Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.15 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.16 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HEWLETT-PACKARD COMPANY

By:	/s/ Rishi Varma
	Name:	Rishi Varma
	Title:	Senior Vice President, Deputy General Counsel, and Assistant Secretary

ASPEN ACQUISITION SUB, INC.

By:	/s/ Rishi Varma
	Name:	Rishi Varma
	Title:	President and Secretary

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ARUBA NETWORKS, INC.

By:	/s/ Dominic P. Orr
Name: Dominic P. Orr Title: Chief Executive Officer

Signature Page to Merger Agreement

Annex B

March 1, 2015

Board of Directors

Aruba Networks, Inc.

1344 Crossman Ave.

Sunnyvale, CA 94089

Members of the Board:

We understand that Aruba Networks, Inc. (the “Company”), Hewlett-Packard Company (“Parent”), and Aspen Acquisition Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of February 28, 2015 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent, and each outstanding share of common stock of the Company, par value $0.0001 per share (“Company Common Stock”), other than shares held in treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub or any of their respective subsidiaries, and shares as to which appraisal rights have been properly demanded, will be converted into the right to receive $24.67 in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Company Common Stock, other than Parent or any affiliates of Parent, (the “Holders”), pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed a draft, dated February 28, 2015, of the Merger Agreement (the “Draft Merger Agreement”), certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information prepared by management of the Company, including financial projections and operating data of the Company (collectively, the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Draft Merger Agreement, without any modification, waiver or delay. We also have assumed that the final executed Merger Agreement will not differ in any material respect from the Draft Merger Agreement reviewed by us. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions

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will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services payable upon rendering of this opinion. We will also receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Qatalyst or any of its affiliates and the Company or Parent pursuant to which compensation was received by Qatalyst or its affiliates; however, Qatalyst and/or its affiliates may in the future provide investment banking and other financial services to the Company or Parent and their respective affiliates for which we would expect to receive compensation.

Qatalyst provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how any Holder should vote with respect to the Merger or any other matter and does not in any manner address the price at which Company Common Stock will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the Holders pursuant to the Merger Agreement and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to such consideration.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the Holders pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

Yours faithfully,

QATALYST PARTNERS LP

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Annex C

APPRAISAL RIGHTS OF STOCKHOLDERS

DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

VOTING AGREEMENT

VOTING AGREEMENT, dated as of March 2, 2015 (this “Agreement”), among Hewlett-Packard Company, a Delaware corporation (“Parent”) and the stockholders of Aruba Networks, Inc., a Delaware corporation (the “Company”) listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently herewith, Parent, Aspen Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”);

WHEREAS, each Stockholder is the record and beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement whenever the term “beneficial owner” or “beneficially own” is used) of shares of common stock, par value $0.0001 per share, of the Company (“Shares”) as set forth on Schedule A hereto (with respect to each Stockholder, the “Owned Shares”; the Owned Shares and any additional Shares or other voting securities of the Company of which such Stockholder acquires record or beneficial ownership after the date hereof, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, such Stockholder’s “Covered Shares”);

WHEREAS, as a condition and inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent and the Stockholders are entering into this Agreement; and

WHEREAS, the Stockholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Merger Agreement if any Stockholder did not enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Stockholders hereby agree as follows:

1. Agreement to Vote. Prior to the Termination Date (as defined herein), each Stockholder irrevocably and unconditionally agrees that it shall at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of stockholders of the Company (a) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by the Company for written consent, if any and (b) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares (i) in favor of the Merger, the adoption of the Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated in the Merger Agreement and (ii) against

(A) any Acquisition Proposal, (B) any proposal for any recapitalization, reorganization, liquidation, dissolution, amalgamation, merger, sale of assets or other business combination between the Company and any other Person (other than the Merger), and (C) any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement or this Agreement (collectively, the “Covered Proposals”). Notwithstanding the foregoing, nothing in this Agreement shall require any Stockholder to vote or otherwise consent to any amendment to the Merger Agreement or the taking of any action that could result in the amendment, modification or a waiver of a provision therein, in any such case, in a manner that decreases the amount or changes the form of the Merger Consideration. Except as expressly set forth in this Section 1 with respect to Covered Proposals, Stockholders shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the stockholders of the Company.

2. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) EACH STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, PARENT, THE EXECUTIVE OFFICERS OF PARENT, AND ANY OTHER DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES AS INDICATED IN SECTION 1 WITH RESPECT TO COVERED PROPOSALS. EACH STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH STOCKHOLDER WITH RESPECT TO THE COVERED SHARES (THE STOCKHOLDER REPRESENTING TO THE COMPANY THAT ANY SUCH PROXY IS NOT IRREVOCABLE).

(b) The proxy granted in this Section 2 shall automatically expire upon the termination of this Agreement.

3. No Inconsistent Agreements. Each Stockholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Covered Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with such Stockholder’s obligations pursuant to this Agreement.

4. Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) written notice of termination of this Agreement by Parent to the Stockholders (such earliest date being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 8 and 12 to 26 shall survive the termination of this Agreement; provided further, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

5. Representations and Warranties of Stockholders. Each Stockholder, as to itself (severally and not jointly), hereby represents and warrants to Parent as follows:

(a) Such Stockholder is the record and beneficial owner of, and has good and valid title to, the Covered Shares, free and clear of Liens other than as created by this Agreement. Such Stockholder has sole voting power, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. As of the date hereof, other than the Owned Shares (and the equity awards relating thereto), such

Stockholder does not own beneficially or of record any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

(b) Each such Stockholder which is an entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; each such Stockholder who is a natural person has full legal power and capacity to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. The execution, delivery and performance of this Agreement by each such Stockholder which is an entity, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). If such Stockholder is married, and any of the Covered Shares of such Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Stockholder’s spouse and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) Except for the applicable requirements of the Exchange Act (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Stockholder for the execution, delivery and performance of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or violate, any provision of the organizational documents of any such Stockholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of such Stockholder pursuant to, any Contract to which such Stockholder is a party or by which such Stockholder or any property or asset of such Stockholder is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or any of such Stockholder’s properties or assets, in each case other than as would not restrict, prohibit or impair the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(d) There is no action, suit, investigation, complaint or other proceeding pending against any such Stockholder or, to the knowledge of such Stockholder, any other Person or, to the knowledge of such Stockholder, threatened against any Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(e) Except as provided in the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the

Merger Agreement or this Agreement based upon arrangements made by or on behalf of the Stockholder (in such Stockholder’s capacity as a stockholder of the Company and in no other capacity).

(f) Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties of such Stockholder contained herein.

6. Certain Covenants of Stockholder. Each Stockholder, for itself (severally and not jointly), hereby covenants and agrees as follows:

(a) Prior to the Termination Date, such Stockholder (solely in his, her or its capacity as a stockholder and in no other capacity) shall not, and shall not authorize or permit any of its Subsidiaries or Representatives, directly or indirectly, to:

(i) solicit, initiate, endorse, knowingly encourage or knowingly facilitate the making by any Person (other than the other parties to the Merger Agreement) of any Acquisition Proposal;

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, any Acquisition Proposal;

(iii) execute or enter into any Contract constituting or relating to any Acquisition Proposal, or approve or recommend or propose to approve or recommend any Acquisition Proposal or any Contract constituting or relating to any Acquisition Proposal (or authorize or resolve to agree to do any of the foregoing actions); or

(iv) make, or in any manner participate in a “solicitation” (as such term is used in the rules of the Securities and Exchange Commission (the “SEC”)) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of the Shares intending to facilitate any Acquisition Proposal or cause stockholders of the Company not to vote to approve the Merger or any other transaction contemplated by the Merger Agreement.

(b) Such Stockholder will immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any of the matters described in Section 6(a) above, to the extent such discussions or negotiations occurred in the capacity of the Stockholder as a stockholder and in no other capacity.

(c) Prior to the Termination Date, and except as contemplated hereby, such Stockholder shall not (i) tender into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively “Transfer”), or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of the Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (iv) knowingly take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement, in each case other than Permitted Transfers. Any Transfer in violation of this provision shall be void. Such Stockholder further agrees to authorize and request the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares and that this Agreement places limits on the voting of the Covered Shares, other than Permitted Transfers. If so requested by Parent, such Stockholder agrees that the certificates representing Covered Shares shall bear a legend stating that they are subject to this Agreement and to the irrevocable proxy granted in Section 2(a).

(d) Prior to the Termination Date, in the event that a Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Shares or other voting interests with respect to the Company, such Shares or voting interests shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, and the number of Shares held by such Stockholder set forth on Schedule A hereto will be deemed amended accordingly and such Shares or voting interests shall automatically become subject to the terms of this Agreement. Each Stockholder shall promptly notify Parent and the Company of any such event.

(e) “Permitted Transfers” shall mean any Transfer of securities (including any contract, option, agreement or other arrangement or understanding with respect thereto) (i) for the net settlement of Stockholder’s Company Stock Options (to pay the exercise price thereof and any tax withholding obligations), (ii) for the net settlement of Stockholder’s Company RSUs settled in Shares (to pay any tax withholding obligations), (iii) for the exercise of Stockholder’s Company Stock Options, to the extent such options would expire prior to the Effective Time, (iv) for the exercise of Stockholder’s Company Stock Options, or the receipt upon settlement of Stockholder’s Company RSUs, and the sale of a sufficient number of such Shares acquired upon exercise or settlement of such securities as would generate sales proceeds sufficient to pay the aggregate applicable exercise price of shares then exercised under such options and the taxes payable by Stockholder as a result of such exercise or settlement, (v) made as a bona fide gift to a charitable entity, (vi) to any family member or trust for the benefit of any family member, (vii) to any stockholder, member or partner of any Stockholder which is an entity, (viii) to any Affiliate of Stockholder, or (ix) to any person or entity if and to the extent required by any non-consensual legal order, by divorce decree or by will, intestacy or other similar Law, so long as, in the case of the foregoing clauses (vi), (vii), (viii) and (ix), the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder memorializing such agreement.

7. Stockholder Capacity. This Agreement is being entered into by each Stockholder solely in its capacity as a stockholder of the Company, and nothing in this Agreement shall restrict or limit the ability of any Stockholder who is a director or officer of the Company to take any action in his or her capacity as a director or officer of the Company. Any references to Subsidiaries, Affiliates or Representatives of Stockholder in this Agreement shall not be deemed to include the Company, its Subsidiaries or Affiliates, or their respective Representatives.

8. Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have under applicable Law.

9. Disclosure. Each Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement.

10. Further Assurances. From time to time, at the request of Parent and without further consideration, each Stockholder shall take such further action as may reasonably be deemed by Parent to be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

11. Non-Survival of Representations and Warranties. The representations and warranties of the Stockholders contained herein shall not survive the Termination Date.

12. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party and otherwise as expressly set forth herein.

13. Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) If to a Stockholder, to the address set forth opposite such Stockholder’s name on Schedule A hereto.

(ii) If to Parent:

Hewlett-Packard Company

3000 Hanover Street

Palo Alto, California 94304

Attention: General Counsel

Facsimile: 1-650-857-2012

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1881 Page Mill Road

Palo Alto, CA 94304-1211

Attention:  Russell C. Hansen, Esq.; Eduardo Gallardo, Esq.

Facsimile:  (650) 849-5083; (212) 351-5245

E-mail: RHansen@gibsondunn.com; EGallardo@gibsondunn.com

15. Entire Agreement. This Agreement, the Merger Agreement (including the Exhibits and Schedules thereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

16. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

17. Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

18. Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

19. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect Subsidiary of Parent; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

20. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

21. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

22. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

23. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party; provided, however, that if any of the Stockholders fail for any reason to execute this Agreement, then this Agreement shall become effective as to the other Stockholders who execute this Agreement.

24. Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

25. Confidentiality. The Stockholders agree (a) to hold any non-public information regarding this Agreement and the Merger in strict confidence and (b) except as required by law or legal process not to divulge any such non-public information to any third Person.

26. No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Parent and the Stockholders have caused to be executed or executed this Agreement as of the date first written above.

PARENT:

HEWLETT-PACKARD COMPANY

By:	/s/ Rishi Varma
	Name:	Rishi Varma
	Title:	Senior Vice President, Deputy General
Counsel, and Assistant Secretary

Signature Page to Voting Agreement

IN WITNESS WHEREOF, Parent and the Stockholders have caused to be executed or executed this Agreement as of the date first written above.

STOCKHOLDERS:

DOMINIC P. ORR

/s/ Dominic P. Orr

KEERTI MELKOTE

/s/ Keerti Melkote

Signature Page to Voting Agreement

IN WITNESS WHEREOF, Parent and the Stockholders have caused to be executed or executed this Agreement as of the date first written above.

SPOUSAL CONSENT: Dominic P. Orr: ☒ I am unmarried Spouse of Keerti Melkote: I acknowledge and consent to the foregoing:

/s/ Snehalatha Melkote

Name:	Snehalatha Melkote

Signature Page to Voting Agreement

Schedule A

Stockholder Name and Address	Common Stock	Vested and Unexercised Options	Unvested Options	Unvested Restricted Stock Units		Vested Market Stock Units	Unvested Market Stock Units		Total
Dominic P. Orr 1344 Crossman Ave. Sunnyvale, CA 94089	1,375,767	2,564,443	25,000	150,000	*	—	—		4,115,210
Keerti Melkote 1344 Crossman Ave. Sunnyvale, CA 94089	1,271,916	9,000	—	101,250	*	—	45,000	*	1,427,166

*	Assuming such units are earned or vest at their target amount, as applicable.

VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ARUBA NETWORKS, INC.
1344 CROSSMAN AVENUE Electronic Delivery of Future PROXY MATERIALS
SUNNYVALE, CA 94089-1113 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59
P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,
Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
vote FOR proposals 1, 2 and 3 For Against Abstain
1. To adopt the Agreement and Plan of Merger, dated as of March 2, 2015, by and among Hewlett-Packard Company, Aspen Acquisition
Sub, Inc., and Aruba Networks, Inc., as it may be amended from time to time (the “Merger Agreement”) and the transactions contemplated thereby.
2. To approve the adoption of any proposal to adjourn the Special Meeting to a later date or dates ifnecessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting.
3. To approve, by non-binding, advisory vote, compensation that will or may become payable by Aruba Networks, Inc. to its named executive officers in connection with the Merger.
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date
0000242007_1 R1.0.0.51160
For address change/comments, mark here.
(see reverse for instructions) Yes No
Please indicate if you plan to attend this meetin

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement/10K is/are available at www.proxyvote.com .
ARUBA NETWORKS, INC.
Special Meeting of Stockholders
This proxy is solicited by the Board of Directors
The undersigned(s) hereby appoint(s) MICHAEL M. GALVIN and AVA M. HAHN, or either of them, as the true and lawful attorneys-in-fact, agents and proxies (each of them with full power of substitution) to represent the undersigned(s) and to vote at the Special Meeting of Stockholders of Aruba Networks, Inc., to be held on May 1,
2015 at 9:00 a.m., Pacific time, at 1344 Crossman Avenue, Sunnyvale, California 94089, and any and all
adjournments, postponements or other delays thereof (the “Special Meeting”), in the manner directed, with respect to all shares of common stock of Aruba Networks, Inc. that the undersigned(s) is entitled to vote and in the discretion of the proxies on such other matters as may properly come before the Special Meeting.
This proxy is solicited by the Board of Directors of Aruba Networks, Inc. and will be voted as directed or, if no direction is indicated, will be voted “FOR” Proposals 1, 2 and 3.
The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3.
Address change/comments:
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Address change/comments:
reverse side